    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 1997
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                 CAPITAL TRUST
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                          6159,6162                          94-6181186
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                         605 THIRD AVENUE, 26TH FLOOR
                             NEW YORK, N.Y. 10016
                                (212) 655-0220
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                 JOHN R. KLOPP
                   VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 CAPITAL TRUST
                         605 THIRD AVENUE, 26TH FLOOR
                             NEW YORK, N.Y. 10016
                                (212) 655-0220
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                   COPIES TO

              THOMAS E. KRUGER, ESQ.                             KEITH L. KEARNEY, ESQ.
                BATTLE FOWLER LLP                                DAVIS POLK & WARDWELL
               75 EAST 55TH STREET                                450 LEXINGTON AVENUE
             NEW YORK, NEW YORK 10022                           NEW YORK, NEW YORK 10017
                  (212) 856-7000                                     (212) 450-4000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                              PROPOSED       PROPOSED
                                                AMOUNT        MAXIMUM        MAXIMUM       AMOUNT OF
            TITLE OF SECURITIES                 TO BE      OFFERING PRICE   AGGREGATE     REGISTRATION
             TO BE REGISTERED               REGISTERED(1)   PER SHARE(2)  OFFERING PRICE      FEE
------------------------------------------------------------------------------------------------------
Class A Common Shares of Beneficial
 Interest $1.00 par value.................    9,200,000        $10.31      $94,852,000     $28,743.03
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Includes 1,200,000 shares of Class A Common Shares issuable upon exercise of an over-allotment option granted by the Registrant to the Underwriters.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an
aggregate of       Class A Common Shares (the "U.S. Offering"). The second
prospectus relates to a concurrent offering outside the United States and
Canada of an aggregate of        Class A Common Shares (the "International
Offering" and, together with the U.S. Offering, the "Offering"). The prospectuses for each of the U.S. Offering and the International Offering will be identical with the exception of the alternate front cover page for the International Offering. Such alternate page appears in this Registration Statement immediately following the complete prospectus for the U.S. Offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR + +THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject To Completion)
Issued October 6, 1997

                                8,000,000 Shares

                                 Capital Trust
                  CLASS A COMMON SHARES OF BENEFICIAL INTEREST

                                  ----------

 OF THE  8,000,000 CLASS  A COMMON  SHARES OF  BENEFICIAL INTEREST,  $1.00 PAR
  VALUE, IN  CAPITAL TRUST  BEING OFFERED HEREBY,           SHARES  ARE BEING
   OFFERED  INITIALLY  IN   THE  UNITED  STATES  AND  CANADA   BY  THE  U.S.
    UNDERWRITERS  AND          SHARES ARE  BEING OFFERED INITIALLY  OUTSIDE
     THE UNITED  STATES AND CANADA BY THE INTERNATIONAL  UNDERWRITERS. ALL
      OF  THE CLASS A COMMON SHARES OFFERED HEREBY ARE BEING SOLD  BY THE
        COMPANY. THE CLASS A  COMMON SHARES ARE TRADED  ON THE NEW  YORK
         AND PACIFIC STOCK EXCHANGES UNDER THE SYMBOL "CT." ON OCTOBER
          2, 1997, THE REPORTED LAST SALE PRICE OF THE CLASS A COMMON
           SHARES  ON THE NEW  YORK STOCK  EXCHANGE WAS $10  1/4 PER
            SHARE.

                                  ----------

 SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR CERTAIN INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  ----------

THESE  SECURITIES  HAVE NOT  BEEN  APPROVED OR  DISAPPROVED BY  THE  SECURITIES
 AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON   THE  ACCURACY   OR  ADEQUACY   OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                              PRICE $     A SHARE

                                  ----------

                                                 UNDERWRITING
                                       PRICE TO DISCOUNTS AND  PROCEEDS TO
                                        PUBLIC  COMMISSIONS(1) COMPANY(2)
                                       -------- -------------- -----------
Per Share.............................   $           $             $
Total(3)..............................  $           $             $

-----
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  (2) Before deduction of expenses payable by the Company estimated at
      $             .

  (3) The Company has granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 1,200,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to
      Company will be $       , $        and $       , respectively. See
      "Underwriters."

                                  ----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about             , 1997 at the
offices of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  ----------

MORGAN STANLEY DEAN WITTER

                                MERRILL LYNCH & CO.

                                                        DEUTSCHE MORGAN GRENFELL

       , 1997

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON SHARES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING, AND MAY BID FOR, AND PURCHASE, CLASS A COMMON SHARES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               ----------------

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE CLASS A COMMON SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION OF SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ----------------

  For investors outside the United States: No action has been or will be taken in any jurisdiction by the Company or any Underwriter that would permit a public offering of the Class A Common Shares or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Class A Common Shares and the distribution of this Prospectus.

  In this Prospectus references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.
                               ----------------

                               TABLE OF CONTENTS

                                   PAGE
                                   ----
Prospectus Summary................   4
Risk Factors...................... 12
Use of Proceeds................... 19
Price Range of Class A Common
 Shares........................... 20
Dividend Policy................... 20
Capitalization.................... 21
Selected Financial Data........... 22
Unaudited Pro Forma Condensed
 Combined Financial Information... 23
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations........ 29
Business..........................  35

                                     PAGE
                                     ----
Management..........................  45
Principal Shareholders..............  53
Certain Transactions................  56
Description of Capital Shares.......  57
Shares Eligible for Future Sale.....  61
Certain Federal Income Tax
 Consequences to Non-United States
 Holders............................  62
Underwriters........................  65
Legal Matters.......................  68
Experts.............................  68
Additional Information..............  68
Index to Financial Statements....... F-1

                               ----------------

            CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The factors discussed under "Risk Factors," among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, including, without limitation, in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in filings by the Company with the Securities and Exchange Commission (the "Commission"), in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes (i) no exercise of the U.S. Underwriters' over-allotment option, and (ii) an offering
price of $    per share, which is the last sale price of the class A common shares of beneficial interest, $1.00 par value, in the Company (the "Class A
Common Shares"), reported on the New York Stock Exchange on October    , 1997
(the "Offering Price"). See "Underwriters." Unless the context otherwise requires, all references in this Prospectus to the Company include the Company, its subsidiaries and their respective predecessors. References to the "Offering" shall refer to the offering of the Class A Common Shares in the United States and Canada by the U.S. Underwriters and outside the United States and Canada by the International Underwriters.

                                  THE COMPANY

  Capital Trust (the "Company") is a recently recapitalized specialty finance company designed to take advantage of high-yielding lending and investment opportunities in commercial real estate. The Company makes investments in various types of income producing commercial real estate and its current investment program emphasizes senior and junior commercial mortgage loans, preferred equity investments, and subordinated interests in commercial mortgage-backed securities ("CMBS"). The Company believes that a majority of the investments to be held in its portfolio for the long-term will be structured so that the Company's investment is subordinate to third party first mortgage debt but senior to the real estate owner/operator's equity position. The Company anticipates that it will invest in a diverse array of real estate-related assets and enterprises, including real estate operating companies, that satisfy its investment criteria.

  In executing its business plan, the Company believes that it will be able to utilize the extensive real estate industry contacts and relationships of Equity Group Investments, Inc. ("EGI"). EGI is a private real estate and corporate investment firm controlled by Samuel Zell, who serves as chairman of the board of trustees of the Company. EGI's affiliates include Equity Office Properties Trust and Equity Residential Properties Trust, the largest U.S. real estate investment trusts operating in the office and multifamily residential sectors, respectively. The Company also expects to draw upon the extensive client roster of the Company's recently acquired real estate investment banking and advisory services subsidiary, Victor Capital Group, L.P. ("Victor Capital"), for potential investment opportunities.

  The Company believes that the significant recovery in commercial real estate property values, coupled with fundamental structural changes in the real estate capital markets (primarily related to the growth in CMBS issuance), has created significant market-driven opportunities for finance companies specializing in commercial real estate lending and investing. Such opportunities are expected to result from the following developments:

  . SCALE AND ROLLOVER: The U.S. commercial mortgage market--a market that is comparable in size to the corporate and municipal bond markets--has approximately $1 trillion in total mortgage debt outstanding, which debt is primarily privately held. In addition, a significant amount of commercial mortgage loans held by U.S. financial institutions are scheduled to mature in the near future.

  . RAPID GROWTH OF SECURITIZATION: With annual issuance volume of approximately $30 billion, the total amount of CMBS currently outstanding has grown to over $100 billion from approximately $6 billion in 1990. To date, the CMBS market expansion has been fueled in large part by "conduits" which originate whole loans primarily for resale to financial intermediaries, which in turn package the loans as securities for distribution to public and private investors.

    The Company believes that as securitized lenders replace traditional lenders such as banks and life insurance companies as the primary source for commercial real estate finance, borrowers are often constrained by relatively inflexible underwriting standards, including lower loan-to-value ratios, thereby creating significant demand for mezzanine financing (typically between 65% and 90% of total capitalization). In addition, since many high quality loans may not immediately qualify for securitization, due primarily to rating agency guidelines, significant opportunities are created for shorter-maturity bridge and transition mortgage financings.

  . CONSOLIDATION: As the real estate market continues to evolve, the Company expects that consolidation will occur and efficiency will increase. Over time, the Company believes that the market leaders in the real estate finance sector will be fully integrated finance companies capable of originating, underwriting, structuring, managing and retaining real estate risk.

  The Company believes that it is well positioned to capitalize on the resultant opportunities which, if carefully underwritten, structured and monitored, represent attractive investments that pose potentially less risk than direct equity ownership of real property. Further, the Company believes that the rapid growth of the CMBS market has given rise to opportunities for the Company to selectively acquire non-investment grade tranches of such securities which the Company believes are priced inefficiently in terms of their risk/reward profile.

  The Company pursues investment and lending opportunities designed to capitalize on inefficiencies in the real estate capital and mortgage markets. The Company's investment program emphasizes, but is not limited to, the following general categories of real estate-related assets:

  . MORTGAGE LOANS. The Company pursues opportunities to originate and fund mortgage loans to commercial real estate owners and property developers ("Mortgage Loans") who require interim financing until permanent financing can be obtained. The Company's Mortgage Loans are generally not intended to be permanent in nature, but rather are intended to be of a relatively short-term duration, with extension options as deemed appropriate, and typically require a balloon payment of principal at maturity.

  . MEZZANINE LOANS. The Company originates high-yielding loans that are subordinate to first lien mortgage loans on commercial real estate and are secured either by a second lien mortgage or a pledge of the ownership interests in the borrowing property owner. Alternatively, the Company's mezzanine loans can take the form of a preferred equity investment in the borrower with substantially similar terms (collectively, "Mezzanine Loans").

  . SUBORDINATED INTERESTS. The Company pursues rated and unrated investments in public and private subordinated interests ("Subordinated Interests") in commercial collateralized mortgage obligations ("CMOs" or "CMO Bonds") and other CMBS.

  . OTHER INVESTMENTS. The Company intends to assemble an investment portfolio of commercial real estate-related assets meeting the Company's target risk/return profile. The Company is not limited in the kinds of real estate-related assets in which it can invest and believes that it is positioned to expand opportunistically its real estate financing business. The Company may pursue investments in, among other assets, construction loans, distressed mortgages, foreign real estate-related assets, real estate operating companies, including loan origination and loan servicing companies, and fee interests in real property ("Other Investments"). The Company may also originate and fund permanent mortgage loans in which the Company sells the senior tranche, thereby creating a mezzanine position.

  The Company also provides real estate investment banking, advisory and asset management services through its Victor Capital subsidiary. Victor Capital provides services to real estate investors, owners, developers and financial institutions in connection with mortgage financings, securitizations, joint ventures, debt and equity investments, mergers and acquisitions, portfolio evaluations, restructurings and disposition programs. The Company may also acquire operating businesses that the Company believes would complement Victor Capital's existing business.

                    RECAPITALIZATION AND INITIAL INVESTMENTS

  Prior to July 1997, the Company operated as a real estate investment trust ("REIT"), originating, acquiring, operating or holding income-producing real property and mortgage-related investments. On July 15, 1997, as a result of transactions culminating at the Company's 1997 annual meeting of shareholders (the "1997 Annual Meeting"), the Company experienced, in addition to a change in control, a number of other significant changes, including:

  . The investment of $33.0 million in the form of preferred equity capital (the "Investment");

  . The appointment of a new management team consisting primarily of officers of Victor Capital;

  . The implementation of the Company's new business plan emphasizing high-yielding lending and investment opportunities;

  . The acquisition of Victor Capital's real estate investment banking and advisory operations (the "Acquisition"); and

  . The election of the Company to terminate its REIT status for federal income tax purposes primarily in order to retain earnings and to maximize its investment flexibility.

  In addition, the Company has entered into a credit agreement, dated as of September 30, 1997, with a commercial lender, that provides for a three-year $150 million line of credit ("Credit Facility"); in connection with the Credit Facility, the Company received an advance of approximately $11.7 million from the commercial lender prior to execution of the Credit Facility. Such borrowings, along with cash provided by the Investment and existing cash resources, were used to fund the Company's initial loans and investments. The Company believes that the Credit Facility and the proceeds of the Offering will provide the Company with the capital necessary to expand and diversify its portfolio of investments and will also enable the Company to compete for and consummate larger transactions meeting the Company's target risk/return profile.

  To date, the Company has identified, negotiated and funded the loan and investment transactions set forth below:

  . The purchase of two separate Subordinated Interest investments aggregating approximately $65.0 million. The first investment, in the amount of approximately $49.5 million, is secured by 20 short-term commercial mortgage loans with original maturities ranging from two to three years, which loans are secured by properties located throughout the United States. The Company is the named special servicer for the entire $413 million loan portfolio. The second investment, in the amount of approximately $15.6 million, is secured by a note secured by a pledge of interests in the partnership that owns the 1.75 million square foot office building located at 277 Park Avenue in New York City.

  . The origination, funding and sale of a participation interest in a $35.0 million subordinated Mortgage Loan. This London Interbank Offered Rate ("LIBOR")-based loan is secured by a second mortgage on the 1.1 million square foot Chicago Apparel Center located in Chicago, Illinois and a $5.0 million mortgage on an adjacent development site.

  . The origination and funding of a $9.8 million Mortgage Loan. This loan is LIBOR-based and is primarily secured by an $11.8 million mortgage note on a 281,000 square foot office/warehouse facility located in Philadelphia and a pledge of other mortgage collateral in the New York metropolitan area aggregating $6.7 million.

  The Company, which targets investment yields ranging from 400 to 600 basis points over LIBOR, expects that each of the investments set forth above will provide yields within that range. The Company intends to employ leverage on its investments in order to increase its overall return on equity. In the future the Company may make investments with yields that fall outside of the investment range set forth above, but that correspond with the level of risk perceived by the Company to be inherent in such investments.

                                  THE OFFERING

Class A Common Shares offered by
 the Company:

  U.S. Offering(1)................              shares

  International Offering(1).......              shares

    Total(1).....................     8,000,000 shares

Class A Common Shares to be
 outstanding after the
 Offering(1)(2)..................... 17,137,335 shares

Use of Proceeds..................... The net proceeds to the Company from the issuance and sale of the 8,000,000 Class
                                     A Common Shares offered hereby (after
                                     deduction of the underwriting discounts
                                     and commissions and estimated offering
                                     expenses) are estimated to be
                                     approximately $   million. The Company
                                     intends to use the net proceeds to fund
                                     investments and loans made by the Company and for working capital for ongoing operations and potential business acquisitions. Until applied to fund investment or acquisition opportunities, the net proceeds may be used to temporarily reduce the outstanding borrowings under the Credit Facility. Pending such uses, the net proceeds will be invested in short-term investment grade securities, certificates of deposit or direct or guaranteed obligations of the United States government. See "Use of Proceeds."

New York Stock Exchange and Pacific
 Stock Exchange symbol.............. "CT"
--------
(1) Assumes the over-allotment option is not exercised. See "Underwriters."

(2) Based on the number of Class A Common Shares outstanding as of October 3, 1997. Excludes (i) 12,267,658 Class A Common Shares into which the outstanding Class A Preferred Shares are convertible and (ii) an aggregate of 2,000,000 Class A Common Shares reserved for issuance under the 1997 Long-Term Incentive Share Plan (the "Incentive Share Plan") and the 1997 Non-Employee Trustee Share Plan (the "Trustee Share Plan") including 657,000 shares as to which share options were then outstanding, none of which were exercisable on such date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Capital Shares."

                                   BACKGROUND

  Prior to July 1997, the Company operated as a REIT under the name "California Real Estate Investment Trust," originating, acquiring, operating or holding income-producing real property and mortgage-related investments. On January 3, 1997, CalREIT Investors Limited Partnership ("CRIL"), a partnership controlled by Samuel Zell, the Company's current chairman of the board of trustees (the "Board of Trustees" or the "Board"), purchased the 6,959,593 Class A Common Shares (representing approximately 76% of the then outstanding Class A Common Shares) then owned by the Company's former parent for an aggregate purchase price of approximately $20.2 million. Prior to the purchase, EGI, a privately held investment firm that is controlled by Mr. Zell and engaged in, among other things, the ownership and management of real estate, and Victor Capital, which was then privately held by John R. Klopp and Craig M. Hatkoff, current trustees of the Company, presented to the Company's then incumbent Board of Trustees a proposed new business plan in which the Company would cease to be a REIT and instead become a specialty finance company designed primarily to take advantage of high-yielding mezzanine investment opportunities in commercial real estate. EGI and Victor Capital also proposed that they provide the Company with a new management team to implement the business plan and that they invest through an affiliate a minimum of $30.0 million in a new class of preferred shares to be issued by the Company. In connection with the foregoing, the Company subsequently agreed that, concurrently with the consummation of the proposed preferred equity investment, it would acquire for $5.0 million Victor Capital's real estate investment banking, advisory and asset management businesses, including the services of its experienced management and professional team.

  On July 15, 1997, upon the approval of the Company's shareholders at the 1997 Annual Meeting, the Company closed on the Investment, which consisted of the sale, for $33.0 million, of 12,267,658 class A 9.5% preferred shares of beneficial interest, $1.00 par value, in the Company ("Class A Preferred Shares") to Veqtor Finance Company, LLC ("Veqtor"), a limited liability company controlled by Samuel Zell, John R. Klopp and Craig M. Hatkoff. Concurrently with the Investment, Veqtor purchased the 6,959,593 Class A Common Shares held by CRIL for an aggregate purchase price of approximately $21.3 million. Veqtor funded the approximately $54.3 million aggregate purchase price for the Class A Common Shares and the Class A Preferred Shares with $5.0 million of capital contributions from its members and $50.0 million of borrowings under 12% convertible redeemable notes (the "Veqtor Notes") issued to BankAmerica Investment Corporation, BancBoston Investments, Inc., First Chicago Capital Corporation and Wells Fargo & Company (collectively, the "Institutional Investors"). The Institutional Investors may in the future redeem these notes for preferred interests in Veqtor that, in turn, may be converted into an aggregate of approximately 34% of the outstanding voting shares of the Company after completion of the Offering (assuming, among other things, the sale of 8,000,000 Class A Common Shares in the Offering).

  As a result of the above transactions, a change in control of the Company occurred, with Veqtor beneficially owning 19,227,251 (or approximately 90%) of the outstanding voting shares of the Company. Also on that date, the Company's shareholders approved the adoption of an amended and restated declaration of trust (the "Restated Declaration") that, among other things, reclassified the Company's outstanding common shares as Class A Common Shares and changed the Company's name to "Capital Trust." The Company immediately commenced full implementation of its new business plan and thereby elected to terminate its status as a REIT for federal income tax purposes. By not operating as a REIT, the Company is positioned to respond more quickly to investment opportunities without the structural limitations inherent in REITs and to expand its portfolio of invested assets on a more highly leveraged basis than most REITs. The Company is also able to retain its cash flows generated from operations for reinvestment, thereby facilitating the Company's growth strategy.

  In certain cases, the term Class A Common Shares used herein refers to the common shares of beneficial interest, $1.00 par value, in the Company, outstanding prior to the reclassification discussed above. The Company is also authorized to issue class B common shares of beneficial interest, $1.00 par value ("Class B Common Shares"), and class B 9.5% cumulative convertible non-voting preferred shares of beneficial interest, $1.00 par value ("Class B Preferred Shares"), in the Company. The Class B Common Shares and the Class B Preferred Shares, none of which are outstanding on the date hereof, are identical to the Class A Common Shares and the Class A Preferred Shares, respectively, except that neither the Class B Common Shares nor the Class B Preferred Shares entitle the holder thereof to voting rights, except as provided by law.

                       OWNERSHIP STRUCTURE OF THE COMPANY

  The following diagram depicts the ownership structure of the Company after the Offering:


    [Diagram of the ownership structure of the Company after the Offering]


--------
(1) Capital Trust Investors Limited Partnership (f/k/a CalREIT Investors Limited Partnership ("CTILP")), which is indirectly controlled by Samuel Zell, and V2 Holdings LLC ("V2"), a holding company controlled by John R. Klopp and Craig M. Hatkoff, are each managing members of, and each owns 50% of the common interests in, Veqtor. Messrs. Zell, Klopp and Hatkoff as well as Sheli Z. Rosenberg and Gary R. Garrabrant, who also hold indirect economic ownership interests in Veqtor, are members of the Board of Trustees of the Company.

(2) Upon completion of the offering, Veqtor will own Class A Common Shares and Class A Preferred Shares representing approximately 65% of the outstanding voting shares of the Company (assuming the sale of 8,000,000 Class A Common Shares in the Offering). The Institutional Investors hold the Veqtor Notes and may in the future redeem these notes for preferred interests in Veqtor that, in turn, may be converted into approximately 50% of Veqtor's holdings of Class A Common Shares and Class A Preferred Shares.

(3) Upon completion of the Offering, the public shareholders will own Class A Common Shares representing approximately 35% of the outstanding voting shares of the Company (assuming the sale of 8,000,000 Class A Common Shares in the Offering).

  Veqtor funded the approximately $54.3 million aggregate purchase price for the 6,959,593 Class A Common Shares and the 12,267,658 Class A Preferred Shares (collectively, "Veqtor's Company Shares") that it purchased on July 15, 1997 with $5.0 million of capital contributions from its members and $50.0 million of borrowings under the Veqtor Notes issued to the Institutional Investors. The Veqtor Notes earn interest at a rate of 12% per annum, except that interest at a rate of six percent per annum is accrued and not payable until maturity or redemption or conversion of the Veqtor Notes as discussed herein. The Veqtor Notes are convertible by the holders thereof into preferred units in Veqtor ("Veqtor Preferred Units") at the rate of $55.59 per unit from and after the earlier of July 15, 2000, the dissolution and winding up of the affairs of Veqtor or the sale of any or all of Veqtor's Company Shares. Upon conversion of the Veqtor Notes into Veqtor Preferred Units, at any time after six months from the date of such conversion, the Veqtor Preferred Units are redeemable by the holders thereof in exchange for a portion of Veqtor's Company Shares. The Veqtor Preferred Units are also redeemable by the Company in exchange for a portion of Veqtor's Company Shares at any time after 24 months from their date of issuance provided all such units are redeemed. Upon such redemption, each holder of such Veqtor Preferred Units is entitled to receive a specified portion of Veqtor's Company Shares equal to the ratio of the total number of Veqtor Preferred Units held by such holder to the sum of (i) the total number of Veqtor Preferred Units that would be outstanding if all holders of the Veqtor Notes then outstanding converted their Veqtor Preferred Units at a conversion price of $55.59 per unit and (ii) the total number of Veqtor Common Units then outstanding. Upon redemption of the Veqtor Preferred Units, with respect to holders thereof who are bank holding companies or affiliates thereof within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"), Veqtor is required to convert those of Veqtor's Company Shares allocable to such holders into Class B Common Shares and Class B Preferred Shares, as the case may be. The Class B Common Shares and the Class B Preferred Shares are non-voting shares and are convertible, respectively, into Class A Common Shares and Class A Preferred Shares on a share for share basis upon certification by the holder thereof that such shareholder either (a) will not, together with any other person (other than the Company) who previously held voting shares of the Company held by such shareholder, upon the issuance of such shares, own more than 4.9% of any class of voting shares of the Company or
(b) is not limited by the BHCA to holding no more than 4.9% of any class or series of voting shares of the Company. Veqtor can redeem the Veqtor Notes for cash at par (plus accrued and unpaid interest) at any time after July 15, 2000, subject to the right of the holders to convert the Veqtor Notes into Veqtor Preferred Units as discussed above.

  Assuming for purposes of demonstration that all of the Veqtor Notes (including accrued and unpaid interest thereon) were converted on the third anniversary of their issuance into Veqtor Preferred Units, and such units were then redeemed for their corresponding specified portion of Veqtor's Company Shares, and assuming further that at that time all two million shares reserved for issuance pursuant to the Company's share plans were issued and outstanding, the holders of the Veqtor Notes would be entitled to receive an aggregate of 3,583,494 Class A Common Shares and 6,316,617 Class A Preferred Shares, which shares would represent in the aggregate approximately 34% of the shares outstanding after consummation of the Offering (assuming the sale of 8,000,000 Class A Common Shares in the Offering).

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

  The following tables present summary pro forma financial data for the business of the Company as of and for the six month period ended June 30, 1997, and for the one year period ended December 31, 1996. The pro forma statement of operations and balance sheet data has been presented to reflect the results of the Company's business operations as if the Investment and the Acquisition had occurred on January 1, 1996 and June 30, 1997, respectively. The as adjusted balance sheet data is further adjusted to reflect the sale of 8,000,000 Class A Common Shares in the Offering at an assumed price of $10.25 per share and the application of the net proceeds therefrom.

  The information in these tables is qualified by and should be read in conjunction with the "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Combined Financial Information" and the financial statements of the Company and notes thereto included elsewhere in this Prospectus.

                                                                     PRO FORMA
                                                                     SIX MONTHS
                                                      PRO FORMA YEAR   ENDED
                                                      ENDED DECEMBER  JUNE 30,
                                                         31, 1996       1997
                                                      -------------- ----------
                                                             (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT FOR
                                                           PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
REVENUES:
Rental income(1)....................................     $ 2,019      $   236
Real estate advisory fees...........................       6,940        2,722
Interest and investment income......................       1,206          785
Net gain on sale....................................       1,332          --
                                                         -------      -------
 Total revenues.....................................      11,497        3,743
                                                         -------      -------
OPERATING EXPENSES:
Operating expenses..................................         685          123
Payroll.............................................       3,833        1,409
Property management.................................          96           15
General and administrative..........................       2,395        1,753
Interest............................................         907          273
Depreciation and amortization.......................         208           94
Valuation reserves(1)...............................       1,743          --
Net loss on Sale of Investments.....................         --           432
                                                         -------      -------
 Total operating expenses...........................       9,867        4,099
                                                         -------      -------
OPERATING INCOME (LOSS) BEFORE PROVISION FOR INCOME
 TAXES..............................................       1,630         (356)
Provision for income taxes..........................          46          --
Preferred dividends.................................       3,135        1,568
                                                         -------      -------
NET INCOME LOSS.....................................     $(1,551)     $(1,924)
                                                         =======      =======
PER SHARE INFORMATION:
Net income (loss) per Common Share
 Primary............................................     $ (0.17)     $ (0.21)
 Fully diluted......................................       (0.07)       (0.09)
Weighted average Common Shares outstanding
 Primary............................................       9,137        9,137
 Fully diluted......................................      21,405       21,405

                                                         JUNE 30, 1997
                                                --------------------------------
                                                HISTORICAL PRO FORMA AS ADJUSTED
                                                ---------- --------- -----------
                                                          (UNAUDITED)
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets...................................  $68,279   $104,950   $180,780
Total liabilities..............................   44,484     49,155     49,155
Shareholders' equity...........................   23,795     55,795    131,625

--------
(1) Prior to the 1997 Annual Meeting and the implementation of the Company's new business plan, the Company operated as a REIT holding income-producing property. As of March 31, 1997, the Company had sold its two then remaining commercial rental properties, and since that time, the Company has derived no revenue from rental operations. The valuation reserves relate entirely to these two commercial properties.

                                 RISK FACTORS

  An investment in the Class A Common Shares involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Class A Common Shares in the Offering.

DEPENDENCE ON AVAILABLE INVESTMENTS; COMPETITION

  The results of the Company's future operations under the new business plan will be dependent upon the availability of, as well as management's ability to identify, complete and realize, real estate investment opportunities. It may take considerable time for the Company to find and consummate appropriate investments. In general, the availability of desirable investment opportunities and the results of the Company's operations will be affected by the level and volatility of interest rates, by conditions in the financial markets, and general economic conditions. No assurances can be given that the Company will be successful in finding and then acquiring economically desirable assets or that the assets, once acquired, will maintain their economic desirability.

  The Company is engaged in a highly competitive business. The Company will be competing for investments with many recent entrants into the business, including numerous public and private real estate investment vehicles, including financial institutions (such as mortgage banks, pension funds and real estate investment trusts) and other institutional investors, as well as individuals. The acquisition of Mortgage Loans, Mezzanine Loans and Subordinated Interests is often based on competitive bidding. In addition, the Company's competitors may seek to establish relationships with the financial institutions and other firms from whom the Company intends to purchase such assets. Many of the Company's anticipated competitors are significantly larger than the Company, have established operating histories and procedures, may have access to greater capital and other resources, may have management personnel with more experience than the officers of the Company, and may have other advantages over the Company in conducting certain businesses and providing certain services.

GROWTH DEPENDENT ON LEVERAGE; RISKS FROM USE OF LEVERAGE

  The success of the Company's new business plan is dependent upon the Company's ability to grow its portfolio of invested assets through the use of leverage. The Company currently intends to significantly leverage its portfolio primarily through secured and unsecured borrowings. The Company's ability to obtain the leverage necessary for execution of its business plan will ultimately depend upon its ability to maintain interest coverage ratios meeting market underwriting standards which will vary according to lenders' assessments of the creditworthiness of the Company and the terms of the borrowings. The failure to obtain leverage at the levels contemplated in the new business plan would have a material adverse effect on the Company's ability to execute its business plan.

  The percentage of leverage used will vary depending on the Company's estimate of the stability of the portfolio's cash flow. To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets acquired, the Company may reduce the amount of leverage it utilizes. In leveraging its portfolio, the Company plans not to exceed a debt to equity ratio of 5:1. In addition, the Company's Credit Facility requires, and other debt obligations the Company enters into in the future may require, the Company to comply with a number of financial and other covenants on an ongoing basis. Failure to comply with such covenants may limit the Company's ability to borrow funds or may cause a default under its then-existing indebtedness which, in turn, could force the Company to sell certain of its assets at prices which are unfavorable to the Company in order to satisfy its debt obligations.

  Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leveraging magnifies changes in the net worth of the Company. The Company will leverage assets only when there is an expectation that it will enhance returns, although there can be no assurance that the Company's use of leverage will prove to be beneficial. Moreover, there can be no assurance that the Company will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets or a financial loss if the Company is required to liquidate assets at a commercially inopportune time.

YIELD ASSESSMENT RISK

  Before making any investments, the Company will consider the expected yield of the investment and the factors that may influence the yield actually obtained on such investment. These considerations will affect the Company's decision whether to purchase such an investment and the price offered for such an investment. Despite management's experience in evaluating potential investments, no assurances can be given that the Company can make an accurate assessment of the yield to be produced by an investment. Many factors beyond the control of the Company are likely to influence the yield on the Company's investments, including, but not limited to, competitive conditions in the local real estate market, local and general economic conditions and the quality of management of the underlying property.

INTEREST RATE RISK

  The Company's operating results depend in part on the difference between the interest income earned on its interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. Competition from other providers of mezzanine capital may lead to a lowering of the interest rate earned on the Company's interest-earning assets that the Company may not be able to offset by obtaining lower interest costs on its borrowings. Changes in the general level of interest rates prevailing in the economy can affect the spread between the Company's interest-earning assets and interest-bearing liabilities. Any significant compression of the spreads of interest rates on interest-earning assets over the interest rates on interest-bearing liabilities could have a material adverse effect on the Company. In addition, an increase in interest rates could, among other things, reduce the value of the Company's Mortgage Loans and other interest-earning assets and its ability to realize gains from the sale of such assets, and a decrease in interest rates could reduce the average life of the Company's interest-earning assets.

  Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond the control of the Company. The Company may employ various hedging strategies to limit the effects of changes in interest rates on its operations, including engaging in interest rate swaps, caps, floors and other interest rate exchange contracts. There can be no assurance that the profitability of the Company will not be adversely affected during any period as a result of changing interest rates. In addition, hedging transactions involve certain additional risks such as counter-party credit risk, legal enforceability of hedging contracts and the risk that unanticipated and significant changes in interest will cause a significant loss of basis in the contract. With regard to the loss of basis in a hedging contract, indices upon which such contracts are priced may be more or less variable than the indices upon which the hedged loans are priced, thereby making the hedge less effective. There can be no assurance that the Company will be able to adequately protect against the foregoing risks and that the Company will ultimately realize an economic benefit from any hedging contract it enters into.

NO ASSURANCE OF SUCCESSFUL IMPLEMENTATION OF NEW BUSINESS PLAN; RELIANCE ON SENIOR MANAGEMENT

  The Company is subject to the risks generally associated with the development and implementation of its new business plan and will need to develop effective investment and operating policies and strategies in connection therewith. The Company's real estate finance company operations have recently commenced under the direction of a new management team that had never before managed such a real estate finance company, although certain officers and employees of the management team have significant prior experience in managing real estate assets, including Mortgage Loans and Mezzanine Loans. There can be no assurance that the Company will be successful in developing the necessary investment and operating policies or that it will be able to effectively implement its business plan. The Company is dependent to a substantial extent on the experience and services of John R. Klopp, vice chairman and chief executive officer of the Company, and Craig M. Hatkoff, vice chairman of the Company, to implement the new business plan. The loss of the services of either of these executive officers, or any others, could have a material adverse effect on the Company's operations and ability to execute its business plan. The Company's employment agreements with Messrs. Klopp and Hatkoff expire in 2003.

MANAGEMENT DISCRETION WITH INVESTMENT POLICY

  The Company's new business plan currently emphasizes investments in Mortgage Loans, Mezzanine Loans and Subordinated Interests. The Company does not have any policy, and is not subject to any restrictions, limiting the percentage of total investments in any particular category of investment other than the limitations discussed under "--Consequences of Not Qualifying for Investment Company Act Exemption." Subject to the foregoing, the Company's management has complete discretion as to the relative percentages of the Company's investments in any specific investment or any investment category. Further, the Company is not limited in the kinds of real estate-related assets in which it can invest, and therefore may invest in assets with a riskier profile, including distressed mortgages and foreign real estate assets. Shareholders rely on management to select the types of investments to be made by the Company and to determine the optimum mix of the Company's investments.

CONTROL BY VEQTOR; RESTRICTIVE COVENANTS

  After consummation of the Offering, Veqtor will beneficially own, in the aggregate, 19,227,251 of the outstanding voting shares of the Company, including 6,959,593 Class A Common Shares and 12,267,658 Class A Preferred Shares, which shares, in the aggregate, will represent 65% (63% if the U.S. Underwriters' over-allotment option is exercised in full) of the outstanding voting shares of the Company, and Veqtor will have voting and investment power with respect to such shares. As a result, Veqtor will retain the ability to control the election of trustees of the Company and the vote on actions requiring shareholder approval, including amendments to the Restated Declaration and mergers or sales of all or substantially all of the assets of the Company, and Veqtor otherwise will continue to be in a position to control the policies and affairs of the Company. In addition, Veqtor's controlling ownership of the Company's outstanding shares will continue to have the effect of precluding the acquisition of the Company by a third party without Veqtor's consent. Veqtor is controlled by Samuel Zell, the Company's chairman of the Board of Trustees, Craig M. Hatkoff, a trustee and a vice chairman of the Company, and John R. Klopp, a trustee and a vice chairman of the Company as well as its chief executive officer. The Class A Preferred Shares owned by Veqtor have the protection of certain covenants contained in the Certificate of Designation for the Class A Preferred Shares and the agreement governing the Investment, including limitations on the Company's ability to amend the Restated Declaration, issue additional shares, declare or pay any dividend on other classes of shares, incur indebtedness or merge, consolidate or sell the Company's assets. The Company has also agreed to redeem the Class A Preferred Shares for cash in the event of a "change in control" as defined in the Certificate of Designation. Such covenants will restrict the Company from engaging in any significant financing or major transaction without Veqtor's consent. See "Certain Transactions--Investment Agreement" and "Description of Capital Shares."

GENERAL RISKS OF INVESTING IN REAL ESTATE

  The ultimate performance of the Company's proposed investments under its new business plan and its existing portfolio of mortgage-backed securities will be subject to the varying degrees of risk generally incident to the ownership and operation of the underlying real property. The ultimate value of the Company's security in the underlying real property depends upon the owners' ability to operate the real property in a manner sufficient to maintain or increase revenues in excess of operating expenses and debt service or, in the case of real property leased to a single lessee, the ability of the lessee to make rental payments. Revenues may be adversely affected by adverse changes in national economic conditions, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other properties offering the same or similar services, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements (particularly in older structures), changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the real property owners and the Company. In the event that any of the properties underlying the Company's investments experience any of the foregoing events or occurrences, the value of and return on such investments would be negatively impacted.

ILLIQUIDITY OF REAL ESTATE

  Real estate investments are relatively illiquid. Such illiquidity limits the ability of the Company to vary its portfolio of proposed and current investments in response to changes in economic and other conditions. Illiquidity may result from the absence of an established market for investments as well as the legal or contractual restrictions on their resale by the Company. In addition, illiquidity may result from the decline in value of a property securing an investment by the Company. No assurances can be given that the fair market value of any of the real property serving as security will not decrease in the future leaving the Company's investment under-collateralized or not collateralized at all. Additionally, since the Company intends to take subordinated security positions in its mezzanine investments, a loss in the fair market value of a property securing an investment would adversely affect the Company before it did a lender in a first security position. It would be difficult to sell an under-collateralized investment, and if the Company needed to do so, assuming it were even able to do so given its typically subordinated lien position, it is likely that such investment would be sold at a loss.

RISKS ASSOCIATED WITH LOSSES NOT COVERED BY INSURANCE

  The Company intends to ensure that its borrowers maintain comprehensive insurance on their properties, including liability and fire and extended coverage, in amounts sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received by the property owner might not be adequate to restore its economic position with respect to the affected property, which would reduce the property owner's economic incentive to avoid a default on its loan obligation to the Company or to preserve the value of the property in which the Company has an interest, as the case may be.

RISK FROM COMMERCIAL AND CONSTRUCTION LENDING ACTIVITIES

  The Company may originate or acquire loans secured by existing commercial real estate, including multifamily residential real estate, some of which may be loans that are subordinate to first liens on such real estate. Loans that are subordinate to first liens on real estate are subject to greater risks of loss than first lien mortgage loans. An overall decline in the real estate market could adversely affect the value of the property securing the loans such that the aggregate outstanding balance of the loan made by the Company and the more senior loan on the property exceed the value of the property. The Company may, in some cases, address this risk by providing a Mezzanine Loan to the partnership that owns the property, secured by a partnership interest in such owner, so that, in the event of a default, the Company can take over the management of the property and seek to reduce the amount of losses. There can be no assurance, however, that it will be able to do so.

EFFECT OF CHANGES IN ECONOMIC CONDITIONS

  The Company's success is dependent upon the general economic conditions in the geographic areas in which a substantial number of its investments are located. While the Company has no plans to concentrate its investment activity in any particular geographic areas, there will be no limitations on the Company's ability to do so. Adverse changes in national economic conditions or in the economic conditions of the regions in which the Company conducts substantial business likely would have an adverse effect on real estate values, interest rates and, accordingly, the Company's investments.

CONSEQUENCES OF NOT QUALIFYING FOR INVESTMENT COMPANY ACT EXEMPTION

  The Company intends to invest in Subordinated Interests that may not constitute Qualifying Interests (as defined herein) within the meaning of the Investment Company Act of 1940 (the "Investment Company Act"). The Company intends to limit the amount of such investments in Subordinated Interests that do not constitute Qualifying Interests ("Non-Qualifying Investments") so as to maintain the availability of an exemption from required registration as an investment company under the Investment Company Act. If the Company does not limit the amount of Non-Qualifying Investments so as to maintain the availability of the foregoing exemption, or Subordinated Interests believed by the Company to be Qualifying Interests are determined by the Commission or its staff to be Non-Qualifying Investments (and the Non-Qualifying Investments exceed prescribed limitations), the Company could, among other things, be required either (a) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on the Company and the market price for the shares. Registration as an investment company would result in, among other things, a significantly reduced ability to utilize leverage in the Company's business and significantly increased operating expenses. See "Business--Categories of Investment."

LIMITED TRADING MARKET

  Although the Company's Class A Common Shares are traded on the New York and Pacific Stock Exchanges, trading volume is limited and sporadic. There can be no assurance that an active and liquid trading market will develop following the Offering. In addition, no predictions can be made as to the effect, if any, that future sales of Class A Common Shares (or securities convertible into Class A Common Shares) or the availability of any such securities for sale will have on the prevailing market price of the Class A Common Shares.

RISK FROM OWNERSHIP OF SUBORDINATED INTERESTS IN POOLS OF COMMERCIAL MORTGAGE LOANS

  The Company intends to acquire a significant amount of Subordinated Interests, including "first loss" unrated, credit support Subordinated Interests. A first loss security is the most subordinated class of a multi-class issuance of pass-through or debt securities and is the first to bear the loss upon a default on the underlying collateral. Such classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior, rated classes. While the market values of most Subordinated Interest classes tend to react less to fluctuations in interest rate levels than more senior, rated classes, the market values of Subordinated Interest classes tend to be more sensitive to changes in economic conditions than more senior, rated classes. The ratings assigned to securities by a nationally-recognized rating agency reflect such agency's assessment of the ability of the issuer to make timely payments of principal and interest and the nature and quality of the collateral underlying the obligations. As a result of these and other factors, Subordinated Interests generally are not actively traded and may not provide holders thereof with liquidity of investment.

  The yield to maturity on Subordinated Interests of the type the Company intends to acquire will be extremely sensitive to the default and loss experience of the underlying mortgage loans and the timing of any such defaults or losses. Because the Subordinated Interests of the type the Company intends to acquire generally have no credit support, to the extent there are realized losses on the mortgage loans comprising the mortgage collateral for such classes, the Company may not recover the full amount or, indeed, any of its initial investment in such Subordinated Interests. The Company may acquire non-performing (i.e., defaulted) Subordinated Interests. Such investments involve risks that the value of the mortgage collateral will decline below the amount necessary to provide full recovery to senior classes, in which event the Company's entire investment would be lost.

  When the Company acquires a Subordinated Interest, it may not acquire the right to service the underlying mortgage loans, even those that become defaulted, although the Company may seek to obtain Special Servicing Rights (as defined herein) (i.e., rights that permit the Company to make certain loss-minimizing decisions with respect to defaulted mortgages such as decisions with respect to the prosecution of foreclosure proceedings, the workout or modification of the loan provisions and the preservation of the value of the collateral generally, including property management and maintenance decisions) with respect to such loans. The servicer of the mortgage loans is responsible to holders of the senior classes of CMBS, whose interests may not be the same as those of the holder of the Subordinated Interest. Accordingly, the underlying mortgage loans may not be serviced in the same manner as they would be serviced by the Company or in a manner that is most advantageous to the Company as the holder of the Subordinated Interest. While Victor Capital has performed many of the functions of a special servicer, neither Victor Capital nor the Company is currently a rated special servicer. Although the Company plans to seek to become rated as a rated special servicer, or acquire a rated special servicer, there can be no assurance as to when or if the Company will be able to accomplish the foregoing. Until the Company can act as a rated special servicer, it is unlikely that it will be able to obtain Special Servicing Rights with respect to mortgage loans underlying a significant number of Subordinated Interest investments. See "Business-- Categories of Investment."

  The subordination of Subordinated Interests to more senior classes may adversely affect the yield on the Subordinated Interests even if realized losses are not ultimately allocated to such classes. On any payment date, interest and principal are paid on the more senior classes before interest and principal are paid with respect to the unrated or non-investment grade credit support classes. Typically, interest deferred on these credit support classes is payable on subsequent payment dates to the extent funds are available, but such deferral may not itself bear interest. Such deferral of interest will affect adversely the yield on the Subordinated Interests.

  The yield of the Subordinated Interests also will be affected by the rate and timing of payments of principal (including prepayments, repurchase, defaults and liquidations) on the mortgage loans underlying a series of CMBS. The rate of principal payments may vary significantly over time depending on a variety of factors such as the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of mortgage-backed securities ("MBS") are generally allocated to the more senior classes of CMBS until those classes are paid in full or until the end of a lock-out period, typically of five years or more. Generally, prepayments of principal from the mortgage loans are not received by the Subordinated Interest holders for a period of at least five years. As a result, the weighted-average lives of the Subordinated Interests may be longer than would otherwise be the case. To the extent that the holder of Subordinated Interests is not paid compensating interest on interest shortfalls due to prepayments, liquidations or otherwise, the yield on the Subordinated Interests may be affected adversely.

NO ASSURANCE OF USE OF LOSS CARRY-FORWARD

  The acquisition in January 1997 by CRIL of a 76% interest in the Company resulted in a change in ownership of the Company under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Investment resulted in another change in ownership of the Company, for purposes of limitations on the use of the Company's net operating loss and capital loss Carry-forward ("Loss Carry-forward"). The changes in ownership are expected to result in a limitation on the amount of Loss Carry-forward that may be used to offset the taxable income of the Company, if any, in an amount equal to approximately $1.5 million per year until the earlier of (i) full utilization thereof (which would occur in 2009 if the Company had sufficient taxable income in each year to allow full use of the Loss Carry-forward, as limited) or (ii) the expiration of the Loss Carry-forward in 2011, in accordance with the provisions of the Code. The actual amount of this limitation may vary, depending upon the actual data used in the foregoing calculations, which is made as of the effective date of the change in the Company's ownership. In addition to this limitation, if the Company does not continue its business enterprise at all times during the two-year period beginning on the effective date of the change in ownership, the amount of Loss Carry-forward that may be used to offset taxable income will be, subject to certain exceptions, reduced to zero. The net operating loss limitation may also be reduced if the Company has substantial non-business assets. Although the Company anticipates that it will comply with the requirements of Section 382 of the Code, there can be no assurance that it will be able to do so and that the expected Loss Carry-forward will be available to offset taxable income.

RISKS ASSOCIATED WITH UNSPECIFIED ACQUISITIONS

  The Company has from time to time engaged in and expects to continue pursuing discussions with respect to possible business acquisitions. While it has no present commitments or agreements with respect to any material acquisition, the Company is actively investigating acquisitions of firms engaged in businesses that the Company believes will complement its existing business, including firms engaged in commercial loan origination, loan servicing, mortgage banking, real estate loan and property acquisitions and real estate investment banking and advisory services similar to or related to the services provided by the Company. Any decision to pursue acquisition opportunities will be in the discretion of the Company's management and may be consummated without prior notice or shareholder approval. In such instances, shareholders will be relying the Company's management to assess the relative benefits and risks associated with any such acquisition.

RISK OF TAXATION AS A PERSONAL HOLDING COMPANY

  As a result of the completion of the Investment, the Company may be deemed a personal holding company for federal tax purposes under the Code and thereby subject to additional tax on its undistributed personal holding company income. Such undistributed personal holding company income is taxed at a rate of 39.6%. The Company will seek to avail itself of an exception for a lending or finance company that meets certain tests specified in the Code. Although the Company will endeavor to meet the requirements for qualification as a lending or finance company, there can be no assurance that it will be able to do so. In the event the Company is subject to the foregoing additional taxes, its after-tax income will be correspondingly reduced.

                                USE OF PROCEEDS

  The net proceeds to the Company from the issuance and sale of the 8,000,000 Class A Common Shares offered hereby, based on an assumed offering price of
$        per share (the reported last sale price for the Class A Common Shares
on the New York Stock Exchange on October   , 1997) and after deducting
underwriting discounts and commissions and estimated offering expenses, are
estimated to be approximately $      million.

  The Company intends to use the net proceeds of the Offering to fund investments and loans made by the Company and for working capital for ongoing operations and potential business acquisitions. Until applied to fund investment or acquisition opportunities, the net proceeds of the Offering may be used to temporarily reduce the outstanding borrowings under the Credit Facility.

  The Company has from time to time engaged in and expects to continue to pursue discussions with respect to possible business acquisitions. While it has no present commitments or agreements with respect to any material acquisition, the Company is actively investigating acquisitions of firms engaged in businesses that the Company believes will complement its existing business, including firms engaged in commercial loan origination, loan servicing, mortgage banking, real estate loan and property acquisitions and real estate investment banking and advisory services similar to or related to the services provided by the Company. No assurance can be given that any such transactions can be successfully negotiated or completed or that any business acquired can be efficiently integrated with the Company's ongoing operations. No assurance can be given that the net proceeds from the Offering will be sufficient to fund any acquisitions identified by the Company and that the Company will not need to obtain additional funds through borrowings under the Credit Facility or through other loans or financing arrangements.

  Pending such uses, the net proceeds will be invested in short-term investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States government.

                     PRICE RANGE OF CLASS A COMMON SHARES

  The Common Shares are listed for trading on the New York and Pacific Stock Exchanges under the symbol "CT." The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the Company's common shares of beneficial interest, par value $1.00 per share (the "Old Common Shares"), which were reclassified as the Class A Common Shares on July 15, 1997 in connection with the adoption of the Company's Restated Declaration, as quoted on the New York Stock Exchange based on published financial sources.

                                                                  HIGH    LOW
                                                                 ------- ------
   1995
   First Quarter................................................ $ 1 7/8 $1 5/8
   Second Quarter...............................................   1 7/8  1 1/2
   Third Quarter................................................   1 7/8  1 1/2
   Fourth Quarter...............................................   1 5/8  1 1/8
   1996
   First Quarter................................................   1 1/2  1 1/8
   Second Quarter...............................................   1 7/8  1 3/8
   Third Quarter................................................   2 3/4  1 5/8
   Fourth Quarter...............................................   2 7/8  1 7/8
   1997
   First Quarter................................................   6 7/8  2 5/8
   Second Quarter...............................................   6 1/8  4 1/2
   Third Quarter (through October 2, 1997)......................  11 3/8  5 3/4

  The last sale price of the Class A Common Shares on October 2, 1997 as reported on the New York Stock Exchange is set forth on the cover page of this
Prospectus. As of October   , 1997, there were approximately     registered
holders of record of the Class A Common Shares.

                                DIVIDEND POLICY

  The Company has not paid any dividends on its Class A Common Shares since 1994. The Company does not currently expect to declare or pay dividends on its Class A Common Shares in the foreseeable future. The policy of the Board of Trustees will be to reinvest earnings in the Company to the extent that such earnings are in excess of the dividend requirements on its Class A Preferred Shares. Pursuant to the Certificate of Designation, unless all accrued dividends and other amounts then accrued through the end of the last dividend period and unpaid with respect to the Preferred Shares have been paid in full, the Company may not declare or pay or set apart for payment any dividends on the Class A Common Shares or Class B Common Shares. The Certificate of Designation provides for a semi-annual dividend of $0.1278 per share on the Class A Preferred Shares based on a dividend rate of 9.5%, amounting to an aggregate annual dividend of $3,135,000 based on the 12,267,658 shares of Class A Preferred Shares outstanding on the date hereof. See "Description of Capital Shares."

                                CAPITALIZATION

  The following table sets forth (i) certain combined short-term obligations and the total capitalization of the Company as of June 30, 1997, (ii) such combined short-term obligations and the total capitalization pro forma for the Investment and the Acquisition and (iii) such pro forma combined short-term obligations and total capitalization as further adjusted to give effect to the sale of the 8,000,000 Class A Common Shares offered hereby at the Offering Price and the application of the estimated net proceeds therefrom (after deduction of underwriting discounts and commissions and estimated offering expenses). See "Use of Proceeds." The information set forth in the table below should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included elsewhere herein.

                                                      AS OF JUNE 30, 1997
                                               ----------------------------------
                                                                          AS
                                               HISTORICAL PRO FORMA  ADJUSTED (1)
                                               ---------- ---------  ------------
                                                        (IN THOUSANDS)
   SHORT-TERM DEBT(2)
     Current maturities of long-term notes
      payable................................   $    --   $    640     $    640
                                                --------  --------     --------
     Total short-term debt...................   $    --   $    640     $    640
                                                ========  ========     ========
   LONG-TERM DEBT(3)
     Long-term notes payable.................   $    873  $  4,133     $  4,133
     Repurchase Obligations..................     42,451    42,451       42,451
                                                --------  --------     --------
     Total long-term debt....................     43,324    46,584       46,584
                                                --------  --------     --------
   SHAREHOLDERS' EQUITY(4)(5)
     Class A Preferred Shares, $1.00 par
      value--Unlimited authorized, 12,267,658
      issued and outstanding on a pro forma
      basis(6)...............................        --     12,268       12,268
     Class A Common Shares, $1.00 par value--
      Unlimited authorized, 9,137,335 issued
      and outstanding, 17,137,335 issued and
      outstanding on an as adjusted basis....      9,137     9,137       17,137
     Additional paid-in capital..............     55,145    74,877      142,707
     Unrealized holding income on marketable
      securities.............................        135       135          135
     Accumulated deficit.....................    (40,622)  (40,622)     (40,622)
                                                --------  --------     --------
     Total Shareholders' Equity..............     23,795    55,795      131,625
                                                --------  --------     --------
   TOTAL CAPITALIZATION(7)...................   $ 67,119  $102,379     $178,209
                                                ========  ========     ========

--------
(1) Assumes the sale of the 8,000,000 Class A Common Shares offered hereby at the Offering Price and the application of the estimated net proceeds therefrom (after deduction of underwriting discounts and commissions and estimated offering expenses) as described in "Use of Proceeds."
(2) Represents the current portion of the five-year, non-interest bearing, $5.0 million promissory notes, payable in ten equal semi-annual installments of $500,000, issued in connection with the Acquisition (the "Acquisition Notes"), net of an unamortized discount of $360,000. See "Certain Transactions."
(3) Included on a pro forma basis is the long-term portion of the Acquisition Notes, net of an unamortized discount of $740,000.
(4) The Restated Declaration provides that the total number of Common Shares and Preferred Shares which may be issued by the Board of Trustees is not limited.
(5) In addition to the Class A Common Shares and Class A Preferred Shares listed in the table, the Company is authorized to issue an unlimited number of Class B Common Shares and Class B Preferred Shares, although no shares of either class are currently outstanding. The Class B Common Shares and the Class B Preferred Shares are identical to the Class A Common Shares and the Class A Preferred Shares respectively, except that neither the Class B Common Shares nor the Class B Preferred Shares entitle the holders thereof to voting rights, except as provided by law. See "Description of Capital Shares."
(6) Each Class A Preferred Share is convertible at the option of the holder thereof into one Class A Common Share, subject to adjustment to avoid dilution, or one Class B Preferred Share. See "Description of Capital Shares."
(7) Total Capitalization includes long-term debt and shareholders' equity.

                            SELECTED FINANCIAL DATA

  Prior to July 1997, the Company operated as a REIT, originating, acquiring, operating or holding income-producing real property and mortgage-related investments. Therefore, the Company's historical financial information as of and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 does not reflect any operating results from its specialty finance or real estate investment banking operations. The following selected financial data relating to the Company have been derived from the historical financial statements as of and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and as of and for the six months periods ended June 30, 1996 and 1997. None of the following data reflect the results of the Acquisition and the Investment, both of which occurred on July 15, 1997 or the Offering as contemplated hereby. For these reasons, the Company believes that the following information is not indicative of the Company's current business. The information in these tables is qualified by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the financial statements of the Company and notes thereto included herein and incorporated by reference in this Prospectus.

                                                                      SIX MONTHS
                                                                         ENDED
                                YEAR ENDED DECEMBER 31,                JUNE 30,
                         ------------------------------------------  -------------
                           1992     1993     1994    1995     1996    1996   1997
                         --------  -------  ------  -------  ------  ------ ------
                                                                      (UNAUDITED)
                              (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
REVENUES:
Rental income........... $  3,641  $ 4,555  $2,593  $ 2,093  $2,019  $1,103 $  236
Interest and investment
 income.................    2,248      924   1,675    1,396   1,136     548    679
Other...................      --       --      519       46     --      --      69
                         --------  -------  ------  -------  ------  ------ ------
   Total revenues.......    5,889    5,479   4,787    3,535   3,155   1,651    984
                         --------  -------  ------  -------  ------  ------ ------
OPERATING EXPENSES:
Operating expenses......    1,703    2,177   1,782      592     685     326    123
Property management.....      384      620     252       96      96      56     15
General and
 administrative.........      480      662     813      933   1,503     780  1,126
Interest................    1,388    1,487   1,044      815     547     274    123
Depreciation and
 amortization...........    1,111      847     595      662      64      25     25
                         --------  -------  ------  -------  ------  ------ ------
   Total operating
    expenses............    5,066    5,793   4,486    3,098   2,895   1,461  1,412
                         --------  -------  ------  -------  ------  ------ ------
OPERATING INCOME (LOSS)
 BEFORE EXTRAORDINARY
 GAIN (LOSS)............      823     (314)    301      437     260     190   (428)
                         --------  -------  ------  -------  ------  ------ ------
Gain (loss) due to sale
 and valuation
 adjustments............  (11,102)  (7,797)   (337)  (3,215)   (674)     37   (432)
                         --------  -------  ------  -------  ------  ------ ------
NET INCOME (LOSS).......  (10,279)  (8,111)    (36)  (2,778)   (414)    227   (860)
                         ========  =======  ======  =======  ======  ====== ======
PER SHARE INFORMATION:
Net income (loss) per
 Common Share........... $  (1.13) $ (0.89) $(0.00) $ (0.30) $(0.05) $ 0.02 $(0.09)
Weighted average Common
 Shares outstanding.....    9,137    9,137   9,137    9,137   9,137   9,137  9,137

                                                      DECEMBER 31,
                                         ---------------------------------------
                                          1992    1993    1994    1995    1996
                                         ------- ------- ------- ------- -------
BALANCE SHEET DATA:
Total assets............................ $55,477 $42,194 $36,540 $33,532 $30,036
Total liabilities.......................  16,739  13,583   8,855   8,625   5,565
Shareholders' equity....................  38,738  28,611  27,685  24,907  24,471

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma condensed combined financial statements assume completion of the Investment and the Acquisition. The as adjusted unaudited condensed combined balance sheet is further adjusted for the sale of the 8,000,000 Class A Common Shares offered hereby at the Offering Price and the application of the estimated net proceeds therefrom (after deduction of underwriting discounts and commissions and estimated offering expenses). The pro forma condensed combined financial statements are based on and should be read in conjunction with the historical consolidated financial statements of the Company and of Victor Capital, for the year ended December 31, 1996 and the six months ended June 30, 1997 which are included elsewhere in this Prospectus.

  The following pro forma condensed combined balance sheet as of June 30, 1997 assume the Investment and the Acquisition and related transactions occurred on June 30, 1997 and the as adjusted condensed combined balance sheet is further adjusted to reflect completion of the Offering. The following pro forma condensed combined statements of income for the year ended December 31, 1996 and the six months ended June 30, 1997 assume the Investment and the Acquisition and related transactions occurred on January 1, 1996. The following pro forma and as adjusted condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined operating results or combined financial position that would have occurred if the Investment, the Acquisition and the Offering had been consummated on the dates indicated, nor is it indicative of future combined operating results or combined financial position.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 JUNE 30, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                           THE     VICTOR   PRO FORMA        PRO FORMA     AS
                         COMPANY   CAPITAL ADJUSTMENTS NOTES COMBINED   ADJUSTED
                         --------  ------- ----------- ----- ---------  --------
         ASSETS
         ------
Current Assets:
  Notes receivable, net. $  2,650  $  --     $    --         $  2,650   $ 2,650
  Cash and cash
   equivalents..........    2,059     956       (619)   (1)     2,396     2,396
  Marketable securities.   12,696      18     32,000    (2)    44,714   120,544
  Accounts receivable,
   net..................      796     168      2,400    (1)     3,364     3,364
  Deposits and prepaid
   expenses.............      --      154        --               154       154
                         --------  ------    -------         --------   -------
  Total current assets..   18,201   1,296     33,781           53,278   129,108
  Investment in CMBS....   49,524     --         --            49,524    49,524
  Property and
   equipment, net.......      --       93        --                93        93
  Other assets, net.....      554       1        --               555       555
  Excess of purchase
   price over net
   tangible assets
   acquired.............      --      --       1,500    (1)     1,500     1,500
                         --------  ------    -------         --------   -------
  Total Assets.......... $ 68,279  $1,390    $35,281         $104,950   180,780
                         ========  ======    =======         ========   =======
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  --------------------
Liabilities:
  Current maturities of
   long-term notes
   payable, net......... $    --   $  --     $   640    (1)  $    640   $   640
  Long-term notes
   payable, net.........      873     --       3,260    (1)     4,133     4,133
  Repurchase
   Obligations..........   42,451     --         --            42,451    42,451
  Accounts payable and
   accrued expenses.....    1,160     371        --             1,531     1,531
  Due to partner........      --      400        --               400       400
  Other liabilities.....      --      --         --               --        --
                         --------  ------    -------         --------   -------
  Total Liabilities.....   44,484     771      3,900           49,155    49,155
                         --------  ------    -------         --------   -------
Shareholders' equity:
  Class A Preferred
   Shares...............      --      --      12,268    (2)    12,268    12,268
  Class A Common Shares.    9,137     --         --             9,137    17,137
  Additional paid-in
   capital..............   55,145     --      19,732    (2)    74,877   142,707
  Unrealized holding
   income on marketable
   securities...........      135     --         --               135       135
  Accumulated earnings
   (deficit)............  (40,622)    619       (619)   (1)   (40,622)  (40,622)
                         --------  ------    -------         --------   -------
  Total Shareholders'
   Equity...............   23,795     619     31,381           55,795   131,625
                         --------  ------    -------         --------   -------
Total Liabilities and
 Shareholders' Equity... $ 68,279  $1,390    $35,281         $104,950   180,780
                         ========  ======    =======         ========   =======

    The accompanying notes are an integral part of these pro forma condensed combined financial statements.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      THE    VICTOR   PRO FORMA        PRO FORMA
                                    COMPANY  CAPITAL ADJUSTMENTS NOTES COMBINED
                                    -------  ------- ----------- ----- ---------
REVENUES:
  Rental income.................... $  236   $  --     $   --           $   236
  Real estate advisory fees........    --     2,722        --             2,722
  Interest and investment income...    748       37        --               785
                                    ------   ------    -------          -------
  Total Revenues...................    984    2,759        --             3,743
                                    ------   ------    -------          -------
EXPENSES:
  Operating expenses...............    123      --         --               123
  Payroll..........................    --       909        500    (1)     1,409
  Victor Capital management fee....    --       439       (439)   (1)       --
  Property management..............     15      --         --                15
  General and administrative.......  1,126      627        --             1,753
  Interest.........................    123      --         150    (2)       273
  Depreciation and amortization....     25       19         50    (2)        94
  Net loss on sale of investments..    432      --         --               432
                                    ------   ------    -------          -------
Total Expenses.....................  1,844    1,994        261            4,099
                                    ------   ------    -------          -------
OPERATING INCOME (LOSS) BEFORE
 PROVISION FOR INCOME TAXES........   (860)     765       (261)            (356)
Provision for income taxes.........    --       --         --     (3)       --
                                    ------   ------    -------          -------
NET INCOME (LOSS).................. $ (860)  $  765    $  (261)         $  (356)
                                    ======   ======    =======          =======
Preferred dividends................    --       --       1,568    (4)     1,568
                                    ------   ------    -------          -------
Net Income (Loss)--Common Shares... $ (860)  $  765    $(1,829)         $(1,924)
                                    ======   ======    =======          =======
Net Income (loss) per Common Share
Primary............................ $(0.09)      NA         NA          $ (0.21)
Fully diluted......................  (0.09)      NA         NA          $ (0.09)

Weighted average Common Shares
 outstanding
Primary............................  9,137      --         --             9,137
Fully diluted......................  9,137      --      12,268    (5)    21,405


    The accompanying notes are an integral part of these pro forma condensed combined financial statements.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            VICTOR   PRO FORMA        PRO FORMA
                                THE COMPANY CAPITAL ADJUSTMENTS NOTES COMBINED
                                ----------- ------- ----------- ----- ---------
REVENUES:
  Rental income................   $2,019    $  --     $   --           $ 2,019
  Real estate advisory fees....      --      6,940        --             6,940
  Interest and investment
   income......................    1,136        70        --             1,206
  Net gain on sale.............    1,069       263        --             1,332
                                  ------    ------    -------          -------
  Total Revenues...............    4,224     7,273        --            11,497
                                  ------    ------    -------          -------
EXPENSES:
  Operating expenses...........      685       --         --               685
  Payroll......................      --      2,833      1,000    (1)     3,833
  Victor Capital management
   fee.........................      --        861       (861)   (1)       --
  Property management..........       96       --         --                96
  General and administrative...    1,503       892        --             2,395
  Interest.....................      547       --         360    (2)       907
  Depreciation and
   amortization................       64        44        100    (2)       208
  Valuation losses.............    1,743       --         --             1,743
                                  ------    ------    -------          -------
Total Expenses.................    4,638     4,630        599            9,867
                                  ------    ------    -------          -------
OPERATING INCOME (LOSS) BEFORE
 PROVISION FOR INCOME TAXES....     (414)    2,643       (599)           1,630
Provision for income taxes.....      --        --          46    (3)        46
                                  ------    ------    -------          -------
NET INCOME (LOSS)..............   $ (414)   $2,643    $  (645)         $ 1,584
                                  ======    ======    =======          =======
Preferred dividends............      --        --       3,135    (4)     3,135
                                  ------    ------    -------          -------
Net Income (Loss)--Common
 Shares........................   $ (414)   $2,643    $(3,780)         $(1,551)
                                  ======    ======    =======          =======
Net Income (loss) per Common
 Share
  Primary......................   $(0.05)       NA         NA          $ (0.17)
  Fully diluted................   $(0.05)       NA         NA          $ (0.07)
Weighted average Common Shares
 outstanding
  Primary......................    9,137       --         --             9,137
  Fully diluted................    9,137       --      12,268    (5)    21,405

    The accompanying notes are an integral part of these pro forma condensed combined financial statements.

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

BALANCE SHEET

1. ACQUISITION OF VICTOR CAPITAL

  Reflects the Acquisition in exchange for the Acquisition Notes. See "Certain Transactions." The Acquisition Notes have been discounted to $3.9 million based on an imputed interest rate of 9.5%. Pursuant to the interest purchase agreement, Victor Capital's assets will approximate its liabilities at the time of Acquisition.

  These events are reflected in the Pro Forma Condensed Combined Balance Sheet as follows (in thousands):

   Adjustment of Victor Capital net assets to zero:
     Cash and cash equivalents........................................ $ (619)
                                                                       ======
     Accumulated earnings (deficit)................................... $ (619)
                                                                       ======
   Acquisition in exchange for a non-interest bearing note discounted at an imputed interest rate of 9.5%:
     Real Estate Advisory Fee Receivable.............................. $2,400
     Excess of purchase price over net tangible assets acquired....... $1,500
                                                                       ------
                                                                       $3,900
                                                                       ======
     Current maturities of long-term notes payable, net............... $  640
     Long-term notes payable, net..................................... $3,260
                                                                       ------
                                                                       $3,900
                                                                       ======

2. CLASS A PREFERRED SHARES

  Represents $32.0 million in net proceeds from the issuance of 12,267,658 Class A Preferred Shares, which is assumed to be immediately invested into marketable securities.

STATEMENTS OF INCOME

1. EMPLOYMENT

  Prior to the Acquisition, Victor Capital's owners were compensated pursuant to a management agreement with Victor Capital's general partner. In connection with the Acquisition, the owners of Victor Capital entered into employment agreements with the Company and the management agreement was terminated.
See "Management--Employment Agreements."

2. AMORTIZATION OF VICTOR CAPITAL ACQUISITION

  The discounted cost of the Acquisition in excess of net tangible assets acquired, $1.5 million, will be amortized over a fifteen year period. Interest has been imputed on the non-interest bearing note issued by the Company to acquire Victor Capital at a rate of 9.5% per annum.

3. CORPORATE TAXES

  Due to the termination of the Company's REIT status and the Company's resulting status as a taxable corporate entity, the Company's income will be taxed at a federal corporate rate of 35% after giving effect to the Company's estimated available net operating losses of $1.5 million per annum, which have been adjusted for the change in the Company's ownership.

                                  (UNAUDITED)


4. CLASS A PREFERRED SHARES

  Pursuant to the terms of the Certificate of Designation establishing the Class A Preferred Shares, a semi-annual dividend of $0.1278 per share is payable based on a dividend rate of 9.5%. The dividend payable on the 12,267,658 Class A Preferred Shares outstanding on a pro forma basis for the year ended December 31, 1996 and the six months ended June 30, 1997 has been presented.

5. DILUTION OF COMMON SHARES

  Pursuant to the terms of the Certificate of Designation establishing the Class A Preferred Shares, the holders of the 12,267,658 Class A Preferred Shares outstanding on a pro forma basis have the right to convert their shares into Class A Common Shares and Class B Common Shares of the Company at the rate of one Class A Common Share or Class B Common Share for each Class A Preferred Share, subject to adjustment to avoid dilution.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Prior to July 1997, the Company operated as a REIT, originating, acquiring, operating or holding income-producing real property and mortgage-related investments. Since the 1997 Annual Meeting, the Company has pursued a new strategic direction with a focus on becoming a specialty finance company designed primarily to take advantage of high-yielding mezzanine and other real estate asset investment opportunities in commercial real estate. As contemplated by its new business plan, the Company no longer qualifies for treatment as a REIT for federal income tax purposes. Consequently, the information set forth below with regard to historical results of operations for the three years ended December 31, 1996 does not reflect any operating results from the Company's specialty finance activities or real estate investment banking services nor the Company's current investment portfolio.

RECENT DEVELOPMENTS

  On January 3, 1997, CRIL, an affiliate of EGI and Samuel Zell, purchased from the Company's former parent 6,959,593 Class A Common Shares (representing approximately 76% of the then outstanding Class A Common Shares) for an aggregate purchase price of $20,222,011. Prior to the purchase, which was approved by the then incumbent Board of Trustees, EGI and Victor Capital presented to the Company's then incumbent Board of Trustees a proposed new business plan in which the Company would cease to be a REIT and instead become a specialty finance company designed primarily to take advantage of high-yielding mezzanine investment and other real estate asset opportunities in commercial real estate. EGI and Victor Capital also proposed that they provide the Company with a new management team to implement the business plan and that they invest through an affiliate a minimum of $30.0 million in a new class of preferred shares to be issued by the Company.

  The Board of Trustees approved CRIL's purchase of the former parent's Class A Common Shares, the new business plan and the issuance of a minimum of $30.0 million of Class A Preferred Shares of the Company at $2.69 per share, which shares are convertible into Class A Common Shares of the Company on a one-for-one basis. The Board of Trustees considered a number of factors in approving the foregoing, including the attractiveness of the proposed new business plan, the significant real estate investment and financing experience of the proposed new management team and the significant amount of equity capital the Company would obtain from the proposed preferred share investment. The Board also considered the terms of previous alternative offers to purchase the former parent's interest in the Company of which the Board was aware and the fact that the average price of the Company's Class A Common Shares during the 60 trading days preceding the Board of Trustees meeting at which the proposed preferred equity investment was approved was $2.38 per share. The Company subsequently agreed that, concurrently with the consummation of the proposed preferred equity investment, it would acquire for $5.0 million Victor Capital's real estate investment banking, advisory and asset management businesses, including the services of its experienced management team.

  At the Company's 1997 Annual Meeting held on July 15, 1997, the Company's shareholders approved the Investment, pursuant to which the Company would issue and sell up to approximately $34.0 million of Class A Preferred Shares to Veqtor, an affiliate of Samuel Zell and the principals of Victor Capital. The Company's shareholders also approved an amended and restated declaration of trust of the Company, that, among other things, reclassified the Company's Old Common Shares as Class A Common Shares and changed the Company's name to "Capital Trust."

  Immediately following the 1997 Annual Meeting, the Investment was consummated; 12,267,658 Class A Preferred Shares were sold to Veqtor for an aggregate purchase price of $33,000,000 pursuant to the terms of the preferred share purchase agreement, dated as of June 16, 1997, by and between the Company and Veqtor (the "Investment Agreement"). Concurrently with the foregoing transaction, Veqtor purchased the 6,959,593 Class A Common Shares held by CRIL for an aggregate purchase price of approximately $21.3 million.

As a result of these transactions, Veqtor beneficially owns 19,227,251 (or approximately 90%) of the outstanding voting shares of the Company. Veqtor funded the approximately $54.3 million aggregate purchase price for the Class A Common Shares and Class A Preferred Shares with $5.0 million of capital contributions from its members and $50.0 million of borrowings under the Veqtor Notes issued to the Institutional Investors. The Veqtor Notes may in the future be redeemed for preferred interests in Veqtor that may in turn be converted into an aggregate of 9,900,111 (or approximately 34%) of the outstanding voting shares of the Company.

  In addition, immediately following the 1997 Annual Meeting, the acquisition of the real estate services businesses of Victor Capital was consummated and a new management team was appointed by the Company from among the ranks of Victor Capital's professional team and elsewhere. The Company thereafter immediately commenced full implementation of the new business plan under the direction of its newly elected Board of Trustees and new management team.

  As of January 1, 1997, the Company's investment portfolio included two commercial properties, as well as three mortgage notes secured by real property, all "held for sale." The Company's real estate portfolio, carried at a book value of $8,585,000 as of January 1, 1997, included a shopping center in Sacramento, California and a 60% interest in a mixed-use retail property in Kirkland, Washington. During the first quarter, these two commercial properties were sold. The sale of the shopping center closed on February 14, 1997 and the sale of the Company's retail property interest closed on March 3, 1997. The proceeds from these sales were invested in mortgage loans and in liquid mortgage-backed securities which satisfy REIT asset qualification requirements. As of the end of the second quarter, the Company had $12,696,000 invested in such securities.

  The Company's mortgage note portfolio, carried at an aggregate book value of $2,650,000 as of June 30, 1997, consists of four loans which bear interest at an overall effective rate of approximately 8% and are collateralized by mortgages on real property; approximately $2.1 million of these loans pay interest on a monthly basis and bear interest at an overall effective rate of approximately 8.7%.

RESULTS OF OPERATIONS

COMPARISON OF THE HISTORICAL SIX MONTHS ENDED JUNE 30, 1997 TO THE SIX MONTHS ENDED JUNE 30, 1996

  A net loss of $860,000 was reported by the Company for the six months ended June 30, 1997, a decrease of $1,087,000 from the six months ended June 30, 1996. These changes were primarily the result of losses on the sale of investments and expenses associated with the 1997 Annual Meeting.

  Total Revenues. Total revenues decreased $667,000 to $984,000 for the six months ended June 30, 1997. This was down from $1,651,000 for the six months ended June 30, 1996. This decrease is primarily attributable to decreases in rental revenues due primarily to the sale of properties offset by an increase in interest revenues.

  Rental revenues decreased $867,000 to $236,000 for the six months ended June 30, 1997. This was down from $1,103,000 for the six months ended June 30, 1996. This decrease was primarily the result of the sale of the Company's remaining properties.

  Interest revenues increased $131,000 to $679,000 for the six months ended June 30, 1997. This was up from $548,000 for the six months ended June 30, 1996. This increase was primarily due to the increase in interest received from marketable securities and an increase in interest earned on cash accounts.

  Total Expenses. Total expenses decreased $49,000 to $1,412,000 for the six months ended June 30, 1997. This was down from $1,461,000 for the six months ended June 30, 1996. This decrease was attributable to decreases in operating expenses as well as decreases in interest expense offset by increases in general and administrative expenses, primarily associated with the annual meeting of shareholders.

  Interest expense decreased $151,000 to $123,000 for the six months ended June 30, 1997. This was down from $274,000 for the six months ended June 30, 1996. This decrease primarily resulted from the cessation of interest expense on the sale of its retail property interest.

  General and administrative expenses increased $346,000 to $1,126,000 for the six months ended June 30, 1997. This was up from $780,000 for the six months ended June 30, 1996. This increase was due to the net effect of increases and decreases in various expense categories. The largest increases were generated by additional trustee fees and consulting fees, the packaging and disposition of the Company's mortgage notes, and expenses relating to the 1997 Annual Meeting.

  Valuation Losses. Valuation losses decreased to zero for the six months ended June 30, 1997.

  Dispositions. During the first quarter of 1997, the Company sold its shopping center property. The net loss recognized from the sale of the shopping center was approximately $34,000. The Company also sold its retail property interest. The net loss recognized from the sale of the retail property was approximately $398,000 of which the majority was transfer taxes and the elimination of unamortized tenant improvements and leasing commissions.

COMPARISON OF THE HISTORICAL YEARS ENDED DECEMBER 31, 1996, DECEMBER 31, 1995 AND DECEMBER 31, 1994

 Results of Operations

  Total Revenues. Total revenues were $3,155,000 in 1996, down from $3,535,000 in 1995, which were down from $4,787,000 in 1994. The decrease reported in 1996 was primarily attributable to a decrease in interest revenue as a result of the liquidation of a portion of the Company's note portfolio and decreased rental revenues. In 1995, there was a $473,000 reduction in hotel revenue compared to the prior year as a result of the terms and conditions of the lease arrangement in place throughout 1995.

  Rental revenues at the Company's commercial properties were $2,019,000 in 1996, down from $2,093,000 in 1995, which were down from $2,593,000 in 1994.
The decrease in rental revenues reported in 1996 was attributable primarily to the absence of rent collected at the two properties that were sold in the first half of the year. The decrease in rental revenues in 1995 compared to that collected in 1994 was attributable to the absence of $196,000 in rent collected in the prior year at a shopping center prior to its sale, as well as a decrease of $305,000 in rents collected at the two other properties. No rental revenues were generated by the Company's hotel property in 1996, which was foreclosed upon after the Company suspended debt service payments.

  Interest revenues were $1,136,000 in 1996, down from $1,396,000 in 1995. The decrease was the result of a lower amount of interest received due to the sale of certain mortgage notes offset by an increase in interest earned on cash accounts and marketable securities. Interest revenues in 1995 were down from 1994 interest revenues of $1,675,000. In 1994, the Company recognized an additional $735,000 in interest revenue on one of its mortgage notes. In September 1994, this note was modified and $491,000 of accrued interest, the recognition of which had been deferred, was paid in consideration for releasing an asset from the pool of properties collateralizing the note. This event was the primary cause of the decrease in interest revenues in 1995 from 1994.

  Total Expenses. Total expenses were $2,895,000 in 1996, down from $3,098,000 in 1995. In 1995, total expenses were down 31% from total expenses of $4,486,000 in 1994. The reduction in expenses in 1996 was primarily the result of the downsizing of the Company's portfolio which reduced depreciation, interest expense and associated property operating expenses. The reduction in expenses by $1,388,000 in 1995 over those of 1994 resulted from reduced interest expense and hotel and commercial property operating expenses caused by the downsizing of the Company's portfolio and the lease agreement with the hotel management company. In 1996, the hotel, as a function of the operating lease agreement generated no income or expense to the Company. In 1995, hotel operating expenses decreased $763,000 from 1994, attributable to the leasing of the property to a third party hotel management company in mid-year.

  Interest expense was $547,000 in 1996, down from $815,000 in 1995, which was down from $1,044,000 in 1994. The decrease in 1996 reflected the disposition of the hotel property. The decrease in interest expense in 1995 over that of 1994 reflected the sale of a shopping center property and the payoff of the note on another shopping center property.

  The 1996 non-cash depreciation charge was $64,000, a decrease from $662,000 in 1995, which charge increased in 1995 compared to the depreciation charge of $595,000 in 1994. The decrease in 1996 reflected the sale of two properties and the disposition of the hotel property. In addition, the Company's two remaining properties were not depreciated in 1996 because they were being held for sale. The slight increase in 1995 over that of 1994 resulted from amortization of certain property-specific expenses.

  General and administrative expenses were $1,503,000 in 1996, up significantly from $933,000 in 1995. General and administrative expenses in 1995 were up from the $813,000 reported in 1994. While the Company was able to lower a number of office expenses, a net increase in general and administrative costs occurred in 1996 due primarily to an accelerated investigation of potential merger or acquisition candidates plus due diligence costs. The increase in general and administrative expenses in 1995 over those in 1994 was primarily due to legal and accounting costs which had not been incurred in the prior year, plus expansion transaction development costs.

  Net Loss. The net loss for the Company in 1996 was $414,000, a substantial decrease over the net loss of $2,778,000 reported in 1995. This improvement was primarily the result of sales proceeds received by the Company from property and mortgage note dispositions offset by valuation losses discussed further below. Net loss in 1995 was up significantly from a net loss of $36,000 reported in 1994. The increase in net loss in 1995 compared to 1994 was due primarily to a substantial difference in valuation losses charged in 1995 as compared to those charged in 1994.

  Operating income was $260,000 in 1996, down from $437,000 in 1995. In 1995, operating income was up from $301,000 in 1994. The $177,000 decline in operating income in 1996 was primarily the result of an increase in Company operating expenses during the year offset by a reduction in depreciation charges. Operating income in 1995 was $136,000 greater than that reported in 1994, primarily because of lower interest expense and reduced hotel operating expenses.

  Net Gain or Loss on Foreclosure or Sale of Investments. Income before valuation losses to the Company was $1,329,000 in 1996 as compared to $503,000 in 1995 and $83,000 in 1994. The net gain recognized from the sale of a property in the first quarter of 1996 was $299,000. There was no gain or loss upon the foreclosure of the motel property in the first quarter of 1996 as the net book value of the property was equal to its debt.

  During the second quarter of 1996, the Company incurred a net loss of $164,000 from the sale of a storage facility property. Also during the second quarter of 1996, the Company sold two of its seven mortgage notes. A gain of $430,000 was recognized upon the sale of the Company's mortgage note which was collateralized by a first deed of trust on an office/commercial building in Phoenix, Arizona; and a gain of $30,000 was recognized upon the sale of the Company's mortgage note which was collateralized by a second deed of trust on a commercial building in Pacheco, California. During the third quarter of 1996, the Company sold two more mortgage notes. A gain of $115,000 was recognized upon the sale of the Company's mortgage note which was collateralized by a first deed of trust on an office building in Scottsdale, Arizona; and a gain of $357,000 was recognized upon the sale of the Company's mortgage note which was collateralized by a second deed of trust on an office/industrial building in Sunnyvale, California.

  In 1995, the Company recognized a deferred gain from the partial principal payment received on one of its mortgage notes. During the first five months of 1994, the Company's hotel property experienced an average operating loss after debt service of $107,000 per month. With the execution of a lease with the hotel management company in 1994, this amount was reduced to approximately $8,600 per month, the difference between the monthly lease payment of $20,000 and the property's monthly debt service requirement of $28,600. The lease was renegotiated in June 1995, reducing the monthly lease payments from $20,000 to approximately $9,000, increasing the loss recorded by the Company. In 1994, the Company experienced a gain of $114,000 on the sale of one property and the recognition of a deferred gain from the partial principal payment on one of its mortgage notes. This was offset by a $344,000 loss from the release of and default on two of the Company's mortgage notes held at that time.

  Valuation Losses. For the year ended December 31, 1996, the Company reported total valuation losses of $1,743,000. By year end, the Company had reduced the book value of its Sacramento, California shopping center to $1,215,000 and the book value of its Kirkland, Washington retail property to $7,370,000. Since these properties were no longer being held for investment, but rather for sale, their book value was reduced to more accurately reflect the then current market value of the assets. The decline in the shopping center's value was the result of the Company's relatively short lease term on the land underlying the center, the physical condition of the property and changed market conditions in the Sacramento area. Disposition efforts on behalf of retail property also indicated the need to reduce this property's book value as it was no longer being held for investment purposes but actively marketed for sale. Both properties were sold in the first quarter of 1997.

  In 1995, valuation losses of $3,281,000 resulted from the write down in value of two commercial properties and five mortgage notes. In 1994, valuation losses of $119,000 resulted from the write down in value of two commercial properties. In 1996, 1995 and 1994 there were no extraordinary items.

LIQUIDITY AND CAPITAL RESOURCES

  At June 30, 1997, the Company had $2,059,000 in cash. The Company's $8,777,000 mortgage note portfolio is carried at a net book value of $2,650,000 due primarily to cumulative write downs in valuation. Its investment in marketable securities, available for sale, had a net book value at June 30, 1997, of $12,696,000. The primary sources of liquidity for the Company in the remainder of 1997, which the Company believes will adequately meet future liquidity and capital resource requirements, will be the net
proceeds from its Investment, the $    million of net proceeds from the
Offering, cash on hand, cash generated from operations, interest payments on its notes and securities and borrowings under the Credit Facility. The primary demands on the Company's capital resources will be the funding of investments contemplated by the Company's new business plan.

  The Company experienced a net decrease in cash of $2,639,000 for the six months ended June 30, 1997, compared to a net decrease in cash of $620,000 for the six months ended June 30, 1996, a difference of $2,019,000. For the six months ended June 30, 1997, cash used in operating activities was $131,000, down $496,000 from cash provided by operations of $365,000 during the same period in 1996. Cash used in investing activities during this same period increased by $39,743,000 to $40,690,000, up from $(947,000), primarily the result of investing in CMBS. Cash provided by financing activities increased $38,220,000 due primarily from the proceeds of repurchase obligations.

  The Company has one outstanding debt obligation of $873,000 in addition to two outstanding repurchase obligations.

  The Company has entered the $150 million Credit Facility. The Credit Facility has a term of three years and provides for advances to fund lender-approved mortgage loans and investments made by the Company ("Funded Portfolio Assets"). In connection with the Credit Facility, the Company received an advance of approximately $11.7 million prior to execution of the Credit Facility.

  The obligations of the Company under the Credit Facility are to be secured by pledges of the Funded Portfolio Assets acquired with advances under the Credit Facility. Borrowings under the Credit Facility will bear interest at different specified rates over LIBOR, based upon the amount advanced by the lender, in its discretion, on an asset-by-asset basis. The Credit Facility provides for principal reductions of asset-specific borrowings in the event of asset quality and/or market value deterioration as determined under the agreement. The Credit Facility contains customary representations and warranties, covenants and conditions and events of default, including negative covenants requiring the Company to maintain a minimum GAAP net worth of $50 million, a debt-to-equity ratio of no more than 5:1 and an EBITDA-to-interest expense ratio of 1.35:1.

IMPACT OF INFLATION

  The Company's operating results depend in part on the difference between the interest income earned on its interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. Changes in the general level of interest rates prevailing in the economy in response to changes in the rate of inflation or otherwise can affect the Company's income by affecting the spread between the Company's interest-earning assets and interest-bearing liabilities, as well as, among other things, the value of the Company's interest-earning assets and its ability to realize gains from the sale of assets and the average life of the Company's interest-earning assets. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond the control of the Company. The Company may employ various hedging strategies to limit the effects of changes in interest rates on its operations, including engaging in interest rate swaps, caps, floors and other interest rate exchange contracts. There can be no assurance that the Company will be able to adequately protect against the foregoing risks and that the Company will ultimately realize an economic benefit from any hedging contract it enters into.

                                   BUSINESS

OVERVIEW

  Capital Trust is a recently recapitalized specialty finance company designed to take advantage of high-yielding lending and investment opportunities in commercial real estate. The Company makes investments in various types of income producing commercial real estate and its current investment program emphasizes senior and junior commercial mortgage loans, preferred equity investments, and subordinated interests in commercial mortgage-backed securities. The Company believes that a majority of the investments to be held in its portfolio for the long-term will be structured so that the Company's investment is subordinate to third party first mortgage debt but senior to the real estate owner/operator's equity position. The Company anticipates that it will invest in a diverse array of real estate-related assets and enterprises, including real estate operating companies, that satisfy its investment criteria.

  In executing its business plan, the Company believes that it will be able to utilize the extensive real estate industry contacts and relationships of Equity Group Investments, Inc. EGI is a private real estate and corporate investment firm controlled by Samuel Zell, who serves as chairman of the Board of Trustees of the Company. EGI's affiliates include Equity Office Properties Trust and Equity Residential Properties Trust, the largest U.S. REITs operating in the office and multifamily residential sectors, respectively. The Company also expects to draw upon the extensive client roster of the Company's recently acquired real estate investment banking and advisory services subsidiary, Victor Capital, for potential investment opportunities.

  The Company believes that the significant recovery in commercial real estate property values, coupled with fundamental structural changes in the real estate capital markets (primarily related to the growth in CMBS issuance), has created significant market-driven opportunities for finance companies specializing in commercial real estate lending and investing. Such opportunities are expected to result from the following developments:

  . SCALE AND ROLLOVER: The U.S. commercial mortgage market--a market that is comparable in size to the corporate and municipal bond markets--has approximately $1 trillion in total mortgage debt outstanding, which debt is primarily privately held. In addition, a significant amount of commercial mortgage loans held by U.S. financial institutions are scheduled to mature in the near future.

  . RAPID GROWTH OF SECURITIZATION: With annual issuance volume of approximately $30 billion, the total amount of CMBS currently outstanding has grown to over $100 billion from approximately $6 billion in 1990. To date, the CMBS market expansion has been fueled by "conduits" which originate whole loans primarily for resale to financial intermediaries, which in turn package the loans as securities for distribution to public and private investors.

    The Company believes that as securitized lenders replace traditional lenders such as banks and life insurance companies as the primary source for commercial real estate finance, borrowers are often constrained by relatively inflexible underwriting standards, including lower loan-to-value ratios, thereby creating significant demand for mezzanine financing (typically between 65% and 90% of total capitalization). In addition, since many high quality loans may not immediately qualify for securitization, due primarily to rating agency guidelines, significant opportunities are created for shorter-maturity bridge and transition mortgage financings.

  . CONSOLIDATION: As the real estate market continues to evolve, the Company expects that consolidation will occur and efficiency will increase. Over time, the Company believes that the market leaders in the real estate finance sector will be fully integrated finance companies capable of originating, underwriting, structuring, managing and retaining real estate risk.

  The Company believes that it is well positioned to capitalize on the resultant opportunities which, if carefully underwritten, structured and monitored, represent attractive investments that pose potentially less risk than direct equity ownership of real property. Further, the Company believes that the rapid growth of the CMBS market has given rise to opportunities for the Company to selectively acquire non-investment grade tranches of such securities which the Company believes are priced inefficiently in terms of their risk/reward profile.

  The Company pursues investment and lending opportunities designed to capitalize on inefficiencies in the real estate capital and mortgage markets. The Company's investment program emphasizes, but is not limited to, the following general categories of real estate-related assets:

  . MORTGAGE LOANS. The Company pursues opportunities to originate and fund mortgage loans to commercial real estate owners and property developers who require interim financing until permanent financing can be obtained. The Company's Mortgage Loans are generally not intended to be permanent in nature, but rather are intended to be of a relatively short-term duration, with extension options as deemed appropriate, and typically require a balloon payment of principal at maturity.

  . MEZZANINE LOANS. The Company originates high-yielding loans that are subordinate to first lien mortgage loans on commercial real estate and are secured either by a second lien mortgage or a pledge of the ownership interests in the borrowing property owner. Alternatively, the Company's Mezzanine Loans can take the form of a preferred equity investment in the borrower with substantially similar terms.

  . SUBORDINATED INTERESTS. The Company pursues rated and unrated investments in public and private subordinated interests in commercial CMOs and other CMBS.

  . OTHER INVESTMENTS. The Company intends to assemble an investment portfolio of commercial real estate-related assets meeting the Company's target risk/return profile. The Company is not limited in the kinds of real estate-related assets in which it can invest and believes that it is positioned to expand opportunistically its real estate financing business. The Company may pursue investments in, among other assets, construction loans, distressed mortgages, foreign real estate-related assets, real estate operating companies including loan origination and loan servicing companies, and fee interests in real property. The Company may also originate and fund permanent mortgage loans in which the Company sells the senior tranche, thereby creating a mezzanine position.

  The Company also provides real estate investment banking, advisory and asset management services through its Victor Capital subsidiary. Victor Capital provides services to real estate investors, owners, developers and financial institutions in connection with mortgage financings, securitizations, joint ventures, debt and equity investments, mergers and acquisitions, portfolio evaluations, restructurings and disposition programs. The Company may also acquire operating businesses that the Company believes would complement Victor Capital's existing business.

  Prior to July 1997, the Company operated as a REIT, originating, acquiring, operating or holding income-producing real property and mortgage-related investments. On July 15, 1997, as a result of transactions culminating at the 1997 Annual Meeting, the Company experienced, in addition to a change in control, a number of other significant changes, including:

  .  The investment of $33.0 million in the form of preferred equity capital;

  . The appointment of a new management team consisting primarily of officers of Victor Capital;

  . The implementation of the Company's new business plan emphasizing high-yielding lending and investment opportunities;

  . The acquisition of Victor Capital's real estate investment banking and advisory operations; and

  . The election of the Company to terminate its REIT status for federal income tax purposes primarily in order to retain earnings and to maximize its investment flexibility.

  In addition, the Company entered into the Credit Facility with a commercial lender that provides for a three-year $150 million line of credit; in connection with the Credit Facility, the Company received an advance of approximately $11.7 million from the commercial lender prior to execution of the Credit Facility. Such borrowings, along with cash provided by the Investment and existing cash resources, were used to fund the Company's initial loans and investments. The Company believes that the Credit Facility and the proceeds of the Offering will provide the Company with the capital necessary to expand and diversify its portfolio of investments and will also enable the Company to compete for and consummate larger transactions meeting the Company's target risk/return profile.

  To date, the Company has identified, negotiated and funded the loan and investment transactions set forth below:

  . The purchase of two separate Subordinated Interest investments aggregating approximately $65.0 million. The first investment, in the amount of approximately $49.5 million, is secured by 20 short-term commercial mortgage loans with original maturities ranging from two to three years, which loans are secured by properties located throughout the United States. The Company is the named special servicer for the entire $413 million loan portfolio. The second investment, in the amount of approximately $15.6 million, is secured by a note secured by a pledge of interests in the partnership that owns the 1.75 million square foot office building located at 277 Park Avenue in New York City.

  . The origination, funding and sale of a participation interest in a $35.0 million subordinated Mortgage Loan. This LIBOR-based loan is secured by a second mortgage on the 1.1 million square foot Chicago Apparel Center located in Chicago, Illinois and a $5.0 million mortgage on an adjacent development site.

  . The origination and funding of a $9.8 million Mortgage Loan. This loan is LIBOR-based and is primarily secured by an $11.8 million mortgage note on a 281,000 square foot office/warehouse facility located in Philadelphia and a pledge of other mortgage collateral in the New York metropolitan area aggregating $6.7 million.

  The Company, which targets investment yields ranging from 400 to 600 basis points over LIBOR, expects that each of the investments set forth above will provide yields within that range. The Company intends to employ leverage on its investments in order to increase its overall return on equity. In the future the Company may make investments with yields that fall outside of the investment range set forth above, but that correspond with the level of risk perceived by the Company to be inherent in such investments.

  The Company believes that the commercial real estate capital markets for both debt and equity are in the midst of dramatic structural change. Although the issuance volume of CMBS has grown to $30 billion per annum, the terms and conditions of securitized debt are driven significantly by rating agency criteria, resulting in restrictive underwriting parameters and relatively inflexible transaction structures. At the same time, existing equity owners are faced with high levels of maturing debt which will need to be refinanced, and new buyers are seeking greater leverage than is available from securitized or traditional providers. As a result, the need for mezzanine investment capital has grown significantly. The Company, through its new business plan, intends to capitalize on this market opportunity.

  Immediately following the Investment and the Acquisition, Victor Capital became a wholly owned subsidiary of the Company and Victor Capital's management and professional team assumed comparable positions with the Company. The Company's success is dependent upon the abilities of its new management team who, prior to commencing investment and operating activities under the new business plan, had never managed a real estate finance company as is contemplated under the new business plan, although certain members of the team had significant prior experience in managing real estate assets, including Mortgage Loans and Mezzanine Loans. Prior to consummating the Subordinated Interest investments discussed above, no member of the Company's management team had ever closed on any Subordinated Interest transactions. See "Risk Factors--No Assurance of Successful Implementation of New Business Plan; Reliance on Senior Management."

  In connection with the new business plan, the Company seeks to generate returns primarily from investments in (i) Mortgage Loans; (ii) Mezzanine Loans (in the form of subordinated loans and preferred equity investments); (iii) Subordinated Interests in CMBS; and (iv) Other Investments. The Company also earns income from its real estate investment banking and advisory services business. There can be no assurance that the Company will be able to acquire assets meeting its investment profile, that the terms or results of such investments will be beneficial to the Company, or that the Company will achieve its objectives. Nor can there be any assurances that the Company will earn significant income from its real estate investment banking and advisory services. See "Risk Factors."

  Other than restrictions which result from the Company's intent to avoid regulation under the Investment Company Act, the Company is not subject to any restrictions on the particular percentage of its portfolio invested in any of the above referenced asset classes, nor is it limited in the kinds of real estate assets in which it can invest. The Company has no predetermined limitations or targets for concentration of property type or geographic location. Instead of adhering to any prescribed limits or targets, the Company makes acquisition decisions through asset and collateral analysis, evaluating investment risks on a case-by-case basis. Until appropriate investments are made, cash available for investment may be invested in readily marketable securities or in interest-bearing deposit accounts. See "Risk Factors-- Management Discretion with Investment Policy" and "--Consequences of Not Qualifying for Investment Company Act Exemptions."

  To the extent that the Company's assets become concentrated in a few states or a particular region, the return on an investment in the Company's shares will become more dependent on the economy of such states or region. The Company intends to seek to maximize yield through the use of leverage, consistent with maintaining an acceptable level of risk. Although there may be limits to the leverage that can be applied to certain of the Company's investments, the Company presently does not intend to exceed a debt-to-equity ratio of 5:1.

CATEGORIES OF INVESTMENT

  The discussion below describes the principal categories of assets currently emphasized in the Company's new business plan.

  Mortgage Loans. The Company actively pursues opportunities to originate and fund Mortgage Loans to real estate owners and property developers who need interim financing until permanent financing can be obtained. The Company's Mortgage Loans generally are not intended to be "permanent" in nature, but rather, are intended to be of a relatively short-term duration, with extension options as deemed appropriate, and generally require a balloon payment of principal and interest at maturity. These types of loans are intended to be higher-yielding loans with higher interest rates and commitment fees. Property owners or developers in the market for these types of loans include, but are not limited to, promoters of pre-formation REITs desiring to acquire attractive properties to contribute to the REIT before the formation process is complete, traditional property owners and operators who desire to acquire a property before it has received a commitment for a long-term mortgage from a traditional commercial mortgage lender, or a property owner or investor who has an opportunity to purchase its existing mortgage debt or third party mortgage debt at a discount; in each instance, the Company's loan would be secured by a Mortgage Loan. The Company may also originate traditional, long-term mortgage loans and, in doing so, would compete with traditional commercial mortgage lenders. In pursuing such a strategy, the Company would generally intend to sell or refinance the senior portion of the mortgage loan, individually or in a pool, and retain a Mezzanine Loan. In addition, the Company believes that, as a result of the recent increase in commercial real estate securitizations, there are attractive opportunities to originate short-term bridge loans to owners of mortgaged properties that are temporarily prevented as a result of timing and structural reasons from securing long-term mortgage financing through securitization.

  Mezzanine Loans. The Company intends to take advantage of opportunities to provide mezzanine financing on commercial property that is subject to first lien mortgage debt. The Company believes that there is a growing need for mezzanine capital (i.e., capital representing the level between 65% and 90% of property value) as a result of current commercial mortgage lending practices setting loan-to-value targets as low as 65%. The Company's mezzanine financing may take the form of subordinated loans, commonly known as second mortgages, or, in the case of loans originated for securitization, partnership loans (also known as pledge loans) or preferred equity investments. For example, on a commercial property subject to a first lien mortgage loan with a principal balance equal to 70% of the value of the property, the Company could lend the owner of the property (typically a partnership) an additional 15% to 20% of the value of the property. The Company believes that as a result of (i) the significant changes in the lending practices of traditional commercial real estate lenders, primarily relating to more conservative loan-to-value ratios, and (ii) the significant increase in securitized lending with strict loan-to-value ratios imposed by the rating agencies, there will be increasing demand for mezzanine capital by property owners.

  Typically, as security for its debt to the Company, in a Mezzanine Loan, the owner would pledge to the Company either the property subject to the first lien (giving the Company a second lien position typically subject to an inter-creditor agreement) or the limited partnership and/or general partnership interest in the owner. If the owner's general partnership interest is pledged, then the Company would be in a position to take over the operation of the property in the event of a default by the owner. By borrowing against the additional value in their properties, the property owners obtain an additional level of liquidity to apply to property improvements or alternative uses. Mezzanine Loans generally provide the Company with the right to receive a stated interest rate on the loan balance plus various commitment and/or exit fees. In certain instances, the Company will negotiate to receive a percentage of net operating income or gross revenues from the property, payable to the Company on an ongoing basis, and a percentage of any increase in value of the property, payable upon maturity or refinancing of the loan, or the Company will otherwise seek terms to allow the Company to charge an interest rate that would provide an attractive risk-adjusted return. Alternatively, the Mezzanine Loans can take the form of a non-voting preferred equity investment in a single purpose entity borrower with substantially similar terms.

  In connection with its mezzanine lending and investing activities, the Company may elect to pursue strategic alliances with lenders such as commercial banks and Wall Street conduits who do not have a mezzanine lending capability and are therefore perceived to be at a competitive disadvantage. The Company believes that such alliances could accelerate the Company's loan origination volume, assist in performing underwriting due diligence, and reduce potential overhead. While the Company intends to seek such alliances, there can be no assurance that the Company will be successful in this regard or that if the Company creates such an alliance or alliances, that such alliances will be successful.

  Subordinated Interests. The Company acquires rated and unrated Subordinated Interests in commercial mortgage-backed securities issued in public or private transactions. CMBS typically are divided into two or more classes, sometimes called "tranches." The senior classes are higher "rated" securities, which are rated from low investment grade ("BBB") to higher investment grade ("AA" or "AAA"). The junior, subordinated classes typically include a lower rated, non-investment grade "BB" and "B" class, and an unrated, higher-yielding, credit support class (which generally is required to absorb the first losses on the underlying mortgage loans). The Company currently invests in the non-investment grade tranches of Subordinated Interests. The Company may pursue the acquisition of performing and non-performing (i.e., defaulted) Subordinated Interests.

  CMBS generally are issued either as CMOs or pass-through certificates ("Pass-Through Certificates"). CMO Bonds are debt obligations of special purpose corporations, owner trusts or other special purpose entities secured by commercial mortgage loans or CMBS. Pass-Through Certificates evidence interests in trusts, the primary assets of which are mortgage loans. CMO Bonds and Pass-Through Certificates may be issued or sponsored by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, investment banks and other entities. CMBS are not guaranteed by an entity having the credit status of a governmental agency or instrumentality and generally are structured with one or more of the types of credit enhancement described below. In addition, CMBS may be illiquid. See "Risk Factors--Risk From Ownership of Subordinated Interests in Pools of Commercial Mortgage Loans."

  In most commercial mortgage loan securitizations, a series of CMBS is issued in multiple classes in order to obtain investment-grade ratings for the senior classes and thus increase their marketability. Each class of CMBS may be issued with a specific fixed or variable coupon rate and has a stated maturity or final scheduled distribution date. Principal prepayments on the mortgage loans comprising the mortgage collateral (i.e., mortgage pass-through securities or pools of whole loans securing or backing a series of CMBS) ("Mortgage Collateral") may cause the CMBS to be retired substantially earlier than their stated maturities or final scheduled distribution dates, although, with respect to commercial mortgage loans, there generally are penalties for or limitations on the ability of the borrower to prepay the loan. Interest is paid or accrued on CMBS on a periodic basis, typically monthly.

  The credit quality of CMBS depends on the credit quality of the underlying Mortgage Collateral. CMBS are backed generally by a limited number of commercial or multifamily mortgage loans with larger principal balances than those of single family mortgage loans. As a result, a loss on a single mortgage loan underlying a CMBS will have a greater negative effect on the yield of such CMBS, especially the Subordinated Interests in such CMBS.

  Among the factors determining the credit quality of the underlying mortgage loans will be the ratio of the mortgage loan balances to the value of the properties securing the mortgage loans, the purpose of the mortgage loans (e.g., refinancing or new purchase), the amount of the mortgage loans, their terms and the geographic diversification of the location of the properties, and the credit-worthiness of tenants. Moreover, the principal of and interest on the underlying mortgage loans may be allocated among the several classes of a CMBS in many ways, and the credit quality of a particular class results primarily from the order and timing of the receipt of cash flow generated from the underlying mortgage loans. Subordinated Interests carry significant credit risks. Typically, in a "senior-subordinated" structure, the Subordinated Interests provide credit protection to the senior classes by absorbing losses from loan defaults or foreclosures before such losses are allocated to senior classes. Moreover, typically, as long as the more senior tranches of securities are outstanding, all prepayments on the mortgage loans generally are paid to those senior tranches, at least until the end of a lock-out period, which typically is five years or more. In some instances, particularly with respect to Subordinated Interests in commercial securitizations, the holders of Subordinated Interests are not entitled to receive scheduled payments of principal until the more senior tranches are paid in full or until the end of a lock-out period. Because of this structuring of the cash flows from the underlying mortgage loans, Subordinated Interests in a typical securitization are subject to a substantially greater risk of non-payment than are those more senior tranches. Accordingly, the Subordinated Interests are assigned lower credit ratings, or no ratings at all. Neither the Subordinated Interests nor the underlying mortgage loans are guaranteed by agencies or instrumentalities of the U.S. government or by other governmental entities and accordingly are subject, among other things, to credit risks. See "Risk Factors--Risk from Ownership of Subordinated Interests in Pools of Commercial Mortgage Loans."

  Before acquiring Subordinated Interests, the Company performs certain credit underwriting and stress testing to attempt to evaluate future performance of the Mortgage Collateral supporting such CMBS, including (i) a review of the underwriting criteria used in making mortgage loans comprising the Mortgage Collateral for the CMBS, (ii) a review of the relative principal amounts of the loans, their loan-to-value ratios as well as the mortgage loans' purpose and documentation, (iii) where available, a review of the historical performance of the loans originated by the particular originator and (iv) some level of re-underwriting the underlying mortgage loans, as well as selected site visits.

  Many of the Subordinated Interests acquired by the Company may not have been registered under the Securities Act, but instead initially were sold in private placements. Because Subordinated Interests acquired in private placements have not been registered under the Securities Act, they will be subject to certain restrictions on resale and, accordingly, will have more limited marketability and liquidity. Although there are some exceptions, most issuers of multi-class CMBS elect to be treated, for federal income tax purposes, as REMICS. The Company intends to acquire not only Subordinated Interests that are treated as regular interests in REMICS, but also those that are designated as REMIC Residual Interests. Unlike regular interests in REMICS, REMIC Residual Interests typically generate Excess Inclusion or other forms of "phantom income" that bear no relationship to the actual economic income that is generated by a REMIC.

  Unlike the owner of mortgage loans, the owner of Subordinated Interests in CMBS ordinarily does not control the servicing of the underlying mortgage loans. In this regard, the Company attempts to negotiate for the right to cure any defaults on senior CMBS classes and for the right to acquire such senior classes in the event of a default or for other similar arrangements. The Company may also seek to acquire rights to service defaulted mortgage loans, including rights to control the oversight and management of the resolution of such mortgage loans by workout or modification of loan provisions, foreclosure, deed in lieu of foreclosure or otherwise, and to control decisions with respect to the preservation of the collateral generally, including property management and maintenance decisions ("Special Servicing Rights") with respect to the mortgage loans underlying CMBS in which the Company owns a Subordinated Interest. Such rights to cure defaults and Special Servicing Rights may give the Company, for example, some control over the timing of foreclosures on such mortgage loans and, thus, may enable the Company to reduce losses on such mortgage loans. No assurances can be made, however, that the Company will be able to acquire such rights to cure, Special Servicing Rights or other similar arrangements or that losses on the mortgage loans will not exceed the Company's expectations. The Company is currently a special servicer with respect to one of its Subordinated Interest investments, but is not currently a rated special servicer. The Company plans to seek to become rated as a special servicer, or acquire a rated special servicer. Until the Company can act as a rated special servicer, it will be difficult to obtain Special Servicing Rights with respect to the mortgage loans underlying Subordinated Interests. Although the Company's strategy is to purchase Subordinated Interests at a price designed to return the Company's investment and generate a profit thereon, there can be no assurance that such goal will be met or, indeed, that the Company's investment in a Subordinated Interest will be returned in full or at all. See "Risk Factors--Risk of Ownership of Subordinated Interests in Pools of Commercial Mortgage Loans."

  The Company believes that it will not be, and intends to conduct its operations so as not to become, regulated as an investment company under the Investment Company Act. The Investment Company Act generally exempts entities that are "primarily engaged in purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). The Company intends to rely on current interpretations by the staff of the Commission in an effort to qualify for this exemption. To comply with the foregoing guidance, the Company, among other things, must maintain at least 55% of its assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. Generally, the Mortgage Loans and certain of the Mezzanine Loans in which the Company may invest constitute Qualifying Interests. While Subordinated Interests generally do not constitute Qualifying Interests, the Company may seek to structure such investments in a manner where the Company believes such Subordinated Interests may constitute Qualifying Interests. The Company may seek, where appropriate, (i) to obtain foreclosure rights or other similar arrangements (including obtaining Special Servicing Rights before or after acquiring or becoming a rated special servicer) with respect to the underlying mortgage loans, although there can be no assurance that it will be able to do so on acceptable terms or (ii) to acquire Subordinated Interests collateralized by whole pools of mortgage loans. As a result of obtaining such rights or whole pools of mortgage loans as collateral, the Company believes that the related Subordinated Interests will constitute Qualifying Interests for purposes of the Investment Company Act. The Company does not intend, however, to seek an exemptive order, no-action letter or other form of interpretive guidance from the Commission or its staff on this position. Any decision by the Commission or its staff advancing a position with respect to whether such Subordinated Interests constitute Qualified Interests that differs from the position taken by the Company could have a material adverse effect on the Company. See "Risk Factors--Consequences of Not Qualifying for Investment Company Act Exemption."

OTHER INVESTMENTS

  The Company may also pursue a variety of complementary businesses and investments in furtherance of executing its new business plan. Such activities include, but are not limited to, investments in other classes of mortgage-backed securities, distressed investing in non-performing and sub-performing loans and fee owned commercial real property, whole loan acquisition programs, foreign real estate-related assets, note financings, environmentally hazardous lending, operating company investing/lending and construction and rehabilitation lending. Any lending with regard to the foregoing may be on a secured or an unsecured basis and will be subject to risks similar to those attendant to investing in Mortgage Loans, Mezzanine Loans and Subordinated Interests. The Company seeks to maximize yield by managing credit risk through credit underwriting, although there can be no assurances that the Company will be successful in this regard. The Company may decide in the future to pursue business acquisition opportunities that it believes will complement the Company's operations. See "Risk Factors--Risks Associated with Unspecified Acquisitions." The Company may continue to hold its portfolio of existing liquid mortgage-backed securities acquired prior to commencement of the new business plan or, as appropriate, may sell and reinvest the sale proceeds into other investments.

  Distressed Loans and Real Properties. The Company believes that under appropriate circumstances, the acquisition of underperforming and otherwise distressed commercial and multifamily real estate, or the sub-performing or non-performing loans secured thereby (collectively, "Distressed Investments"), may present meaningful opportunities for the origination of new mortgage loans, in connection with the sale of the Distressed Investments, and the creation of Subordinated Interests thereby. After the acquisition of the Distressed Investments, the Company's goal will be to improve cash flow or debt service. After the Company maximizes the value of the Distressed Investments in its portfolio, it will enjoy improved cash flow and begin to seek an opportunity to sell the asset with the intention of making a loan to facilitate such a sale. Although the period during which the Company will hold Distressed Investments will vary considerably from asset to asset, the Company believes that most such investments will be held in its portfolio no more than four years.

  Performing Mortgage Loans for Securitization. The Company may purchase multifamily residential and commercial performing mortgage loans, pool such loans in a special purpose entity and issue CMBS secured by such mortgage loans. The Company would expect to retain the equity ownership interest in the Mortgage Loans, subject to the CMBS debt, thereby creating the economic equivalent of a Subordinated Interest.

  Note Financings. The Company has originated a loan and may originate other loans secured not by real property, but rather by pledges of mortgage loans ("Note Financings"), whether performing or non-performing. Typically, Note Financings are made in connection with the acquisition of whole loans, or portfolios of loans, which are being sold on an opportunistic basis to a third party investor or to the borrower under such loans. Loan-to-value ratios for Note Financings are typically more conservative than traditional Mortgage Loans, due to, among other things, the greater risk in being one step removed from the collateral (i.e., the Company's security would be a loan which is, in turn, secured by the underlying real property).

  Foreign Real Properties. The Company may acquire or originate Mortgage Loans secured by real estate located outside of the United States, or the Company may purchase such real estate. Investing in real estate located in foreign countries creates risks associated with the uncertainty of foreign laws and markets and risks related to currency conversion. Although the Company, through its management team acquired from Victor Capital, has limited experience in investing in foreign real estate, the Company believes that such professionals' experience with distressed assets will be helpful in the management of such assets. The Company may be subject to foreign income tax with respect to its investments in foreign real estate. However, any foreign tax credit that otherwise would be available to the Company for U.S. federal income tax purposes will not flow through to the Company's shareholders.

  Real Property with Identified Environmental Problems. The Company may acquire or originate mortgage loans secured by real estate with identified environmental problems that may materially impair the value of the property, or the Company may purchase such real estate. If so, the Company will take certain steps to limit its liability for such environmental problems, but there are risks associated with such an investment. Although the Company has limited experience in investing in real estate with known environmental risks, the Company believes that the experience of its management team with distressed assets will be helpful to the management of such assets.

  Operating Company Investing/Lending. The Company may, from time to time, make strategic investments, including preferred or common equity, and/or loans, including deeply subordinated and convertible loans, in operating companies which are engaged in similar or competitive businesses to the Company. Such investments and loans could be made in companies that may have little or no public disclosure or liquidity. Such investments and loans would likely be made to enhance the Company's business plan and could include, but may not be limited to, such companies as special loan servicers, mortgage bankers and conduit lenders.

  Construction and Rehabilitation Lending. The Company may take advantage of opportunities to provide construction or rehabilitation financing on commercial property, lending generally 85% to 90% of total project costs, and taking a first lien mortgage to secure the debt ("Construction Loans"). Alternatively, the Company may make Mezzanine Loans and/or Subordinated Interest investments in such Construction Loan opportunities. Construction Loans generally would provide the Company with fees and interest income and potentially a percentage of net operating income or gross revenues from the property, payable to the Company on an ongoing basis, and a percentage of any increase in value of the property, payable upon maturity or refinancing of the loan, or otherwise would allow the Company to charge an interest rate that would provide an attractive risk-adjusted return.

PORTFOLIO MANAGEMENT

  The following describes some of the portfolio management practices that the Company may employ from time to time to earn income, facilitate portfolio management (including managing the effect of maturity or interest rate sensitivity) and mitigate risk (such as the risk of changes in interest rates). There can be no assurance that the Company will not amend or deviate from these policies or adopt other policies in the future.

  Leverage and Borrowing. The success of the Company's new business plan is dependent upon the Company's ability to grow its portfolio of invested assets through the use of leverage. The Company intends to leverage its assets through the use of, among other things, bank credit facilities including the Credit Facility, secured and unsecured borrowings, reverse repurchase agreements and other borrowings, when there is an expectation that such leverage will benefit the Company; such borrowings may have recourse to the Company in the form of guarantees or other obligations. If changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from investments made with the proceeds thereof, the Company may reduce the amount of leverage it utilizes. Obtaining the leverage required to execute the new business plan will require the Company to maintain interest coverage ratios and other covenants meeting market underwriting standards. In leveraging its portfolio, the Company plans not to exceed a debt-to-equity ratio of 5:1. The Company has agreed in the Investment Agreement that, without the prior written consent of the holders of a majority of the outstanding Class A Preferred Shares, it will not incur any indebtedness if the Company's debt-to-equity ratio would exceed 5:1.

  Leverage creates an opportunity for increased income, but at the same time creates special risks. For example, leveraging magnifies changes in the net worth of the Company. Although the amount owed will be fixed, the Company's assets may change in value during the time the debt is outstanding. Leverage will create interest expenses for the Company which can exceed the revenues from the assets retained. To the extent the revenues derived from assets acquired with borrowed funds exceed the interest expense the Company will have to pay, the Company's net income will be greater than if borrowing had not been used. Conversely, if the revenues from the assets acquired with borrowed funds are not sufficient to cover the cost of borrowing, the net income of the Company will be less than if borrowing had not been used. See "Risk Factors-- Growth Dependent on Leverage; Risks from Use of Leverage."

  Reverse Repurchase Agreements. The Company has entered into a reverse repurchase agreement and may enter into other such agreements, under which the Company would sell assets to a third party with the commitment that the Company repurchase such assets from the purchaser at a fixed price on an agreed date. Reverse repurchase agreements may be characterized as loans to the Company from the other party that are secured by the underlying assets. The repurchase price reflects the purchase price plus an agreed market rate of interest.

  Interest Rate Management Techniques. The Company has engaged in and will continue to engage in a variety of interest rate management techniques for the purpose of managing the effective maturity or interest rate of its assets and/or liabilities. These techniques also may be used to attempt to protect against declines in the market value of the Company's assets resulting from general trends in debt markets. Any such transaction is subject to risks, and may limit the potential earnings on the Company's investment in real estate-related assets. Such techniques may include puts and calls on securities or indices of securities, Eurodollar futures contracts and options on such contracts, interest rate swaps (the exchange of fixed rate payments for floating-rate payments) or other such transactions.

REAL ESTATE INVESTMENT BANKING, ADVISORY AND ASSET MANAGEMENT BUSINESS

  In addition to drawing on the origination, underwriting, structuring, monitoring, management and collection expertise of Victor Capital's professionals with regard to the lending and asset acquisition activities contemplated by the new business plan, the Company continues to provide through its wholly owned Victor Capital subsidiary the investment banking, real estate advisory and real estate asset management services previously provided by Victor Capital. Victor Capital was organized in 1989 as a private real estate financial services firm providing real estate investment banking, advisory and asset management services. Victor Capital has served an extensive roster of institutional investors, financial institutions and owners and developers of property in connection with the acquisition, financing, securitization, ownership, management, evaluation and disposition of public and private commercial real estate. Victor Capital's senior professionals average 16-years of experience in the real estate financial services industry.

  Real Estate Investment Banking and Advisory Services. Victor Capital provides an array of real estate investment banking and advisory services to a variety of clients such as financial institutions, including banks and insurance companies, public and private owners of commercial real estate, creditor committees and investment funds. In such transactions, Victor Capital typically negotiates for a retainer and/or a monthly fee plus disbursements; these fees are typically applied against a success-oriented fee which is based on achieving the client's goals. While dependent upon the size and complexity of the transaction, Victor Capital's fees for capital raising assignments are generally in the range of 0.5% to 3.0% of the total amount of debt and equity raised. For pure real estate advisory assignments, a fee is typically negotiated in advance and can take the form of a flat fee or a monthly retainer. In certain instances, Victor Capital negotiates for the right to receive a portion of its compensation in-kind, such as the receipt of stock in a publicly traded company.

  Real Estate Asset Management. Victor Capital provides its real estate asset management services primarily to institutional investors such as public and private money management firms. Victor Capital's services may include the identification and acquisition of specific mortgage loans and/or properties and the management and disposition of these assets. As of the date hereof, Victor Capital had seven such assignments representing an asset value of approximately $1 billion and of approximately 7 million square feet.

  The real estate services industry is highly competitive and there are numerous well established competitors possessing substantially greater financial, marketing, personnel and other resources than Victor Capital. Victor Capital competes with national, regional and local firms. While many of these firms do not currently provide all of the services which Victor Capital provides, there can be no assurance that such firms will not engage in such activities in the future.

PROPERTY

  The Company's executive and administrative offices are located in approximately 18,700 square feet of office space leased at 605 Third Avenue, 26th Floor, New York, New York 10016 and its telephone number is (212) 655-0220. The lease for such space expires in April 2000. The Company believes that this office space is suitable for its current operations for the foreseeable future.

EMPLOYEES

  As of October 3, 1997, the Company employed 21 professional and six other full-time employees. The Company considers the relationship with its employees to be good.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

TRUSTEES AND EXECUTIVE AND SENIOR OFFICERS OF THE COMPANY

  The Board of Trustees is currently comprised of seven members. The executive officers and trustees of the Company, their ages as of September 28, 1997, and their positions with the Company are as follows:

           NAME           AGE             OFFICE OR POSITION HELD
           ----           ---             -----------------------
 Samuel Zell.............  56 Chairman of the Board of Trustees
 Martin L. Edelman.......  56 Trustee
 Gary R. Garrabrant......  40 Trustee
 Craig M. Hatkoff........  43 Trustee, Vice Chairman and Chairman of the
                               Executive Committee
 John R. Klopp...........  43 Trustee, Vice Chairman and Chief Executive
                               Officer
 Sheli Z. Rosenberg......  55 Trustee
 Lynne B. Sagalyn........  49 Trustee
 Carol J. Eglow..........  37 Managing Director
 Jeremy FitzGerald.......  34 Managing Director
 Marc Holliday...........  31 Managing Director
 Donald J. Meyer.........  47 Managing Director and Chief Investment Officer
 Edward L. Shugrue III...  31 Managing Director, Chief Financial Officer and
                               Assistant Secretary

TRUSTEES

  The name, principal occupation for the last five years, selected biographical information and the period of service as a trustee of the Company of each of the trustees are set forth below.

  SAMUEL ZELL has been Chairman of the Board of Trustees since July 15, 1997. Mr. Zell is chairman of the board of directors of EGI, American Classic Voyages Co., an owner and operator of cruise lines ("American Classic"), Anixter International Inc., a provider of integrated network and cabling systems ("Anixter"), Manufactured Home Communities, Inc., a REIT specializing in the ownership and management of manufactured home communities ("MHC") and Jacor Communications, Inc. an owner of radio stations ("Jacor"). He is chairman of the board of trustees of Equity Residential Properties Trust, a REIT specializing in the ownership and management of multi-family housing and of Equity Office Properties Trust, a REIT specializing in the ownership and management of office buildings. Mr. Zell is also a director of Quality Food Centers, Inc., an owner and operator of supermarkets ("Quality Food"), Sealy Corporation, a bedding manufacturer ("Sealy"), Chart House Enterprises, Inc., an owner and operator of restaurants, Ramco Energy PLC, an independent oil company based in the United Kingdom, and TeleTech Holdings, Inc., a provider of telephone and computer based customer care solutions.

  MARTIN L. EDELMAN has been a trustee of the Company since February 4, 1997. Mr. Edelman has been a director of Chartwell Leisure Inc., a publicly traded owner and operator of hotel properties ("Chartwell"), since November 1994 and has been president of Chartwell since January 1996. He has also been a director of HFS Incorporated and a member of that corporation's executive committee since November 1993. Mr. Edelman has been of counsel to Battle Fowler LLP, a New York City law firm that provides services to the Company, since January 1994 and was a partner with that firm from 1972 through 1993. Mr. Edelman also serves as a director of Presidio Capital Corp. and G. Soros Realty, Inc.

  GARY R. GARRABRANT has been a trustee of the Company since January 2, 1997. Mr. Garrabrant was the vice chairman of the Company from February 1997 until July 15, 1997. Mr. Garrabrant is executive vice president of EGI and managing partner of EGI Capital Markets, L.L.C. He joined EGI as senior vice president in January 1996. Previously, Mr. Garrabrant was director of Sentinel Securities Corporation and co-founded Genesis Realty Capital Management, both based in New York and specialized in real estate securities investment management. From 1989 to 1994, he was associated with The Bankers Trust Company. Mr. Garrabrant is a director of Meritage Hospitality Group Inc.

  CRAIG M. HATKOFF has been a trustee and a vice chairman of the Company since July 15, 1997. Mr. Hatkoff is a founder and has been a managing partner of Victor Capital since 1989. Mr. Hatkoff was a managing director and co-head of Chemical Realty Corporation, the real estate investment banking arm of Chemical Banking Corporation from 1982 until 1989. From 1978 to 1982, Mr. Hatkoff was the head of new product development in Chemical Bank's Real Estate Division, where he previously served as a loan officer.

  JOHN R. KLOPP has been a trustee of the Company since January 2, 1997, the chief executive officer of the Company since February 1997 and a vice chairman of the Company since July 15, 1997. Mr. Klopp is a founder and has been a managing partner of Victor Capital since 1989. Mr. Klopp was a managing director and co-head of Chemical Realty Corporation from 1982 until 1989. From 1978 to 1982, Mr. Klopp held various positions with Chemical Bank's Real Estate Division where he was responsible for originating, underwriting and monitoring portfolios of construction and permanent loans. He is a director of Metropolis Realty Trust, Inc., a Manhattan office REIT.

  SHELI Z. ROSENBERG has been a trustee of the Company since July 15, 1997. Ms. Rosenberg is the chief executive officer, president and a director of EGI. She was a principal of the law firm Rosenberg & Liebentritt P.C. from 1980 until September 1997. Ms. Rosenberg is a director of: Jacor; American Classic; MHC; Sealy; Anixter; Quality Food; and CVS Corporation, a drugstore chain. She is also a trustee of Equity Residential Properties Trust and of Equity Office Properties Trust. Ms. Rosenberg was a vice president of First Capital Benefit Administrators, Inc., which filed a petition under the federal bankruptcy laws on January 3, 1995, which resulted in its liquidation on November 15, 1995.

  LYNNE B. SAGALYN has been a trustee of the Company since July 15, 1997. Dr. Lynne B. Sagalyn has been a professor and the coordinator of the M.B.A. Real Estate Program at the Columbia University Graduate School of Business since 1992. From 1991 to 1992, she was a visiting professor at Columbia. From 1987 to 1991, she was an associate professor of Planning and Real Estate Development at the Massachusetts Institute of Technology. She is also on the faculty of the Weimer School for Advanced Studies in Real Estate and Land Economics. Dr. Sagalyn is a director of United Dominion Realty Trust (NYSE) and The Retail Initiative and on an advisory board for Initiatives for a Competitive Inner City.

EXECUTIVE AND SENIOR OFFICERS

  The following sets forth the positions with the Company and selected biographical information for the executive and senior officers of the Company who are not trustees.

  CAROL J. EGLOW has been a managing director of the Company since July 15, 1997. Prior to that time, Ms. Eglow served as a principal of Victor Capital and had been employed in various positions at such firm since June 1989. She was previously employed in various positions at Chemical Realty Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  JEREMY FITZGERALD has been a managing director of the Company since July 15, 1997. Prior to that time, Ms. FitzGerald served as a principal of Victor Capital and had been employed in various positions at such firm since May 1990. She was previously employed in various positions at PaineWebber Incorporated.

  MARC HOLLIDAY has been a managing director of the Company since July 15, 1997. Prior to that time, Mr. Holliday served as a principal of Victor Capital and had been employed in various positions at such firm since January 1991. He was previously employed with Westpac Banking Corporation.

  DONALD J. MEYER has been a managing director and Chief Investment Officer of the Company since July 15, 1997. From 1979 through July 1997, Mr. Meyer held various positions at The First National Bank of Chicago ("First Chicago"). From 1989 until 1990, Mr. Meyer served as senior credit officer for real estate at First Chicago. From 1990 to 1993, Mr. Meyer, at different times, was the head of the First Chicago's real estate enhancement division and the asset disposition department. Mr. Meyer was the senior credit officer for product risk management at First Chicago from 1993 until 1995. From 1995 until 1997, Mr. Meyer was head of structured investments and managed First Chicago's investments in non-investment grade tranches of commercial mortgage backed securities. In 1991, Mr. Meyer became a senior vice president at First Chicago.

  EDWARD L. SHUGRUE III has been the chief financial officer of the Company since September 30, 1997 and a managing director and assistant secretary of the Company since July 15, 1997. Prior to that time, Mr. Shugrue served as a principal of Victor Capital since January 1997. He previously served as director of real estate for and a vice president of River Bank America from April 1994 until June 1996 after serving as a vice president of the bank since January 1992. He was previously employed in various positions at Bear, Stearns & Co. Inc.

COMMITTEES OF THE BOARD OF TRUSTEES

  The Board of Trustees has four standing committees: an executive committee, an audit committee, a compensation committee and a performance compensation committee.

  Executive Committee: The executive committee is currently comprised of Messrs. Hatkoff, Garrabrant and Klopp and Ms. Rosenberg, with Mr. Hatkoff serving as chairman of the executive committee. The executive committee is authorized to exercise all the powers and authority of the Board of Trustees in the management of the business and affairs of the Company except those powers reserved, by law or resolution, to the Board of Trustees.

  Audit Committee: The audit committee is currently comprised of Mr. Edelman and Ms. Sagalyn, with Mr. Edelman serving as chairman of the audit committee. The audit committee makes recommendations to the Board of Trustees regarding the selection of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the independent auditors and management the Company's policies and procedures with respect to internal accounting and financial controls, changes in accounting policy and the scope of the non-audit services which may be performed by the independent auditors.

  Compensation Committee: The compensation committee is currently comprised of Mss. Rosenberg and Sagalyn and Messrs. Edelman and Klopp, with Ms. Rosenberg serving as chairman of the compensation committee. The compensation committee establishes the compensation and benefit arrangements for the officers and the key employees of the Company and the general policies relating to compensation and benefit arrangements of other employees of the Company, except to the extent that power is vested in the performance compensation committee. The compensation committee also administers the share plans and compensation programs of the Company.

  Performance Compensation Committee: The performance compensation committee is currently comprised of Mss. Rosenberg and Sagalyn, with Ms. Rosenberg serving as chairman of the performance compensation committee. The performance compensation committee establishes awards under and administers the Company's share plans and compensation programs insofar as they relate to executive officers of the Company.

COMPENSATION OF TRUSTEES

  The Company does not intend to pay its trustees any cash fees for their services as such, but rather intends to compensate non-employee trustees with an annual award of share units under the Trustee Share Plan (as defined below) with a value equal to $30,000. The number of share units to be awarded to each trustee, which will be convertible into an equal number of Class A Common Shares according to individual schedules set by each trustee, will be determined quarterly in arrears by dividing one-quarter of the annual retainer amount ($7,500) by the average closing price of the Class A Common Shares for a specified period in the preceding month. The share units will be vested when issued. There is no separate compensation for service on committees of the Board of Trustees. All trustees are also reimbursed for travel expenses incurred in attending Board and committee meetings.

  The Company entered into a consulting agreement, dated as of July 15, 1997, with Gary R. Garrabrant, a trustee of the Company. The consulting agreement has a term of one year and provides for a consulting fee of $150,000. Pursuant to the agreement, Mr. Garrabrant provides consulting services for the Company including, strategic planning, identifying and negotiating mergers, acquisitions, joint ventures and strategic alliances, and advising as to capital structure matters. Pursuant to the agreement, Mr. Garrabrant is also entitled to participate in the Company's Incentive Share Plan, on such basis as may be determined by the compensation committee of the Company's Board of Trustees.

EXECUTIVE COMPENSATION

  The Company administers a compensation program for the Company's executive officers that it believes is designed to appropriately compensate and provide incentives for its executive officers. Executive compensation is comprised of three elements: annual base salary, annual bonus compensation and long-term incentive compensation. Long term incentive compensation is currently provided in the form of grants of share options under the Company's Incentive Share Plan. The following table sets forth the current annual base salaries of the chief executive officer and the other executive officers of the Company as well as the number of options to purchase Class A Common Shares granted to them on July 15, 1997. The options were granted with an exercise price of $6.00 per share, which price represented the fair market value of the Class A Common Shares on the date of grant and vest in equal increments on each of the first, second and third anniversaries of the date of grant.

                                                       1997 ANNUAL   NUMBER OF
              NAME AND PRINCIPAL POSITIONS            BASE SALARY($)  OPTIONS
              ----------------------------            -------------- ---------
     John R. Klopp..................................     500,000      75,000
      Vice Chairman and Chief Executive Officer
     Craig M. Hatkoff...............................     500,000      75,000
      Vice Chairman and Chairman of the Executive
      Committee
     Donald J. Meyer................................     300,000      75,000
      Managing Director and Chief Investment Officer
     Edward L. Shugrue III..........................     250,000      50,000
      Managing Director and Chief Financial Officer

EMPLOYMENT AGREEMENTS

  The Company is a party to employment agreements with John R. Klopp and Craig
M. Hatkoff. The employment agreements provide for five-year terms of employment commencing as of July 15, 1997. On the fifth anniversary of the commencement of the employment agreements, and on each succeeding anniversary, the terms of the employment agreements shall be automatically extended for one additional year unless, not later than three months prior to such anniversary date, either party shall have notified the other that it will not extend the term of the agreement. The employment agreements provide for base annual salaries of $500,000, which will be increased each calendar year to reflect increases in the cost of living and will otherwise be subject to increase in the discretion of the Board of Trustees. Mr. Klopp and Mr. Hatkoff are also entitled to annual incentive cash bonuses to be determined by the Board of Trustees based on individual performance and the profitability of the Company. Mr. Klopp and Mr. Hatkoff are also participants in the Incentive Share Plan and other employee benefit plans of the Company.

  If the employment of Mr. Klopp or Mr. Hatkoff is terminated without cause, with good reason or following a change of control, as those terms are defined in the employment agreements, the affected employee would be entitled to (i) a severance payment equal to the greater of the amount payable to such employee over the remainder of the term of the employment agreement or an amount equal to the aggregate base salary and cash incentive bonus paid to the employee during the previous year; (ii) continued welfare benefits for two years; and
(iii) automatic vesting of all unvested share options such that all of the employee's share options would become immediately exercisable. Each vested option will remain exercisable for a period of one year following the employee's termination. See "--1997 Long-Term Incentive Share Plan." The employment agreements provide for a non-competition period of one year if Mr. Klopp or Mr. Hatkoff terminates his employment voluntarily or is terminated for cause.

  The Company is a party to an employment agreement with Donald J. Meyer which provides for a term of employment for two years. The employment agreement provides for a base annual salary of $300,000, minimum annual bonuses of $150,000 at the end of 1997 and 1998, and for participation in the Incentive Share Plan.

INCENTIVE COMPENSATION PLAN

  The Company intends to establish an incentive compensation plan for key officers of the Company and its subsidiaries. This plan will provide for the payment of cash bonuses to participating officers after evaluating the officer's performance and the overall performance of the Company. The chief executive officer will make recommendations to the compensation committee of the Board of Trustees, which will make the final determination for the award of bonuses. The compensation committee will determine such bonuses, if any, for the chief executive officer.


1997 LONG-TERM INCENTIVE SHARE PLAN

  On May 23, 1997, the Board of Trustees of the Company adopted the 1997 Long-Term Incentive Share Plan, which became effective upon shareholder approval on July 15, 1997 at the 1997 Annual Meeting. The purpose of the Incentive Share Plan is to promote the success of the Company and its subsidiaries by providing incentives to eligible employees that link their compensation to the long-term financial success of the Company and its subsidiaries and to growth in share value. The Incentive Share Plan permits the grant of nonqualified share option ("NQSO"), incentive share option ("ISO"), restricted share, share appreciation right ("SAR"), performance unit, performance share and share unit awards. The Company has reserved an aggregate of 2,000,000 Class A Common Shares for issuance pursuant to awards under the Incentive Share Plan and the Trustee Share Plan. The maximum number of shares that may be subject of awards to any employee during the term of the plan may not exceed 500,000 shares and the maximum amount payable in cash to any employee with respect to any performance period pursuant to any performance unit or performance share award is $1,000,000. As of the date of this prospectus, the Company issued ISOs and NQSOs pursuant to the Incentive Share Plan to purchase an aggregate of 657,000 Class A Common Shares with an exercise price of $6.00 per share.

  The Incentive Share Plan is administered by the compensation committee (the "Compensation Committee") of the Board of Trustees except that power with respect to awards to executive officers is vested in the performance compensation committee which is comprised of members of the compensation committee (the "Performance Committee" and together with the Compensation Committee, the "Committees") who qualify as "Non-Employee Directors" for purposes of Rule 16b-3 under the Exchange Act and as "outside directors" for purposes of Section 162(m) of the Code. The Committees have the authority to select employees to whom awards may be granted, to determine the type of awards as well as the number of Class A Common Shares to be covered by each award, and to determine the terms and conditions of any such awards. The Committees also have the authority to construe and interpret the plan, establish, amend or waive rules and regulations for its administration, accelerate the exercisability of any award, and amend the terms and conditions of any outstanding option, SAR or other award. Employees of and consultants or service providers to the Company or any subsidiary, including officers and non-employee Trustees of the Company or any subsidiary who, in the opinion of the Committees, contribute significantly to the growth and profitability of the Company and its subsidiaries are eligible for awards under the Incentive Share Plan.

  The Incentive Share Plan has been designed to comply with Section 162(m) of the Code, which generally denies a tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company ("Covered Employees"). Certain types of compensation, including "performance-based compensation," are generally excluded from this deduction limit. It is contemplated that all Awards made under the Incentive Share Plan, with the exception of the share unit awards, will constitute "performance-based compensation" under Section 162(m) of the Code. Share unit awards will count toward the annual $1,000,000 deduction limit.

  With respect to options granted under the plan, the purchase price per share of Class A Common Shares covered by an option shall be determined by the Committees but may not be less than the fair market value of the underlying Class A Common Shares on the date of grant. ISOs may only be granted to employees of the Company or its Subsidiaries. All ISOs must be granted at fair market value or at 110% of fair market value in the case of grants to 10% shareholders. No ISOs shall be exercisable more than ten years after their date of grant and five years after grant in the case of a 10% shareholder. Payment of an option may be made with cash, with previously owned Class A Common Shares, by foregoing compensation in accordance with Committee rules or by a combination of these. SARs may be granted under the plan in lieu of options, in addition to options, independent of options or as a combination of the foregoing. A holder of a SAR is entitled upon exercise to receive Class A Common Shares, or cash or a combination of both, as the Committees may determine, equal in value on the date of exercise to the amount by which the fair market value of one Class A Common Share on the date of exercise exceeds the exercise price fixed by the Committees on the date of grant (which price shall not be less than 100% if the market price of a Class A Common Share on the date of grant) multiplied by the number of shares in respect of which the SARs are exercised.

  Restricted shares may be granted under the Incentive Share Plan with performance goals and periods of restriction as the Committees may designate. The performance goals must be based on the attainment by the Company or one of its subsidiaries, of certain objective and/or subjective measures, which may include one or more of the following: total shareholder return, return on equity, return on capital, earnings per share, cash flow per share, market share, share price, revenues, costs, net income, cash flow and retained earnings. Restricted shares entitle the holder thereof to participate as a shareholder of the Company; however, the holder may not sell, transfer, pledge or otherwise encumber such shares prior to the time it vests. A holder of restricted shares forfeits all unpaid accumulated dividends and all shares of restricted shares that have not vested prior to the date that such holder's employment with the Company is terminated for any reason. The Incentive Share Plan authorizes the grant of performance units and performance shares that may be earned by employees if specified long-term Company goals are achieved over a period of time selected by the Committees. At the conclusion of the relevant performance period, the Committees determine the extent to which the specified performance goals have been met. The Incentive Share Plan also authorizes the grant of share units which provide for a derivative interest in a Class A Common Share based on a share equivalent. Grants of share units may be made at any time and from time to time on terms determined by the Committees. Share units shall be payable in Class A Common Shares upon the occurrence of certain trigger events set forth on the participant's election form in his or her complete discretion. The terms and conditions of the trigger events may vary by share unit award, by the participant, or both. A participant is entitled to receive the Class A Common Shares in his or her share unit account to which a share unit award relates upon the occurrence of the applicable trigger event.

  Upon a change in control of the Company, all share-based awards, such as ISOs, NQSOs, SARs, restricted shares and share units shall vest 100%, and all performance-based awards, such as performance units and performances shares, shall immediately be paid out in cash, based upon the extent, as determined by the Committees, to which the performance goals have been met through the effective date of the change in control or based upon the assumed achievement of such goals, whichever is higher. No award granted under the Incentive Share Plan may be sold, transferred, assigned, pledged or hypothecated, other than by will or by the laws of descent and distribution. Generally, all rights to any award shall be exercisable only by the participant during his lifetime. All outstanding awards granted under the plan are forfeited immediately if a participant is terminated for cause. Upon termination due to death or disability, all outstanding and vested options and SARs may be exercised within one year but in no event after the expiration date. In the case of retirement or termination for any other reason, all outstanding and vested options and SARs may be exercised within three months but in no event after the expiration date.

  The Incentive Share Plan may be amended, altered or discontinued by the Board of Trustees but except as specifically provided therein, no amendment, alteration or discontinuance may be made which would in any manner adversely affect any award theretofore granted under the plan, without the written consent of the participant. Except as expressly provided in the Incentive Share Plan, the plan may not be amended without shareholder approval to the extent such approval is required by law or the rules of a securities exchange on which the Company's Class A Common Shares are listed.

1997 NON-EMPLOYEE TRUSTEE SHARE PLAN

  On May 23, 1997, the Board of Trustees of the Company adopted the 1997 Non-Employee Trustee Share Plan, which became effective upon shareholder approval on July 15, 1997 at the 1997 Annual Meeting. The purpose of the Trustee Share Plan is to promote the success of the Company by providing incentives to Trustees to link their compensation to the long-term financial success of the Company and to growth in share value. The plan is designed to provide flexibility to the Company in its ability to attract and retain the services of Trustees upon whose judgment, interest and special effort the successful conduct of the Company's operations is largely dependent. The Trustee Share Plan permits the grant of NQSO, restricted shares, SAR, performance unit, performance share and share unit awards. The Company has reserved an aggregate of 2,000,000 Class A Common Shares for issuance pursuant to awards under the Trustee Share Plan and the Incentive Share Plan. As of the date hereof, the Company issued NQSOs pursuant to the Trustee Plan to purchase 25,000 Class A Common Shares to each of Martin L. Edelman and Lynne B. Sagalyn. The Company intends to grant an award of share units to each of its non-employee trustees. See "--Compensation of Trustees."

  The Trustee Share Plan is administered by the Board of Trustees which, among other things, has the authority to select trustees to whom awards may be granted, to determine the type of awards as well as the number of Class A Common Shares to be covered by each award and to determine the terms and conditions of any such awards. The Board of Trustees also has the authority to construe and interpret the plan, establish, amend or waive rules and regulations for its administration, accelerate the exercisability of any award and amend the terms and conditions of any outstanding award. Only trustees of the Company who are not, and who have not been at any time within the preceding three years, employees of the Company or any of its subsidiaries are eligible to participate in the Trustee Share Plan. Shares available under the Trustee Share Plan can be divided among the various types of awards and among the participants as the Compensation Committee determines.

  The purchase price per Class A Common Share covered by a NQSO granted under the Trustee Share Plan shall be determined by the Board of Trustees. Payment of a NQSO may be made with cash, with previously owned Class A Common Shares, by foregoing compensation in accordance with Board rules or by a combination of these. SARs may be granted under the plan in lieu of NQSOs, in addition to NQSOs, independent of NQSOs or as a combination of the foregoing. A holder of a SAR is entitled upon exercise to receive Class A Common Shares, or cash or a combination of both, as the Board of Trustees may determine, equal in value on the date of exercise to the amount by which the fair market value of one Class A Common Share on the date of exercise exceeds the exercise price fixed by the Board on the date of grant (which price shall not be less than 100% of the market price of a Class A Common Share on the date of grant) multiplied by the number of shares in respect of which the SARs are exercised.

  Restricted shares may be granted under the Trustee Share Plan with performance goals and periods of restriction as the Board of Trustees may designate. The performance goals may be objectively based on measures such as total shareholder return, return on equity, return on capital, earnings per share, cash flow per share, market share, share price, revenues, costs, net income, cash flow and retained earnings, or subjectively based. The Trustee Share Plan authorizes the Board to grant performance units and performance shares which may be earned if specified long-term Company goals are achieved over a period of time selected by the Board. Prior to the grant of performance units or performance shares, the Board of Trustees may establish the performance goals (from among the performance measures described above relating to restricted shares) that must be satisfied before a payout of such awards is made. At the conclusion of the relevant performance period, the Board of Trustees will determine the extent to which the specified performance goals have been met. The Trustee Share Plan also authorizes the grant of share units at any time and from time to time on such terms as shall be determined by the Board of Trustees. Share units shall be payable in Class A Common Shares upon the occurrence of certain trigger events set forth on the participant's election form in his or her complete discretion. The terms and conditions of the trigger events may vary by share unit award, by the participant, or both. A participant is entitled to receive the Class A Common Shares in his or her share unit account to which a share unit award relates upon the occurrence of the applicable trigger event.

  Upon a change in control of the Company, all NQSOs, SARs, share units and restricted shares shall vest 100% and all performance units and performance shares shall immediately be paid out in cash, based upon the extent, as determined by the Board of Trustees, to which the performance goals have been met through the effective date of the change in control or based upon the assumed achievement of such goals, whichever is higher. Generally, no award under the Trustee Share Plan may be sold, transferred, assigned, pledged or hypothecated, other than by will or by the laws of descent and distribution and all rights to any award shall be exercisable only by the participant during his or her lifetime. NQSOs may, in the Board's discretion, be transferrable to members of the optionee's immediate family, a trust established for the benefit of one or more such family members or a partnership in which such family members are the only partners. The optionee may not receive any consideration for such transfers. All outstanding awards granted under the plan will be forfeited immediately if the trustee is removed. Upon death or disability, all outstanding and vested NQSOs and SARs may be exercised within one year but in no event after the expiration date. If a trustee retires or terminates service for any other reason, all outstanding and vested NQSOs and SARs may be exercised within three months but in no event after the expiration date.

  The Trustee Share Plan may be amended, altered or discontinued by the Board of Trustees, but except as specifically provided therein, no amendment, alteration or discontinuance may be made which would in any manner adversely affect any award theretofore granted without the written consent of the participant. Except as expressly provided in the Trustee Share Plan, the plan may not be amended without shareholder approval to the extent such approval is required by law or the rules of a securities exchange on which the Company's Class A Common Shares are listed.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth as of October 3, 1997 certain information with respect to the beneficial ownership of Class A Common Shares and Class A Preferred Shares, and the voting power possessed thereby (based on 9,137,335 Class A Common Shares and 12,267,658 Class A Preferred Shares outstanding on that date), by (i) each person known to the Company to be the beneficial owner of more than 5% of each of the outstanding Class A Common Shares and the Class A Preferred Shares, (ii) each trustee and named executive officer of the Company who is a beneficial owner of any Class A Common Shares and (iii) all trustees and executive officers of the Company as a group, and as adjusted at that date to reflect the sale of the Class A Common Shares offered hereby (assuming the sale of 8,000,000 Class A Common Shares in the Offering). Such information (other than with respect to trustees and officers of the Company) is based on a review of statements filed with the Commission pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to the Company's Class A Common Shares.

                                            CLASS A COMMON SHARES                      CLASS A PREFERRED SHARES
                                    ------------------------------------------- ---------------------------------------
                                    AMOUNT AND NATURE     AMOUNT AND NATURE      AMOUNT AND NATURE   AMOUNT AND NATURE
                                      OF BENEFICIAL         OF BENEFICIAL          OF BENEFICIAL       OF BENEFICIAL     PERCENT
                                    OWNERSHIP(1) PRIOR    OWNERSHIP(1) AFTER    OWNERSHIP(1) PRIOR  OWNERSHIP(1) AFTER  OF TOTAL
                                     TO THE OFFERING         THE OFFERING         TO THE OFFERING      THE OFFERING      VOTING
                                    --------------------- --------------------- ------------------- -------------------   POWER
   FIVE PERCENT SHAREHOLDERS,                    PERCENT               PERCENT             PERCENT             PERCENT  AFTER THE
TRUSTEES AND EXECUTIVE OFFICERS      NUMBER      OF CLASS  NUMBER      OF CLASS   NUMBER   OF CLASS   NUMBER   OF CLASS  CLOSING
-------------------------------     ---------    -------- ---------    -------- ---------- -------- ---------- -------- ---------
   Veqtor Finance
    Company LLC(2) ...              6,959,593(3)   76.2%  6,959,593(3)   40.6%  12,267,658   100%   12,267,658   100%       65%
    c/o Capital
    Trust(3)
    605 Third Avenue,
    26th Floor
    New York, New York
    10016
   Martin L. Edelman..                    --        --          --        --           --    --            --    --        --
   Gary R. Garrabrant.                    --        --          --        --           --    --            --    --        --
   Craig M. Hatkoff...                    --        --          --        --           --    --            --    --        --
   John R. Klopp(3)...                    --        --          --        --           --    --            --    --        --
   Sheli Z. Rosenberg.                    --        --          --        --           --    --            --    --        --
   Lynne B. Sagalyn...                    --        --          --        --           --    --            --    --        --
   Samuel Zell(3).....                    --        --          --        --           --    --            --    --        --
   Donald J. Meyer....                    --        --          --        --           --    --            --    --        --
   Edward L. Shugrue
    III...............                    --        --          --        --           --    --            --    --        --
   All executive
    officers and
    trustees as a
    group (9 persons).                    --        --          --        --           --    --            --    --        --

-------
(1) The number of shares owned are those beneficially owned, as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

(2) CTILP and V2 are the sole managing members of Veqtor. The general partner of CTILP is SZ Investments LLC, the managing member of which is Zell General Partnership, Inc. ("Zell GP"). The sole stockholder of Zell GP is the Samuel Zell Revocable Trust (the "Zell Trust"). Mr. Samuel Zell serves as the trustee of the Zell Trust. Messrs. John R. Klopp and Craig M. Hatkoff are the sole members of V2.

(3) John R. Klopp, Craig M. Hatkoff and Samuel Zell collectively will indirectly control the affairs of Veqtor. Each of Messrs. Hatkoff, Klopp and Zell disclaim beneficial ownership of the Common Shares and Preferred Shares owned by Veqtor.

(4) Messrs. Zell, Klopp, Hatkoff and Garrabrant and Ms. Rosenberg hold indirect economic ownership interests in Veqtor equal to approximately 34.2%, 25%, 25%, 4.5% and 4.5%, respectively.

BUY/SELL AGREEMENT

  Veqtor, CTILP, V2 and Messrs. Klopp and Hatkoff are parties to an agreement, dated July 15, 1997, that contains buy/sell provisions pursuant to which (i) one member of Veqtor may purchase from or sell to the other member its interests in Veqtor or (ii) one member of V2 or CTILP may purchase the other V2 member's interest in V2 (the "Buy/Sell Agreement"). Pursuant to the agreement, from and after July 15, 2000, either CTILP or V2 as the initiating party (the "Initiating Party") may initiate the buy/sell process by notifying (the "Buy/Sell Notice") the other party (the "Responding Party") of its desire either to sell for cash all of its Veqtor Common Units to the Responding Party or to purchase for cash all of the Veqtor Common Units owned by the Responding Party, in each case, at the per unit price specified by the Initiating Party (the "Specified Price"). Upon receipt of the Buy/Sell Notice, the Responding Party must within 150 days elect either to sell its common interest units in Veqtor ("Veqtor Common Units") to the Initiating Party or purchase the Initiating Party's Veqtor Common Units at the Specified Price. If the Responding Party fails to respond to the Buy/Sell Notice, it shall be deemed to have elected to sell its Veqtor Common Units at the Specified Price.

  The Buy/Sell Agreement provides that upon the termination of employment with the Company of either John R. Klopp or Craig M. Hatkoff (including through death or disability) other than by voluntary termination (the "Termination Event") (the "Departing Person"), whomever of Messrs. Klopp or Hatkoff has not been the subject of the Termination Event (the "Remaining Person") shall have the right to purchase all of the interests in V2 then held by the Departing Person for cash at their fair market value as defined in the Buy/Sell Agreement ("Fair Market Value"). If the Remaining Person does not purchase the Departing Person's interest in V2, the Buy/Sell Agreement provides that CTILP shall have the right to purchase for cash from V2 50% of the Veqtor Common Units then held by V2 at their fair market value, upon which purchase V2 shall distribute to the Departing Person (or his estate or representative) an amount equal to the net proceeds of such sale reduced by 50% of V2's aggregate liabilities in full redemption of the interest in V2 then held by the Departing Person (or his estate or representative). If CTILP does not elect to purchase the Veqtor Common Units held by V2 pursuant to the foregoing, (i) Veqtor must distribute to V2 50% of its assets that V2 would be entitled to receive in a liquidation of Veqtor (whereupon V2's economic interest in Veqtor shall be correspondingly reduced) and (ii) V2 must distribute to the Departing Person 50% of such assets reduced by 50% of V2's aggregate liabilities in full redemption of the Departing Person's interest in V2.

  Pursuant to the Buy/Sell Agreement, upon the voluntary termination of employment with the Company of either of Messrs. Klopp or Hatkoff (the "Voluntarily Departing Person"), CTILP shall have the right to purchase from V2 50% of the Veqtor Common Units then held by V2 for cash at their fair market value, upon which purchase V2 shall distribute to the Voluntarily Departing Individual an amount equal to the net proceeds of such sale reduced by 50% of V2's aggregate liabilities in full redemption of the interest in V2 then held by the Voluntarily Departing Individual. If CTILP does not purchase the Veqtor Common Units pursuant to the foregoing, the agreement provides that whomever of Messrs. Klopp or Hatkoff is not the Voluntarily Departing Individual (the "Voluntarily Remaining Member") shall have the right to purchase all of the interest in V2 then held by the Voluntarily Departing Individual for cash at its Fair Market Value. If the Voluntarily Remaining Member does not purchase from the Voluntarily Departing Individual all of the interest in V2 then held by the Voluntarily Departing Individual for cash at its Fair Market Value pursuant to the foregoing, (i) Veqtor must distribute to V2 50% of its assets that V2 would be entitled to receive in a liquidation of Veqtor (whereupon V2's economic interest in Veqtor shall be correspondingly reduced) and (ii) V2 must distribute to the Voluntarily Departing Person 50% of such assets reduced by 50% of V2's aggregate liabilities in full redemption of the Voluntarily Departing Person's interest in V2.

  Pursuant to the Buy/Sell Agreement, upon the termination of employment with the Company of both Messrs. Klopp and Hatkoff, within any 30 day period, for any or no reason, whether voluntary or involuntary, including, without limitation, by reason of death or disability, CTILP shall have the right to purchase from V2 all of the Veqtor Common Units then held by V2 for cash at their Fair Market Value. If CTILP does not purchase the Veqtor Common Units pursuant to the foregoing, Veqtor shall distribute to V2 100% of its assets that V2 would be entitled to receive in a liquidation of Veqtor in full redemption of 100% of the Veqtor Common Units then held by V2.

  Pursuant to the Buy/Sell Agreement, upon the termination of employment with the Company of either of Messrs. Klopp or Hatkoff for any or no reason, whether voluntary or involuntary, including, without limitation, by reason of his death or disability, following by more than 30 days the prior termination of employment with the Company of the other individual for any or no reason, whether voluntary or involuntary, including, without limitation, by reason of his death or disability, CTILP shall have the right to purchase from V2 all of the Veqtor Common Units then held by V2 for cash at their Fair Market Value. If CTILP does not purchase the Veqtor Common Units pursuant to the foregoing, Veqtor shall distribute to V2 100% of its assets that V2 would be entitled to receive in a liquidation of Veqtor in full redemption of 100% of the Veqtor Common Units then held by V2.

  The Buy/Sell Agreement prohibits the transfer of Veqtor Common Units and interests in V2 except to permitted transferees as defined in the agreement or pursuant to right of first refusal provision contained in the agreement. The Buy/Sell Agreement contains provisions governing the management of Veqtor. Pursuant to such provisions, in the event that V2 and CTILP do not hold the same number of Veqtor Common Units, then, notwithstanding anything to the contrary in the operating agreement governing Veqtor (the "Veqtor Operating Agreement"), all matters to be determined by V2 and CTILP as the managing members of Veqtor shall be determined as between V2 and CTILP by an affirmative vote of a majority of the Veqtor Common Units then held by V2 and CTILP, and V2 and CTILP shall be bound to act on such matter as managing members in the manner determined by such vote. The agreement provides that no permitted transferee or other third party transferee shall be entitled to be appointed, or otherwise act as, a managing member of Veqtor.

  The Buy/Sell Agreement provides that notwithstanding anything to the contrary in the Veqtor Operating Agreement, as long as V2 and CTILP hold the same number of Veqtor Common Units, each shall be entitled to direct the nomination of an equal number of trustees/directors of the Company, and if Veqtor shall be entitled to nominate an odd number of trustees/directors, V2 and CTILP shall jointly select one of the trustee/director nominees. If V2 and CTILP do not hold the same number of Veqtor Common Units, then, notwithstanding anything to the contrary in the Veqtor Operating Agreement, V2 and CTILP each shall be entitled to direct the nomination of a number of trustees/directors equal to their relative percentage holdings of Veqtor Common Units multiplied by the total number of trustees/directors which Veqtor is then entitled to nominate (rounded to the nearest whole number).

                             CERTAIN TRANSACTIONS

INTEREST PURCHASE AGREEMENT

  In connection with the Acquisition, the Company entered into an interest purchase agreement, dated as of June 16, 1997, with John R. Klopp, Craig M. Hatkoff and Valentine Wildove & Company, Inc., pursuant to which the Company acquired interests in Victor Capital and certain of its affiliated entities for a purchase price of $5 million. The purchase price under the interest purchase agreement is payable by the delivery by the Company to the sellers of the non-interest bearing Acquisition Notes. The Acquisition Notes provide for ten semi-annual principal amortization payments in equal installments. Mr. Klopp and Mr. Hatkoff, each of whom is a trustee of the Company, each received an Acquisition Note in the principal amount of $2,162,500. Valentine Wildove & Company, Inc., in which Messrs. Klopp and Hatkoff are each 50% owners, received $675,000 in principal amount of the Acquisition Notes.

  The interest purchase agreement provides that the sellers will indemnify the Company for all damages as a result of any breach of any representation, warranty, covenant or agreement of the sellers contained in the interest purchase agreement.

INVESTMENT AGREEMENT

  Pursuant to the terms of the Investment Agreement, on July 15, 1997, the Company sold 12,267,658 Class A Preferred Shares to Veqtor for an aggregate purchase price of $33 million. The Investment Agreement provides that the Company will not amend the Restated Declaration unless (i) the Company has given Veqtor no less than 15 days prior notice of such change and (ii) the Board of Trustees has reasonably determined that the amendment does not contravene or violate the provisions of the Investment Agreement or the terms of the Class A Preferred Shares or Class B Preferred Shares, if any. The Company has agreed that, so long as any Class A Preferred Shares or Class B Preferred Shares remain outstanding, without the affirmative vote of the holders of more than 50% of the Class A Preferred Shares and Class B Preferred Shares then outstanding, voting as a single class the Company will not incur any indebtedness if the Company's debt to equity ratio would exceed 5:1.

  The Company has also agreed in the Investment Agreement only to issue shares that are Junior Shares and only to issue Class B Preferred Shares upon the conversion of any Class A Preferred Shares. "Junior Shares" are defined as common shares and any other class or series of shares of the Company now or hereafter authorized, issued or outstanding which are subject, under the terms of the Restated Declaration, to the following restrictions and limitations:
(i) no dividend or distribution can be declared or paid on the shares of such class or series unless all accrued dividends and other amounts then due with respect to the Class A Preferred Shares and Class B Preferred Shares shall have been paid in full; (ii) in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Class A Preferred Shares and Class B Preferred Shares shall be entitled to receive out of the assets of the Company available for distribution to shareholders, the liquidation preference with respect to the Class A Preferred Shares and Class B Preferred Shares and any accrued and unpaid dividends thereon before any payment shall be made or any assets distributed to the holders of such other class or series of shares of the Company; and (iii) shares of such class or series are not required to be redeemed under any circumstances, either at the option of the Company or of any holder thereof, unless all of the outstanding Class A Preferred Shares and Class B Preferred Shares have theretofore been redeemed or converted.

  The Investment Agreement provides for certain registration rights whereby Veqtor and the other holders of the Company's registrable securities as defined in the agreement will have the right to request that the Company prepare and file up to three registration statements under the Securities Act covering all or any portion of the shares of the Company held by Veqtor and the other holders from time to time. In addition, if the Company proposes to file a registration statement at any time, the Company has agreed to use its best efforts, upon Veqtor's and the other holders' request, to cause any shares held by Veqtor and the other holders to be included in such registration. In connection with any securities registration, Veqtor and the other holders, respectively, have agreed to pay all underwriting discounts and selling commissions on the shares registered on behalf of Veqtor and the other holders. All other costs of registration are to be paid by the Company.

  As a result of the Investment and its purchase of the Class A Common Shares from CRIL, Veqtor holds an aggregate of 19,227,251 of the Company's outstanding shares, representing approximately 90% of the total number of outstanding shares of the Company before the Offering and approximately 65% of the total number of shares of the Company after completion of the Offering (assuming the sale of 8,000,000 Class A Common Shares in the Offering). Certain members of the Company's Board of Trustees, including Messrs. Zell, Klopp, Hatkoff and Garrabrant and Ms. Rosenberg, hold indirect economic ownership interests in Veqtor equal to approximately 34.2%, 25%, 25%, 4.5% and 4.5%, respectively.

SHARING AGREEMENT

  Pursuant to an oral agreement with The Peregrine Real Estate Trust (the "Former Parent"), costs for certain general administrative services, including executive services (including the services of Mr. Morrow), accounting services, treasury services, financial reporting and internal bookkeeping services, shareholder relations, and directors' and officers' insurance were shared with the Former Parent. The shared costs were allocated to the Company and the Former Parent based upon their respective asset values (real property and notes receivable), subject to annual negotiation. Pursuant to this agreement, approximately $435,000 and $258,000 was paid or accrued as a payable to the Former Parent in 1995 and 1996, respectively. As of December 31, 1996, the Company owed the Former Parent approximately $31,000 pursuant to the cost sharing agreement. The agreement was terminated on January 7, 1997 and all amounts owed thereunder were paid.

RELATIONSHIPS WITH MR. EDELMAN

  Mr. Edelman is of counsel to Battle Fowler LLP, a New York City law firm that is representing the Company in various matters relating to the sale of the Class A Common Shares offered hereby and has represented the Company and certain affiliates thereof, including Victor Capital, in the past with respect to various legal matters. The Company expects to continue to engage Battle Fowler LLP after the closing of the Offering.

                         DESCRIPTION OF CAPITAL SHARES

  Pursuant to the Restated Declaration, the authorized capital shares of the Company consist of an unlimited number of preferred shares of beneficial interest in the Company and common shares of beneficial interest in the Company issuable in classes or series, comprised of (i) Class A Preferred Shares, (ii) Class B Preferred Shares, (iii) Class A Common Shares, and (iv) Class B Common Shares. As of October 3, 1997, there were 12,267,658 Class A Preferred Shares issued and outstanding, no Class B Preferred Shares issued and outstanding, 9,137,335 Class A Common Shares issued and outstanding and no Class B Common Shares issued and outstanding. The Certificate of Designation has currently fixed the number of authorized Class A Preferred Shares and the Class B Preferred Shares at 12,639,405 each. The Restated Declaration permits the Board of Trustees to authorize and issue additional shares of beneficial interest in the Company and to establish additional classes or series of preferred shares of beneficial interest and common shares of beneficial interest from time to time, including additional Class A Preferred Shares, Class B Preferred Shares, Class A Common Shares and Class B Common Shares. The Certificate of Designation and Investment Agreement, however, provide that the approval of the holders of the preferred shares is required in order to authorize, create or issue any class or series of capital shares of the Company other than "Junior Shares" (see "--Preferred Shares--Voting Rights"), or to issue any Class B Preferred Shares other than upon the conversion of any Class A Preferred Shares.

  The following summary description of the capital shares of the Company is qualified in its entirety by reference to the Certificate of Designation and the Restated Declaration, a copy of each of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON SHARES

  Except as described below or as required by law, all Class A Common Shares and Class B Common Shares are identical and entitled to the same voting, dividend, liquidation and other rights. Holders of Class A Common Shares and Class B Common Shares are not entitled to preferences, appraisals or preemptive rights of any kind. No shareholder may demand that the Company redeem his or her Class A Common Shares or Class B Common Shares.

  Dividends. Holders of record of Class A Common Shares and Class B Common Shares on the record date fixed by the Company's Board of Trustees are entitled to receive such dividends as may be declared by the Board of Trustees out of funds legally available for such purpose, subject to the rights of the holders of any series of preferred shares. No dividends may be declared or paid in cash or property on any share of any class of Class A Common Shares and Class B Common Shares, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of Class A Common Shares and Class B Common Shares except that if dividends are declared that are payable in common shares, such dividends shall be payable at the same rate on each class or series of Class A Common Shares and Class B Common Shares and shall be payable only in Class A Common Shares to holders of Class A Common Shares and in Class B Common Shares to holders of Class B Common Shares.

  Liquidation Rights. In the event of the liquidation of the Company and the distribution of its assets, after the payment in full or the setting apart for payment to all creditors of the Company of the amounts to which they shall be entitled and subject to such preferential amounts, if any, to which the holders of preferred shares at the time outstanding shall be entitled, the remaining assets of the Company available for payment and distribution to holders of Class A Common Shares and Class B Common Shares shall, subject to any participating or similar rights of preferred shares at the time outstanding, be distributed ratably, in accordance with the number of Class A Common Shares and Class B Common Shares held by each such holder, among the holders of Class A Common Shares and Class B Common Shares at the time outstanding.

  Voting Rights. The Class B Common Shares do not have voting rights and are not counted in determining the presence of a quorum for the transaction of business at any meeting of the shareholders.

  Except as otherwise provided by law and subject to the special voting rights of any outstanding preferred shares, the approval of all matters brought before the shareholders requires the affirmative vote of the holders of a majority in voting power of the voting shares (including the Class A Common Shares) that are present in person or represented by proxy and voting as a single class.

  Conversion Rights. Each Class A Common Share is convertible at the option of the holder thereof at any time and from time to time into one fully paid and nonassessable Class B Common Share and, subject to delivery of the certification described below, each Class B Common Share is convertible at the option of the holder thereof at any time and from time to time into one fully paid and nonassessable Class A Common Share. If Class B Common Shares are to be converted into Class A Common Shares, the holder of the Class B Common Shares must certify to the Company that the shareholder either (a) will not, together with any other person (other than the Company) who previously held voting shares of the Company now held by the shareholder, upon the issuance of such Class A Common Shares, own more than 4.9% of any class of voting shares of the Company or (b) is not limited by the BHCA to holding no more than 4.9% of any class or series of voting shares of the Company.

PREFERRED SHARES

  General. The Restated Declaration permits the Board of Trustees to issue preferred shares in one or more classes or series, with such rights, powers, preferences, privileges and restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Trustees, including, but not limited to: (i) the distinctive designation of such class or series and the number of preferred shares of such class or series authorized; (ii) the dividends payable with respect to such class or series, the rate or basis for determining such dividends, and conditions and dates upon which such dividends shall be payable, the preferences, if any, of such dividends over, or the relation of such dividends to, the dividends payable on any other class or series of securities of the Company, whether such dividends shall be noncumulative or cumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative; (iii) whether preferred shares of such class or series shall be redeemable at the option of the Company or upon the happening of a specified event, and, if redeemable, whether for cash, property or rights, including securities of the Company, as well as the times, prices or rates and any adjustment and other terms and conditions of such redemption;
(iv) the terms and amount of any sinking, retirement or purchase fund provided for the purchase or redemption of preferred shares of such class or series;
(v) whether or not preferred shares of such class or series shall be convertible into or exchangeable for other securities of the Company, at the option of the Company or of the holder of such preferred shares or both, or upon the happening of a specified event, and, if provision be made for such conversion or exchange, the terms, prices, rates, adjustments and any other terms and conditions thereof; (vi) the extent, if any, to which the holders of the preferred shares of such class or series shall be entitled to vote with respect to the election of Trustees or on other issues, including without limitation the extent, if any, to which such holders shall be entitled, voting as a class or series or jointly with other classes or series, to elect one or more Trustees upon the happening of a specified event or otherwise, or entitled to multiple votes per preferred share; (vii) the restrictions, if any, on the issue or reissue of preferred shares of such class or series or any other classes or series; (viii) the extent, if any, to which the holders of the preferred shares of such class or series shall be entitled to preemptive rights; (ix) the rights of the holders of the preferred shares of such class or series upon the termination of the Company or any distribution of its assets, including without limitation any preferential amount payable upon such preferred shares or any other rights of holders of such preferred shares in the event of the liquidation, dissolution or winding up of the Company or the distribution of its assets; and (x) the terms of any other provisions to be applicable to such preferred shares and such other powers, preferences, rights, limitations or restrictions as the Board of Trustees shall determine.

  In connection with the Investment, the Board of Trustees adopted a resolution which is set forth in the Certificate of Designation providing for the creation of two classes of the Company's preferred shares, consisting of 12,639,405 Class A Preferred Shares and 12,639,405 Class B Preferred Shares. In connection with the closing of the Investment, Veqtor purchased from the Company 12,267,658 Class A Preferred Shares for an aggregate purchase price of approximately $33 million.

  Except as described below or as required by law, both classes of preferred shares are identical and entitled to the same voting, dividend, liquidation and other rights.

  Dividends. Holders of the preferred shares are entitled to receive, when and as declared by the Board of Trustees, out of funds legally available therefor, cash dividends per share at the rate of 9.5% per annum on a per share price of $2.69. Such dividends shall accrue (whether or not declared) and, to the extent not paid for any dividend period, will be cumulative. Dividends on the preferred shares are payable, when and as declared, semi-annually, in arrears, on December 26 and June 25 of each year commencing December 26, 1997. No dividends may be declared or paid in cash or property on any preferred share unless simultaneously the same dividend is declared or paid on both classes of preferred shares except that if dividends are declared that are payable in common shares or preferred shares, such dividends shall be payable at the same rate on the preferred shares and shall be payable only in Class A Common Shares and Class A Preferred Shares to holders of Class A Preferred Shares and in Class B Common Shares and Class B Preferred Shares to holders of Class B Preferred Shares. The Certificate of Designation provides that, unless all dividends and other amounts then accrued with respect to the preferred shares are paid in full, the Company may not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption, exchange or other retirement of, any other shares of the Company (other than payment in or in exchange for Junior Shares (as defined above)).

  Liquidation Preference. In the event of the liquidation of the Company and the distribution of its assets, the holders of the preferred shares are entitled to receive out of assets of the Company available for distribution to shareholders, an amount per share equal to $2.69 plus the amount of all dividends per share accrued and unpaid thereon through the date of final distribution to shareholders, whether or not declared, before any payment shall be made or any assets distributed to the holders of any other class or series of shares of the Company.

  Voting Rights. The Class A Preferred Shares are entitled to vote together with the holders of the Class A Common Shares as a single class on all matters submitted to a vote of shareholders. Each Class A Preferred Share entitles the holder thereof to a number of votes per share equal to the number of Class A Common Shares into which such Class A Preferred Share is then convertible. Except as described below, the Class B Preferred Shares do not have voting rights and are not counted in determining the presence of a quorum for the transaction of business at a shareholders' meeting.

  The holders of a majority of the outstanding preferred shares, voting together as a single class, but voting together as a separate class from the common shares, have, with certain limited exceptions, the right to approve any merger, consolidation or transfer of all or substantially all of the assets of the Company.

  In addition, the affirmative vote of the holders of a majority of the outstanding preferred shares, voting together as a single class, but voting together as a separate class from the common shares, is required in order to amend, alter or repeal any provision of the Certificate of Designation; authorize, create or issue any class or series of capital shares of the Company (other than Junior Shares); and incur any indebtedness if the Company's debt to equity ratio would exceed 5:1.

  Conversion Right. Each Class A Preferred Share is convertible at the option of the holder thereof at any time and from time to time in whole or in part into an equal number of Class B Preferred Shares, or into a number of Class A Common Shares equal to the ratio of (x) $2.69 plus an amount equal to all dividends per share accrued and unpaid thereon as of the date of such conversion to (y) the Conversion Price in effect as of the date of such conversion. Each Class B Preferred Share is convertible at the option of the holder thereof at any time and from time to time in whole or in part into an equal number of Class A Preferred Shares or into a number of Class B Common Shares equal to the ratio of (x) $2.69 plus an amount equal to all dividends per share accrued and unpaid thereon as of the date of such conversion to (y) the Conversion Price in effect as of the date of such conversion. If Class B Preferred Shares are to be converted into Class A Preferred Shares, the holder of the Class B Preferred Shares must certify to the Company that the shareholder either (a) will not, together with any other person (other than the Company) who previously held voting shares of the Company now held by the shareholder, upon the issuance of such Class A Preferred Shares, own more than 4.9% of any class of voting shares of the Company or (b) is not limited by the BHCA to holding no more than 4.9% of any class or series of voting shares of the Company. Initially, the "Conversion Price" will be equal to $2.69, but the Conversion Price will be adjusted to provide the holders of the Class A Preferred Shares with customary anti-dilution protection, including protection for the issuance of additional shares at a price less than $2.69 per share.

  If Class B Preferred Shares are to be converted into Class A Preferred Shares, in connection with any conversion, the shareholder must certify to the Company that the shareholder either (a) will not, together with any other person (other than the Company) who previously held voting shares of the Company now held by the shareholder, upon the issuance of such Class A Preferred Shares, own more than 4.9% of any class of voting shares of the Company or (b) is not limited by the BHCA to holding no more than 4.9% of any class or series of voting shares of the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Offering, the Company will have outstanding an aggregate of 17,137,335 Class A Common Shares (based on the number of Class A Common Shares outstanding as of October 3, 1997), assuming no exercise of outstanding options. Of the total number of outstanding Class A Common Shares, the 8,000,000 Class A Common Shares sold in the Offering, together with the outstanding Class A Common Shares currently held by the public shareholders, will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain volume limitations and other restrictions described below). In addition, Veqtor holds 6,959,593 Class A Common Shares and 12,267,658 Class A Preferred Shares that are convertible into an equal number of Class A Common Shares, all of which are eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144 and the "lock-up" discussed below.

  In general, under Rule 144 as currently in effect, a person, including a person who may be deemed an "affiliate" of the Company, who has held restricted shares for at least one year may sell such shares, subject to certain volume limitations and other restrictions, without registering them under the Act. The Company, its trustees and executive officers and affiliates and Veqtor have agreed that during the period ending one year after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, they will not, subject to certain exceptions, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Class A Common Shares or any securities convertible into or exercisable or exchangeable for Class A Common Shares or
(2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Class A Common Shares or such other securities, in cash or otherwise. The foregoing restrictions shall not apply to (i) the sale to the Underwriters of any Class A Common Shares pursuant to this Offering, (ii) shares to be issued pursuant to the Company's Incentive Share Plan or its Trustee Share Plan or (iii) shares to be issued upon conversion of outstanding Class A Preferred Shares. In addition, the Company's trustees and executive officers and affiliates and Veqtor have agreed that during the period commencing on the date hereof and ending one year after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, they will not make any demand for or exercise any right with respect to the registration of any Class A Common Shares or any security convertible into or exercisable or exchangeable for Class A Common Shares. Rule 144 generally also permits sales of restricted shares, without any volume limitations, by a person who has not been an "affiliate" of the Company for at least three months preceding the sale of such shares and who has held those restricted shares for at least two years. Pursuant to the terms of the Investment Agreement, Veqtor and the other holders of the Company's registrable securities as defined in the Investment Agreement (or their assignees) will be entitled to certain demand registration rights with respect to the shares held by it. In addition to these demand registration rights, Veqtor and other holders of the Company's registrable securities (or their assignees) will be, subject to certain limitations, entitled to register their shares in connection with future registration statements prepared by the Company to register the Company's equity securities. See "Certain Transactions--Investment Agreement."

                          CERTAIN FEDERAL INCOME TAX
                   CONSEQUENCES TO NON-UNITED STATES HOLDERS

GENERAL

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Shares by a holder who is not a United States person (a "Non-U.S. Holder"). For this purpose, the term "United States person" is defined as any person who is a citizen or resident of the United States, a corporation or a partnership or other entity created or organized in the United States or under the laws of the United States or of any state, or an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of source. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances, or to certain types of Non-U.S. Holders which may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers). Furthermore, this discussion is based on provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly with retroactive effect. Each prospective purchaser of Common Shares is advised to consult a tax advisor with respect to current and possible future tax consequences of acquiring, holding and disposing of Common Shares as well as any tax consequences that may arise under the laws of any U.S. state, municipality or other taxing jurisdiction.

  An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during the three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

DIVIDENDS

  The Company has not paid cash dividends on its Class A Common Shares since 1994 and does not anticipate paying any cash dividends on its Common Shares in the foreseeable future. It is the current policy of the Board to reinvest earnings in the Company to the extent that such earnings are in excess of dividend requirements on its Class A Preferred Shares. The payment of any cash dividends in the future will depend upon the Company's earnings, financial condition and capital needs and on other factors deemed relevant by the Board. See "Dividend Policy." In the event, however, that dividends are paid on shares of Class A Common Shares, dividends paid to a Non-U.S. Holder of Common Shares will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and the Non-U.S. Holder provides the payor with proper documentation or, if a tax treaty applies, the dividends are attributable to a U.S. permanent establishment of the Non-U.S. Holder. In order to claim the benefit of an applicable tax treaty rate, a Non-U.S. Holder may be required to file with the Company or its dividend paying agent a reduced treaty rate certificate. Dividends that are effectively connected with the conduct of a trade or business within the United States or, if a tax treaty applies, are attributable to such a United States permanent establishment, are subject to United States federal income tax on a net income basis (that is, after allowance for applicable deductions) at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary) and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed United States Treasury regulations not currently in effect, however, a Non-U.S. Holder of Class A Common Shares who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements.

  A Non-U.S. Holder of Class A Common Shares eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

GAIN ON DISPOSITION OF CLASS A COMMON SHARES

  A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Class A Common Shares unless (i)(a) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States or (b) if a treaty applies, the gain is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Class A Common Shares as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes within the preceding five years, or (iv) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to expatriates. The Company believes that it is a "U.S. real property holding corporation" for United States federal income tax purposes. An exception from United States taxation as a result of this status may be available for persons who have not owned beneficially more than 5% of a class of shares regularly traded on an established securities market.

  A Non-U.S. holder that falls under clause (iii) will generally be taxed on the net gain derived from a sale at the United States federal income tax rates generally applicable to U.S. persons. The tax with respect to such transactions is collected by means of a withholding mechanism.

  If an individual Non-U.S. Holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in a manner similar to a United States person. If an individual Non-U.S. Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Thus, Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of Class A Common Shares are urged to consult their tax advisors as to the tax consequences of such sale.

  If a Non-U.S. Holder that is a corporation falls under clause (i) above, it generally will be taxed on its net gain at the United States federal income tax rates generally applicable to U.S. corporations and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

FEDERAL ESTATE TAX

  Class A Common Shares held by an individual Non-U.S. Holder at the time of death (or, in certain cases, transferred prior to the Non-U.S. Holder's death) will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

  The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with a trade or business in the United States of the Non-U.S. Holder or withholding was reduced by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established under the provisions of an applicable income tax treaty or agreement.

  United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid to Non-U.S. Holders outside the United States that are either subject to the 30% withholding discussed above or that are not so subject because a tax treaty applies that reduces such 30% withholding. In that regard, under United States Treasury regulations, backup withholding will not apply to dividends paid on Class A Common Shares to a Non-U.S. Holder at an address outside the United States unless the payor has knowledge that the payee is a United States person. Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on Class A Common Shares to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

  In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Class A Common Shares by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. There are proposed Treasury Regulations which would, if adopted, alter the foregoing rules in certain respects. Among other things, the proposed Regulations would provide certain presumptions under which a Non-U.S. Holder would be subject to back-up withholding and information reporting.

  Payment by a United States office of a broker of the proceeds of a sale of Class A Common Shares is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Morgan Grenfell Inc. are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Merrill Lynch International Limited and Morgan Grenfell & Co. Limited are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of Class A Common Shares set forth opposite the names of such Underwriters below:

                                                                       NUMBER OF
     NAME                                                               SHARES
     ----                                                              ---------
     U.S. Underwriters:
       Morgan Stanley & Co. Incorporated..............................
       Merrill Lynch, Pierce, Fenner & Smith
        Incorporated..................................................
       Deutsche Morgan Grenfell Inc. .................................
                                                                       ---------
       Subtotal.......................................................
                                                                       ---------
     International Underwriters:
       Morgan Stanley & Co. International Limited.....................
       Merrill Lynch International Limited............................
       Morgan Grenfell & Co. Limited..................................
                                                                       ---------
       Subtotal.......................................................
                                                                       ---------
         Total........................................................ 8,000,000
                                                                       =========

  The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Class A Common Shares offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Class A Common Shares offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken. Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements
(i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All Class A Common Shares to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

  Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  The Underwriters initially propose to offer part of the Shares directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess
of $   a share under the public offering price. Any Underwriter may allow, and
such dealers may reallow, a concession not in excess of $   a share to other
Underwriters or to certain other dealers. After the initial offering of the Shares, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 1,200,000 additional Class A Common Shares at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Class A Common Shares offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Class A Common Shares as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of Class A Common Shares set forth next to the names of all U.S. Underwriters in the preceding table.

  The Class A Common Shares are listed on the New York Stock Exchange and Pacific Stock Exchange under the symbol "CT."

  Each of the Company and its trustees, executive officers and affiliates and Veqtor has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending one year after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Class A Common Shares or any securities convertible into or exercisable or exchangeable for Class A Common Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Shares or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (x) the sale of the Shares to the Underwriters, (y) shares to be issued pursuant to the Company's Incentive Share Plan or its Trustee Share Plan or (z) shares to be issued upon conversion of outstanding Class A Preferred Shares.

  In order to facilitate the offering of the Class A Common Shares, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Shares. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Class A Common Shares for their own account. In addition, to cover over-allotments or to stabilize the price of the Class A Common Shares, the Underwriters may bid for, and purchase, Class A Common Shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Class A Common Shares in the offering, if the syndicate repurchases previously distributed Class A Common Shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Shares above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  From time to time, certain of the Underwriters and their affiliates have provided, and continue to provide, investment and commercial banking services to the Company and certain of its affiliates.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity, authorization and issuance of the Class A Common Shares offered hereby will be passed upon for the Company by Greenberg Glusker Fields Claman & Machtinger LLP. Certain other matters in connection with the Offering will be passed upon for the Company by Battle Fowler LLP. Martin L. Edelman, who is a trustee of the Company, is also of counsel to Battle Fowler LLP. Certain legal matters for the Underwriters will be passed upon by Davis Polk & Wardwell.

                                    EXPERTS

  The consolidated financial statements and schedules of the Company as of December 31, 1996 and 1995 and for the three years ended December 31, 1996, appearing elsewhere in this Prospectus and Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Victor Capital Group, L.P. (a Delaware limited partnership) and affiliates as of June 30, 1997 and December 31, 1996 and 1995 and for the six months ended June 30, 1997 and for each of the three years in the period ended December 31, 1996, appearing elsewhere in this Prospectus and Registration Statement, have been reviewed or audited by David Berdon & Co. LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected without charge at the office of the Commission at the Public Reference Section located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies thereof may be obtained from the Commission upon payment of the prescribed fees. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, N.Y. 10005, on which the Company's Class A Common Shares are traded.

  The Company has filed with the Commission a Registration Statement on Form S-1 (of which this Prospectus is a part) under the Securities Act with respect to the Class A Common Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respect by such reference and the exhibits and schedules thereto. For further information with respect to the Company and the Class A Common Shares offered hereby, reference is made to the Registration Statement and such exhibits and schedules, which can be inspected and copied at the public reference facilities and web site described above.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CAPITAL TRUST
 Report of Independent Accountants........................................  F-2
 Balance Sheets as of December 31, 1996 and December 31, 1995.............  F-3
 Statements of Operations for the Years Ended December 31, 1996, 1995 and
  1994....................................................................  F-4
 Statements of Shareholders' Equity for the Years Ended December 31, 1996,
  1995 and 1994...........................................................  F-5
 Statements of Cash Flows for the Years Ended December 31, 1996, 1995 and
  1994....................................................................  F-6
 Notes to Financial Statements............................................  F-7
 Condensed Balance Sheet (unaudited) as of June 30, 1997.................. F-16
 Condensed Statements of Cash Flows (unaudited) for the Six Months Ended
  June 30, 1997 and June 30, 1996......................................... F-17
 Condensed Statements of Cash Flows (unaudited) for the Six Months Ended
  June 30, 1997 and June 30, 1996......................................... F-18
 Notes to Condensed Financial Statements (unaudited)...................... F-19
VICTOR CAPITAL GROUP, L.P.
 Independent Auditor's Report............................................. F-23
 Independent Accountants Report........................................... F-24
 Combined Balance Sheets as of December 31, 1996 and 1995 and June 30,
  1997.................................................................... F-25
 Combined Statements of Income for the years ended December 31, 1996, 1995 and 1994 and the six months ended June 30, 1997......................... F-26
 Combined Statements of Changes in Partners' and Members' Capital
  (Deficiency) for the years ended December 31, 1996, 1995 and 1994 and the six months ended June 30, 1997...................................... F-27
 Combined Statements of Cash Flows for the Years ended December 31, 1996,
  1995 and 1994 and the six months ended June 30, 1997.................... F-28
 Notes to Combined Financial Statements................................... F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of California
Real Estate Investment Trust:

  We have audited the accompanying consolidated balance sheets of California Real Estate Investment Trust and Subsidiary (the "Trust") as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows, and changes in shareholders' equity for each of the three years in the period ended December 31, 1996. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules as listed in the accompanying index. These financial statements and financial statement schedules are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of California Real Estate Investment Trust and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statements schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          Coopers & Lybrand L.L.P.

San Francisco, California
February 14, 1997


Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a Swiss limited liability association.

         CAPITAL TRUST (F/K/A CALIFORNIA REAL ESTATE INVESTMENT TRUST)
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                        1996          1995
                                                    ------------  ------------
                      ASSETS
                      ------
Investments, Generally Held for Sale:
  Rental properties, less accumulated depreciation
   of $0 and $2,777,000 in 1996 and 1995,
   respectively, and valuation allowances of $0 and
   $6,898,000 in 1996 and 1995, respectively....... $  8,585,000  $ 17,215,000
  Notes receivable, net of valuation allowances and
   deferred gains of $6,127,000 and $9,151,000 in
   1996 and 1995, respectively.....................    1,576,000    10,502,000
  Marketable securities available-for-sale.........   14,115,000           --
                                                    ------------  ------------
                                                      24,276,000    27,717,000
Cash...............................................    4,698,000     4,778,000
Receivables, net of allowance of $1,001,000 and
 $700,000 in 1996 and 1995, respectively...........      707,000       680,000
Other assets, net of valuation allowance of $0 and
 $310,000 in 1996 and 1995 respectively............      355,000       357,000
                                                    ------------  ------------
    Total Assets................................... $ 30,036,000  $ 33,532,000
                                                    ============  ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
       ------------------------------------
Liabilities:
  Long-term notes payable, collateralized by deeds
   of trust on rental properties................... $  5,169,000  $  8,335,000
  Accounts payable and accrued expenses............      326,000       209,000
  Other liabilities................................       70,000        81,000
                                                    ------------  ------------
    Total Liabilities..............................    5,565,000     8,625,000
Commitments (Note 10)
Shareholders' Equity:
  Shares of beneficial interest, par value $1.00 a
   share; unlimited authorization, 9,137,000 and
   9,137,000 shares outstanding in 1996 and 1995,
   respectively....................................    9,137,000     9,137,000
  Additional paid-in capital.......................   55,118,000    55,118,000
Unrealized holding loss on marketable securities...      (22,000)          --
Accumulated deficit................................  (39,762,000)  (39,348,000)
                                                    ------------  ------------
    Total Shareholders' Equity.....................   24,471,000    24,907,000
                                                    ------------  ------------
      Total Liabilities and Shareholders' Equity... $ 30,036,000  $ 33,532,000
                                                    ============  ============

          See accompanying notes to consolidated financial statements.

         CAPITAL TRUST (F/K/A CALIFORNIA REAL ESTATE INVESTMENT TRUST)
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                               1996        1995         1994
                                            ----------  -----------  ----------
Revenues:
  Rent....................................  $2,019,000  $ 2,093,000  $2,593,000
  Interest................................   1,136,000    1,396,000   1,675,000
  Hotel...................................         --        46,000     519,000
                                            ----------  -----------  ----------
                                             3,155,000    3,535,000   4,787,000
                                            ----------  -----------  ----------
Expenses:
  Operating expenses......................     685,000      584,000   1,011,000
  Hotel operating expenses................         --         8,000     771,000
  Property management.....................      96,000       96,000     252,000
  Depreciation and amortization...........      64,000      662,000     595,000
  Interest................................     547,000      815,000   1,044,000
  General and administrative..............   1,503,000      933,000     813,000
                                            ----------  -----------  ----------
                                             2,895,000    3,098,000   4,486,000
                                            ----------  -----------  ----------
Income before gain (loss) on foreclosure
 or sale of investments and valuation
 losses...................................     260,000      437,000     301,000
Net gain (loss) on foreclosure or sale of
 investments..............................   1,069,000       66,000    (218,000)
                                            ----------  -----------  ----------
  Income before valuation losses..........   1,329,000      503,000      83,000
Valuation losses..........................   1,743,000    3,281,000     119,000
                                            ----------  -----------  ----------
  Net Loss................................    (414,000)  (2,778,000)    (36,000)
                                            ==========  ===========  ==========
Net loss per share of beneficial interest.  $     (.05) $     (0.30) $    (0.00)
                                            ==========  ===========  ==========


          See accompanying notes to consolidated financial statements.

         CAPITAL TRUST (F/K/A CALIFORNIA REAL ESTATE INVESTMENT TRUST)
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                              SHARES OF                                  UNREALIZED
                         BENEFICIAL INTEREST  ADDITIONAL                HOLDING LOSS     TOTAL
                         --------------------   PAID-IN   ACCUMULATED   ON MARKETABLE SHAREHOLDERS
                          NUMBER     AMOUNT     CAPITAL     DEFICIT      SECURITIES      EQUITY
                         --------- ---------- ----------- ------------  ------------- ------------
Balance at January 1,
 1994................... 9,125,000 $9,125,000 $55,106,000 $(35,620,000)   $    --     $28,611,000
Net loss................       --         --          --       (36,000)        --         (36,000)
Proceeds from shares
 issued.................    12,000     12,000      12,000          --          --          24,000
Distributions...........       --         --          --      (914,000)        --        (914,000)
                         --------- ---------- ----------- ------------                -----------
Balance at December 31,
 1994................... 9,137,000  9,137,000  55,118,000  (36,570,000)        --      27,685,000
                         --------- ---------- ----------- ------------                -----------
Net loss................       --         --          --    (2,778,000)        --      (2,778,000)
                         --------- ---------- ----------- ------------                -----------
Balance at December 31,
 1995................... 9,137,000  9,137,000  55,118,000  (39,348,000)        --      24,907,000
                         --------- ---------- ----------- ------------                -----------
Unrealized holding loss
 on marketable
 securities.............       --         --          --           --      (22,000)       (22,000)
Net loss................       --         --          --      (414,000)        --        (414,000)
                         --------- ---------- ----------- ------------    --------    -----------
Balance at December 31,
 1996................... 9,137,000 $9,137,000 $55,118,000 $(39,762,000)   $(22,000)   $24,471,000
                         ========= ========== =========== ============    ========    ===========


          See accompanying notes to consolidated financial statements.

         CAPITAL TRUST (F/K/A CALIFORNIA REAL ESTATE INVESTMENT TRUST)
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                             1996         1995         1994
                                         ------------  -----------  ----------
Cash flows from operating activities:
  Net (loss)............................ $   (414,000) $(2,778,000) $  (36,000)
                                         ------------  -----------  ----------
  Adjustments to reconcile net (loss) to
   net cash provided by operating
   activities:
    Depreciation and amortization.......       64,000      662,000     595,000
    (Gain) loss on foreclosure or sale
     of investments.....................   (1,069,000)     (66,000)    218,000
    Valuation losses....................    1,743,000    3,281,000     119,000
Changes in assets and liabilities:
  (Increase) decrease in receivables....      (38,000)     294,000     107,000
  (Increase) decrease in other assets...      (61,000)    (282,000)     82,000
  Increase (decrease) in accounts
   payable and accrued expenses.........      226,000      166,000     (45,000)
  Increase (decrease) in other
   liabilities..........................       (2,000)      11,000    (106,000)
                                         ------------  -----------  ----------
      Total adjustments to net (loss)...      863,000    4,066,000     970,000
                                         ------------  -----------  ----------
    Net cash provided by operating
     activities.........................      449,000    1,288,000     934,000
                                         ------------  -----------  ----------
Cash flows from investing activities:
  Payments related to sales of rental
   properties...........................          --           --     (100,000)
  Proceeds from sale of assets..........   13,796,000          --          --
  Improvements to rental properties.....     (146,000)    (321,000)   (106,000)
  Collections on notes receivable.......       35,000      850,000     346,000
  Purchase of marketable securities.....  (15,849,000)         --          --
  Principal collection of marketable
   securities...........................    1,712,000          --          --
  Increase in notes receivable..........          --           --     (175,000)
                                         ------------  -----------  ----------
    Net cash (used in) provided by
     investing activities...............     (452,000)     529,000     (35,000)
                                         ------------  -----------  ----------
Cash flows from financing activities:
  Principal payments on long-term notes
   payable..............................      (77,000)    (405,000)    (94,000)
  Distributions paid....................          --           --     (890,000)
                                         ------------  -----------  ----------
    Net cash used in financing
     activities.........................      (77,000)    (405,000)   (984,000)
                                         ------------  -----------  ----------
    Net (decrease) increase in cash.....      (80,000)   1,412,000     (85,000)
Cash, beginning of year.................    4,778,000    3,366,000   3,451,000
                                         ------------  -----------  ----------
Cash, end of year....................... $  4,698,000  $ 4,778,000  $3,366,000
                                         ============  ===========  ==========

          See accompanying notes to consolidated financial statements.

         CAPITAL TRUST (F/K/A CALIFORNIA REAL ESTATE INVESTMENT TRUST)
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Organization

  Capital Trust (f/k/a California Real Estate Investment Trust (the "Company" or "CalREIT") was organized under the laws of the State of California pursuant to a Declaration of Trust dated September 15, 1966.

  The Trust became a partner of Totem Square, L. P. ("Totem"), a Washington Limited Partnership in which the Company owns a 59% interest, on November 30, 1990. The Trust also formed CalREIT Totem Square, Inc. ("Cal-CORP") to act as general partner of Totem. Cal-CORP has a 1% interest in Totem, and Totem Square Associates, an unrelated party, has the remaining 40%.

  In 1994, the Company operated as a subsidiary of The Peregrine Real Estate Trust ("Peregrine"), which then held 76% of the Company's outstanding Shares of Beneficial Interest. In April 1994, Peregrine replaced the CalREIT Board of Trustees with a slate of its own Trustees. In 1995, the Board was expanded from three to five Trustees, two of whom were independent. In 1996, the Board of Trustees was comprised of two independent Trustees, one Trustee who concurrently served on the Board of Trustees of Peregrine, a former officer of the Company, and the then Chief Executive Officer of the Company.

  On January 3, 1997, Peregrine sold its entire 76%-ownership interest in the Company to CalREIT Investors Limited Partnership, an entity controlled by Samuel Zell. Simultaneous with the closing of this Transaction, the Board of Trustees was expanded to seven members; one Trustee, who also served on the Peregrine Board of Trustees, resigned; and three additional Trustees, nominated by CRIL, were appointed to the Board.

  At the end of 1996, the Company owned two commercial properties, Fulton Square Shopping Center and Totem Square located in Sacramento, California and Kirkland, Washington, respectively. The Trust also owned a mortgage note portfolio of three notes encompassing approximately $7.7 million in loans, with an aggregate book value of approximately $1.6 million. These loans bear interest at an overall effective rate of approximately 8%. They are collateralized by mortgages on real property. Most of the investments in the three loans were originated by the Company in connection with the disposition of Trust properties prior to 1996. Additionally, at December 31, 1996, the Company had approximately $14 million invested in liquid mortgage-backed securities.

 Principles of Consolidation

  For 1996, 1995 and 1994, the consolidated financial statements include the accounts of the Company, Cal-CORP and Totem.

 Rental Properties

  At December 31, 1996 and 1995, rental properties are carried at cost, net of accumulated depreciation and less a valuation allowance for possible investment losses. The Trust's valuation allowance for possible investment losses represents the excess of the carrying value of individual properties over their appraised or estimated fair value less estimated selling costs. At December 31, 1996 all rental properties are classified as held for sale and valued at net estimated sales price.

  The additions to the valuation allowance for possible investment losses are recorded after consideration of various external factors, particularly overbuilding in real estate markets which has a negative impact on achievable rental rates. A gain or loss will be recorded to the extent that the amounts ultimately realized from property sales differ from those currently estimated. In the event economic conditions for real estate continue to decline, additional valuation losses may be recognized in the near term.

         CAPITAL TRUST (F/K/A CALIFORNIA REAL ESTATE INVESTMENT TRUST)
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  When applicable, the allowance for depreciation and amortization has been calculated under the straight-line method, based upon the estimated useful lives of the properties which lives range from 30 to 40 years. Expenditures for maintenance, repairs and improvements which do not materially prolong the normal useful life of an asset are charged to operations as incurred.

  Real estate acquired by cancellation of indebtedness or foreclosure is recorded at fair market value at the date of acquisition but not in excess of the unpaid balance of the related loan plus costs of securing title to and possession of the property.

 Other Assets

  The Trust amortizes leasing commissions on a straight-line basis over the lives of the leases to which they relate. Financing costs are amortized over the lives of the loans or other financial instruments to which they relate.

 Income Taxes

  The Trust has elected to be taxed as a real estate investment trust and as such, is not taxed on that portion of its taxable income which is distributed to shareholders, provided that at least 95% of its real estate trust taxable income is distributed and that the Company meets certain other REIT requirements. Due to federal and California tax net operating loss carryforwards ("NOLs"), the Company does not have taxable income for the year ended December 31, 1996. The Trust has federal and California NOLs as of December 31, 1996 of approximately $17,631,000 and $5,194,000, respectively. Such NOLs expire through 2011 for federal and 2001 for California. The Trust also has a federal and California capital loss carryover of approximately $1,567,000 that can be used to offset future capital gain.

  Due to the transaction and the prior year ownership change related to the Peregrine bankruptcy, NOLs are limited for both federal and California to approximately $1,500,000 annually. Any unused portion of such annual limitation can be carried forward to future periods.

 Cash

  The Trust invests its cash in demand deposits with banks with strong credit ratings. Bank balances in excess of federally insured amounts totaled $4,301,000 and $4,577,000 as of December 31, 1996 and 1995, respectively. The Trust has not experienced any losses on these deposits.

 Sales of Real Estate

  The Trust complies with the provisions of Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate." Accordingly, the recognition of gains on certain transactions are deferred until such transactions have complied with the criteria for full profit recognition under the Statement. The Trust had deferred gains of $239,000 and $1,103,000 at December 31, 1996 and 1995, respectively.

 Interest Income Recognition

  The Trust recognizes interest income on notes receivable when it is estimated that the fair value of the collateral related to the note is adequate.

         CAPITAL TRUST (F/K/A CALIFORNIA REAL ESTATE INVESTMENT TRUST)
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Risks and Uncertainties

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Impairment of Loan

  Effective January 1, 1995 CalREIT adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors of Impairment of a Loan," as amended ("SFAS 114"). In accordance with SFAS 114, CalREIT considers loans where it is probable they will be unable to collect all amounts contractually due, as being impaired. Where an impairment is indicated, a valuation writedown is measured based upon the excess of the loan amount over the fair value of the collateral of the loan less costs to sell. Interest income from impaired loans is recognized to the extent cash is received.

 Impairment of Long-Lived Assets

  In 1995, Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" was issued. This statement requires that companies review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds its estimated undiscounted net cash flow before interest, the company must recognize an impairment loss equal to the difference between its carrying amount and its current value. After an impairment is recognized, the reduced carrying amount of the asset shall be accounted for as its new cost. For a depreciable asset, the new cost shall be depreciated over the asset's remaining useful life. Long-lived assets to be disposed of shall be reported at the lower of carrying amount or fair value less cost to sell. In 1996, the Company adopted the provisions of SFAS 121. Generally, fair values are estimated using undiscounted cash flow, direct capitalization and market comparison analyses.

 Net Loss Per Share

  Net loss per share of beneficial interest is based upon the weighted-average number of shares of beneficial interest outstanding. Shares of beneficial interest equivalents were anti-dilutive for the three years ended December 31, 1996. The weighted average number of shares of beneficial interest and earnings per share of beneficial interest are as follows:

                                                1996       1995       1994
                                              ---------  ---------  ---------
   Weighted average shares of beneficial
    interest................................. 9,137,335  9,137,335  9,130,961
                                              =========  =========  =========
   Loss per share of beneficial interest..... $    (.05) $   (0.30) $   (0.00)

 Reclassifications

  Certain reclassifications have been made in the presentation of the 1995 and 1994 financial statements to conform to the 1996 presentation.

         CAPITAL TRUST (F/K/A CALIFORNIA REAL ESTATE INVESTMENT TRUST)
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


2. RELATED-PARTY TRANSACTIONS:

  Until April 14, 1994, administrative services were provided to the Company by B & B Property Investment, Development and Management Company, Inc. ("B & B"). B & B's compensation consisted of an advisory fee based on the real estate investments and real estate commissions in connection with purchases, sales and leasing of Trust properties as well as a reimbursement of certain expenses incurred in performing services for the Company. Until April 14, 1994, property management responsibilities of the Company were assigned to B & B Property Investment, Inc. ("B & B Property"). The compensation for property management services was computed at 5% of the gross receipts of each property managed and each note receivable serviced. Compensation to B & B and B & B Property was $156,000 during 1994. Certain disputes between the Company, B & B and B & B Property arising from the Company's termination of B & B's and B & B Property's advisory and management agreements were settled in May 1994 for $60,000. Prior to 1994, the Company entered into a management agreement with North Main Street Company ("North Main"), a company owned by the President and Chairman of the Board of the Company's former advisor, B & B, to manage the Company's hotel. Pursuant to that agreement, the Company incurred management fees of $16,000 in 1994. The Trust also terminated that agreement with North Main in 1994 and leased the hotel property to an unrelated third party, a professional hotel management company which operated lodging facilities nationwide. No payments were made to B & B or B & B Property in 1995 or 1996.

  The Trust is self-administered. However, during 1996 and 1995 it shared certain personnel and other costs with Peregrine, its majority interest shareholder. The Trust reimbursed Peregrine pursuant to a cost allocation agreement based on each Trust's respective asset values (real property and notes receivable) that was subject to annual negotiation. During 1996 and 1995, reimbursable costs charged to the Company by Peregrine approximated $258,000 and $435,000, respectively. The 1995 amount was partially offset against $202,000 (net of valuation allowances of $141,000) which was recorded as due from Peregrine at December 31, 1994.

  At December 31, 1996 and 1995, the Company had $31,000 and $45,000, respectively, due to Peregrine pursuant to the cost allocation agreement. The cost allocation agreement between the Company and Peregrine was terminated on January 7, 1997.

3. RENTAL PROPERTIES:

  At December 31, 1996 and 1995, the Company's rental property portfolio at cost included a retail and mixed-use retail property carried at $8,585,000 and $13,018,000 respectively; industrial buildings, carried at $0 and $7,395,000 respectively; and a hotel property carried at $0 and $6,477,000, respectively.

  The Trust's hotel property, with a carrying value of $3,182,000 at December 31, 1995, was returned to the lender through foreclosure proceedings in February 1996. No gain or loss was recorded on the foreclosure of the Casa Grande Motor Inn.

4. INVESTMENT IN MARKETABLE SECURITIES:

  At December 31, 1996 and 1995, the Company had $14,115,000 and $0, respectively, invested in mortgage-backed securities classified as "available-for-sale."

  Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS 115") issued in May 1993 requires that at the date of acquisition and at each reporting date, debt and equity securities be classified as "held-to-maturity," "trading" or "available for sale." Investments in debt securities in which the Company has the positive intent and ability to hold to maturity are

         CAPITAL TRUST (F/K/A CALIFORNIA REAL ESTATE INVESTMENT TRUST)
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

required to be classified as "held-to-maturity." "Held-to-maturity" securities are required to be stated at cost and adjusted for amortization of premiums and discounts to maturity in the statement of financial position. Investments in debt and equity securities that are not classified as "held-to-maturity" and equity securities that have readily determinable fair values are to be classified as "trading" or "available-for-sale" and are measured at fair value in the statement of financial position. Securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading." Unrealized holding gains and losses for "trading" securities are included in earnings.

  Investments that are not classified as "held-to-maturity" or "trading" securities are classified as "available-for-sale." Unrealized holding gains and losses for "available-for-sale" securities are excluded from earnings and reported as a separate component of shareholders' equity until realized.

  In accordance with SFAS 115, the Company determines the appropriate classification at the time of purchase and Representative-evaluates such designation at each balance sheet date.

  At December 31, 1996, the Company's "available-for-sale" securities consisted of the following:

                                                      UNREALIZED
                                                     ------------ ESTIMATED
                                              COST   GAINS LOSSES FAIR VALUE
                                             ------- ----- ------ ----------
   Federal National Mortgage Association,
    adjustable rate interest currently at
    7.783%, due April 1, 2024............... $ 2,879        $(34)  $ 2,845
   Federal Home Loan Mortgage Association,
    adjustable rate interest currently at
    7.625%, due June 1, 2024................ $   967        $(10)  $   957
   Federal National Mortgage Association,
    adjustable rate interest currently at
    7.292%, due April 1, 2025............... $   732        $ (4)  $   728
   Federal National Mortgage Association,
    adjustable rate interest currently at
    6.144%, due May 1, 2026................. $ 3,260        $ (5)  $ 3,255
   Federal National Mortgage Association,
    adjustable rate interest currently at
    6.116%, due June 1, 2026................ $ 6,299  $31    --    $ 6,330
                                             -------  ---   ----   -------
                                             $14,137  $31   $(53)  $14,115
                                             =======  ===   ====   =======

  The maturity dates above are not necessarily indicative of expected maturities as principal is often prepaid on such instruments.

5. NOTES RECEIVABLE:

  In order to facilitate sales of real estate, the Company has accepted partial payment in the form of notes receivable collateralized by deeds of trust. As of December 31, 1996 and 1995, the Company had long-term notes receivable, collateralized by deeds of trust (before valuation allowances and deferred gains) of $7,703,000 and $19,653,000, respectively. The notes are collateralized by real estate properties in California and Arizona.

  The notes bear interest at rates ranging from 7.63% to 9.5% as of December 31, 1996. For the year ended December 31, 1996, the overall effective rate was approximately 8%.

6. VALUATION ALLOWANCES:

  Based on a review of its investments, the Company has provided for valuation allowances as set forth below. Adverse economic factors, particularly overbuilt real estate markets which caused a decline in lease renewal

         CAPITAL TRUST (F/K/A CALIFORNIA REAL ESTATE INVESTMENT TRUST)
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

rates, were the primary causes of these valuation losses. If such adverse economic factors continue, additional valuation loss provisions may be required in the near term.

  As of December 31, 1996, the Company was in the process of monetizing its assets and accordingly, wrote down such assets to current market value, less estimated selling costs, the accounting treatment required when investments are held for sale.

  Analysis of changes in the allowance for possible losses on real estate investments, notes receivable, and rents and interest receivable for 1996, 1995 and 1994 follow:

                                             1996         1995        1994
                                          -----------  ----------  -----------
RENTAL PROPERTIES
Allowance for valuation losses on rental
 property investments:
  Beginning balance.....................  $ 6,898,000  $5,863,000  $ 8,674,000
  Provision for valuation losses........    1,743,000   1,035,000       69,000
  Amounts charged against allowance for
   valuation losses.....................   (8,641,000)        --    (2,880,000)
                                          -----------  ----------  -----------
    Ending balance......................  $       --   $6,898,000  $ 5,863,000
                                          ===========  ==========  ===========
NOTES RECEIVABLE
Allowance for valuation losses and
 deferred gains on notes receivable:
  Beginning balance.....................  $ 9,151,000  $7,182,000  $ 7,442,000
  Provision for valuation losses........          --    2,246,000          --
  Deferred gains on notes and other,
   net..................................          --      (66,000)     (12,000)
  Amounts charged against allowance for
   valuation losses.....................   (3,024,000)   (211,000)    (248,000)
                                          -----------  ----------  -----------
    Ending balance......................  $ 6,127,000  $9,151,000  $ 7,182,000
                                          ===========  ==========  ===========
RENTS AND INTEREST RECEIVABLE
Allowance for bad debt losses on rents
 and interest receivable:
  Beginning balance.....................  $   700,000  $  323,000  $   233,000
  Provision for losses..................      501,000     873,000      183,000
  Amounts charged against allowance for
   losses...............................     (200,000)   (496,000)     (93,000)
                                          -----------  ----------  -----------
    Ending balance......................  $ 1,001,000  $  700,000  $   323,000
                                          ===========  ==========  ===========

  In addition, the Company had established an allowance for valuation losses on other assets in the amount of $0.00 and $310,000 at December 31, 1996 and 1995, respectively.

7. LONG-TERM NOTES PAYABLE:

  As of December 31, 1996 and 1995, the Company had long-term notes payable (Notes) of $5,169,000 and $8,335,000 respectively, most of which were collateralized by deeds of trust on rental properties with an aggregate net book value of $8,585,000 and $11,181,000 at December 31, 1996 and 1995,
respectively. These Notes are due in installments extending to the year 2014 with interest rates ranging from 8% to 10.75%. At December 31, 1996 none of the Notes were delinquent. At December 31, 1995, $3,089,000 of such Notes, bearing interest at a default rate of 18% and secured by the Casa Grande Motor Inn (which was foreclosed upon in February 1996) were delinquent. As of December 31, 1996, contractually scheduled principal payments during each of the next five years were $4,291,000, $39,000, $43,000, $38,000 and $41,000, respectively, and $718,000 thereafter. The Note on the Totem Square Shopping Center of $4,256,000 is due May 1, 1997.

         CAPITAL TRUST (F/K/A CALIFORNIA REAL ESTATE INVESTMENT TRUST)
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


8. DISTRIBUTIONS:

  There were no distributions paid in 1996 or 1995. Cash distributions were made per share of beneficial interest in 1994 and were classified for Federal income tax purposes as follows:

                                                            1996   1995   1994
                                                            -----  -----  -----
     Ordinary income.......................................   -- %   -- %   -- %
     Capital gains income..................................   -- %   -- %   -- %
     Return of capital.....................................   -- %   -- %   100%
                                                            -----  -----  -----
                                                              -- %   -- %   100%
                                                            =====  =====  =====
     Total distributions per share......................... $0.00  $0.00  $0.10
                                                            =====  =====  =====

9. SHARE OPTION PLANS:

  In November of 1995, the Board of Trustees approved two share option plans (the "Plans"). The Plans provided that if they were not approved by the holders of a majority of the outstanding shares of the Company within one year after their adoption, they would automatically terminate. The Plans were not approved by the holders of a majority of the outstanding shares of the Company within one year after their adoption and automatically terminated in November 1996. At December 31, 1996 there were no share options outstanding.

10. STATEMENTS OF CASH FLOWS SUPPLEMENTAL INFORMATION:

  In connection with the sale of property, the Company entered into various non-cash transactions as follows:

                                                   1996      1995     1994
                                                -----------  ----- -----------
Sales price.................................... $13,853,000  $ --  $ 4,423,000
Notes receivable...............................         --     --          --
Notes payable assumed by buyer and other
 liabilities applied to sales price............     (57,000)   --   (4,523,000)
                                                -----------  ----- -----------
Cash received (paid)........................... $13,796,000    --  $  (100,000)
                                                ===========  ===== ===========
Cost of property sold.......................... $19,321,000  $ --  $ 8,084,000
                                                ===========  ===== ===========

  In 1996, with respect to its hotel property, the Company allowed foreclosure on a note payable secured by a deed of trust. The amount of $3,089,000 represents the value of the note payable relieved in connection with this foreclosure and is aggregated in the 1996 sales price category above.

  Distributions were made as follows:

                                                           1996  1995    1994
                                                           ----- ----- --------
     Total distributions.................................. $ --  $ --  $914,000
     Distributions reinvested.............................   --    --   (24,000)
                                                           ----- ----- --------
     Distributions paid in cash........................... $ --  $ --  $890,000
                                                           ===== ===== ========

  Interest paid on the Company's outstanding debt for 1996, 1995, and 1994 was $550,000, $730,000 and $1,121,000, respectively.

         CAPITAL TRUST (F/K/A CALIFORNIA REAL ESTATE INVESTMENT TRUST)
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. COMMITMENTS:

  During 1995, the Company entered into a three year, non-cancelable operating lease for office facilities in San Francisco, California. Rent expense under the operating lease was $40,000 in 1996. At December 31, 1996 future minimum lease payments under the lease are $50,000, with $40,000 due in 1997 and $10,000 in 1998.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  Statement of Financial Accounting Standards No. 107 ("SFAS 107") requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

  The estimated fair value of the Company's marketable securities is set forth in Note 4. The estimated fair value of the Company's financial instruments, other than marketable securities, including cash, notes receivable, rents and other receivables and long-term notes payable, at December 31, 1996 and 1995, is approximately the same as their carrying amounts.

13. MINORITY INTEREST:

  The Trust has a 60% ownership interest in Totem, its subsidiary. Totem's net losses have exhausted the minority shareholder's equity interest. On the consolidated statement of operations, no minority interest in the subsidiary's net loss is recorded for 1996, 1995 or 1994. In the event that future income is generated from the subsidiary, the Company will have first rights to the income to the extent of the minority shareholder's accumulated deficit in the subsidiary.

  Furthermore, the Company has a note receivable from Totem, which note is eliminated in consolidation, in the amount of $3,336,000. Pursuant to the terms of that note, it is likely that CalREIT will be entitled to all future income from Totem.

         CAPITAL TRUST (F/K/A CALIFORNIA REAL ESTATE INVESTMENT TRUST)
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                QUARTER ENDED
                                -----------------------------------------------
                                 MARCH 31    JUNE 30   SEPTEMBER 30 DECEMBER 31
                                ----------  ---------  ------------ -----------
1996
Revenues......................  $  871,000  $ 780,000   $  771,000  $   733,000
Gain on foreclosure or sale of
 investments, net.............     299,000    297,000      517,000      (44,000)
Net income (loss).............     440,000   (213,000)    (514,000)    (127,000)
Net income (loss) per share...        0.05      (0.02)       (0.06)       (0.02)
1995
Revenues......................  $  879,000  $ 836,000   $  942,000  $   878,000
Gain on foreclosure or sale of
 investments, net.............      66,000        --           --           --
Net income (loss).............     242,000     44,000      100,000   (3,164,000)
Net income (loss) per share...        0.03       0.00         0.01        (0.34)
1994
Revenues......................  $1,131,000  $ 780,000   $1,353,000  $ 1,523,000
Gain (loss) on foreclosure or
 sale of investments, net.....         --     114,000     (344,000)      12,000
Net income (loss).............      (1,000)  (328,000)     341,000      (48,000)
Net income (loss) per share...       (0.00)     (0.04)        0.04        (0.00)

                         CAPITAL TRUST AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   JUNE 30,
                                                                     1997
                                                                 ------------
                                                                 (UNAUDITED)
                             ASSETS
Investment, Held to Maturity:
  Investment in CMBS............................................ $ 49,524,000
Investments, Held for Sale:
  Rental properties.............................................          --
  Notes receivable net of valuation allowances and deferred
   gains of $6,127,000 at June 30, 1997 and December 31, 1996...    2,650,000
  Marketable securities available-for-sale......................   12,696,000
Cash............................................................    2,059,000
Receivables, net of allowance of $1,250,000 and $1,001,000 at
 June 30, 1997 and December 31, 1996, respectively..............      796,000
Other assets....................................................      554,000
                                                                 ------------
    Total Assets................................................ $ 68,279,000
                                                                 ============
              LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable, collateralized by deeds of trust on rental
   properties................................................... $    873,000
  Accounts payable and accrued expenses.........................    1,160,000
  Other liabilities.............................................          --
  Repurchase Obligations........................................   42,451,000
                                                                 ------------
    Total Liabilities...........................................   44,484,000
                                                                 ------------
Shareholders' Equity:
  Class A Common Shares of beneficial interest, par value $1.00 a share; unlimited authorization, 9,137,000 shares
   outstanding at June 30, 1997 and December 31, 1996...........    9,137,000
  Additional paid-in capital....................................   55,145,000
  Unrealized holding income (loss) on marketable................      135,000
  Accumulated deficit...........................................  (40,622,000)
                                                                 ------------
    Total Shareholders' Equity..................................   23,795,000
                                                                 ------------
    Total Liabilities and Shareholders' Equity.................. $ 68,279,000
                                                                 ============

          See accompanying notes to consolidated financial statements.

                         CAPITAL TRUST AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                        ----------------------
                                                           1997        1996
                                                        ----------  ----------
Revenues:
  Rent................................................. $  236,000  $1,103,000
  Interest.............................................    679,000     548,000
  Other................................................     69,000         --
                                                        ----------  ----------
                                                           984,000   1,651,000
                                                        ----------  ----------
Expenses:
  Operating expenses...................................    123,000     326,000
  Property management..................................     15,000      56,000
  Depreciation and amortization........................     25,000      25,000
  Interest.............................................    123,000     274,000
  General and administrative...........................  1,126,000     780,000
                                                        ----------  ----------
                                                         1,412,000   1,461,000
                                                        ----------  ----------
  Income (loss) before gain (loss) on foreclosure or
   sale of investments and valuation losses............   (428,000)    190,000
  Gain (loss) on sale of investments...................   (432,000)    596,000
                                                        ----------  ----------
    Income (loss) before valuation (losses)............   (860,000)    786,000
Valuation (losses).....................................        --     (559,000)
                                                        ----------  ----------
    Net (loss) income.................................. $ (860,000) $  227,000
                                                        ==========  ==========
Net (loss) income per share of beneficial interest..... $    (0.09) $     0.02
                                                        ==========  ==========


          See accompanying notes to consolidated financial statements.

                         CAPITAL TRUST AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                        SIX MONTHS ENDED
                                                            JUNE 30,
                                                    --------------------------
                                                        1997          1996
                                                    ------------  ------------
Cash flows from operating activities:
  Net (loss) income................................ $   (860,000) $    227,000
  Adjustments to reconcile net (loss) income to net
   cash (used in) provided by operating activities:
    Depreciation and amortization..................       25,000        25,000
    Loss (gain) on foreclosure or sale of
     investments...................................      432,000      (596,000)
    Valuation losses...............................          --        559,000
  Changes in assets and liabilities:
    (Increase) in receivables, net.................      (89,000)       (4,000)
    (Increase) Decrease in other assets............     (403,000)       12,000
    (Decrease) increase in accounts payable and
     accrued expenses..............................      834,000        12,000
    (Decrease) increase in other liabilities.......      (70,000)      130,000
                                                    ------------  ------------
    Total adjustments to net income................      729,000       138,000
                                                    ------------  ------------
    Net cash (used in) provided by operating
     activities....................................     (131,000)      365,000
                                                    ------------  ------------
Cash flows from investing activities:
  Proceeds from sale of investments................    7,306,000    11,142,000
  Purchase of CMBS.................................  (49,524,000)          --
  Purchase of marketable securities................          --    (11,993,000)
  Improvements to rental properties................      (64,000)     (118,000)
  Principal collections on notes receivable........       16,000        22,000
  Principal collection on marketable securities....    1,576,000           --
                                                    ------------  ------------
    Net cash used in investing activities..........  (40,690,000)     (947,000)
                                                    ------------  ------------
Cash flows from financing activities:
  Principal payments on long-term notes payable....   (4,296,000)      (38,000)
  Proceeds from repurchase obligation..............   42,451,000           --
  Additional paid-in capital.......................       27,000           --
                                                    ------------  ------------
    Net cash provided by (used in) financing
     activities....................................   38,182,000       (38,000)
                                                    ------------  ------------
    Net decrease in cash...........................   (2,639,000)     (620,000)
Cash, beginning of period..........................    4,698,000     4,778,000
                                                    ------------  ------------
Cash, end of period................................ $  2,059,000  $  4,158,000
                                                    ============  ============

          See accompanying notes to consolidated financial statements.

                        CAPITAL TRUST AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

 Organization

  Capital Trust (f/k/a California Real Estate Investment Trust) (the "Company") was organized under the laws of the State of California pursuant to a Declaration of Trust dated September 15, 1966. On July 15, 1997, a change of control of the Company occurred. This change of control followed the purchase on January 3, 1997 by CalREIT Investors Limited Partnership ("CRIL"), an affiliate of Equity Group Investments, Inc. ("EGI") and Samuel Zell, of the 6,959,593 Class A Common Shares (representing approximately 76% of the outstanding Class A Common Shares) then owned by the Company's former parent. Prior to the purchase which was approved by the then incumbent Board of Trustees, EGI and Victor Capital Group, L.P. ("VCG") presented to the Company's then incumbent Board of Trustees a proposed new business plan in which the Company would cease to be a REIT and instead become a specialty finance company designed primarily to take advantage of high-yielding "mezzanine" investment opportunities in commercial real estate. EGI and VCG also proposed that they provide the Company with a new management team to implement the business plan and that they invest through an affiliate a minimum of $30 million in a new class of preferred shares to be issued by the Company. In connection with the foregoing, the Company subsequently agreed that, concurrently with the consummation of the proposed preferred equity investment, it would acquire for $5.0 million VCG's real estate investment banking, advisory and asset management businesses, including the services of its experienced management team.

  On July 15, 1997, the proposed preferred share investment was consummated; 12,267,658 class A 9.5% cumulative convertible preferred shares, $1.00 par value, of beneficial interest in the Company ("Class A Preferred Shares") were sold to Veqtor Finance Company, LLC ("Veqtor"), an affiliate of Samuel Zell and the principals of VCG for an aggregate purchase price of $33,000,000 (the "Preferred Share Investment"). Concurrently with the foregoing transaction, Veqtor purchased from CRIL the 6,959,593 Class A Common Shares held by it for an aggregate purchase price of approximately $21.3 million. As a result of these transactions, Veqtor beneficially owns 19,227,251 or approximately 90% of the outstanding voting shares of the Company.

  In addition, on July 15, 1997, the Company consummated the acquisition of the real estate services businesses of VCG. A new management team was appointed by the Company from among the ranks of VCG's professional team and elsewhere. Thereafter, the Company immediately commenced full implementation of the new business plan under the direction of its newly elected Board of Trustees and its new management team.

  As of March 31, 1997, the Company had sold its two remaining commercial rental properties, Fulton Square Shopping Center and Totem Square in Sacramento, California and in Kirkland, Washington, respectively. At the end of the second quarter, the Company owned a mortgage note portfolio of four notes encompassing approximately $8,777,000 in loans with an aggregate book value of approximately $2,650,000. These loans bear interest at an overall effective rate of approximately 8%; approximately $2.1 million (book value) of these loans pay interest on a monthly basis and bear interest at an overall effective rate of approximately 8.7%. They are collateralized by mortgages on real property. Three of the investments in the four loans were originated by the Company in connection with the disposition of Company properties prior to 1996. The remaining note, in the face amount of approximately $1,090,000, was made in conjunction with the sale of Fulton Square Shopping Center in February 1997.

  Additionally, as of June 30, 1997 the Company had approximately $12,696,000 invested in liquid mortgage-backed securities.

                        CAPITAL TRUST AND SUBSIDIARIES

 Basis of Presentation

  The accompanying financial statements are unaudited; however, they have been prepared in accordance with generally accepted accounting principles for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for these interim periods have been included. The results for the interim period ended June 30, 1997, are not necessarily indicative of the results to be obtained for the full fiscal year. These financial statements should be read in conjunction with the December 31, 1996, audited financial statements and notes thereto, included in the Company's Annual Report on Form 10-K. The accompanying unaudited consolidated financial statements of Capital Trust include the accounts of the Company and its wholly owned subsidiaries.

 Share-Based Compensation

  As of June 30, 1997 and December 31, 1996 there were no share options outstanding nor share option plans in place. The Company's Board of Trustees adopted, subject to shareholder approval which was obtained on July 15, 1997, two share option plans pursuant to which options to purchase an aggregate of two million Class A Common Shares may be issued to employees and trustees of the Company.

2. INVESTMENT IN CMBS AND RELATED REPURCHASE OBLIGATIONS:

  On June 30, 1997, the Company completed an approximately $49.3 million investment in a junior, subordinated class of commercial mortgage-backed securities ("CMBS"). The CMBS investment, which is secured by 20 short-term commercial mortgage loans with original maturities ranging from two to three years, was structured to provided an effective yield of a specified number of basis points over LIBOR based on specified base case modeling assumptions. The purchase price was financed in part pursuant to a reverse repurchase agreement. Pursuant to the reverse repurchase agreement, the Company posted 25% of the purchase price (approximately $12.3 million) from available cash sources as maintenance margin and received an extension of credit from the counter party for the remaining 75% balance (approximately $36.9 million). In connection with the foregoing, the Company entered into a separate repurchase agreement in the approximate amount of $5.6 million secured by certain of its FNMA securities.

3. INVESTMENTS IN NOTES RECEIVABLE:

  As of June 30, 1997 and December 31, 1996, the Company had long-term notes receivable, collateralized by deeds of trust (before valuation allowances and deferred gains) of $8,777,000 and $7,703,000, respectively. The notes are collateralized by real estate properties in California and Arizona. In conjunction with the Company's plan to monetize assets, its mortgage note investments are classified for accounting purposes as "held for sale." The notes bear interest at rates ranging from 7.63% to 9.5% as of June 30, 1997. For the quarter ended June 30, 1997 the overall effective rate was approximately 8%; approximately $2.1 million (book value) of these loans pay interest on a monthly basis and bear interest at an overall effective rate of approximately 8.7%.

                        CAPITAL TRUST AND SUBSIDIARIES

4. INVESTMENTS IN MARKETABLE SECURITIES:

  At June 30, 1997, the Company's "available-for-sale" securities consisted of the following:

                                                      UNREALIZED
                                                     ------------ ESTIMATED
                                              COST   GAINS LOSSES FAIR VALUE
                                             ------- ----- ------ ----------
                                                     (IN THOUSANDS)
   Federal National Mortgage Association,
    adjustable rate interest currently at
    7.931%, due April 1, 2024............... $ 2,535 $ 13  $ --    $ 2,548
   Federal Home Loan Mortgage Corporation,
    adjustable rate interest currently at
    7.666%, due June 1, 2024................     870    4    --        874
   Federal National Mortgage Association,
    adjustable rate interest currently at
    7.359%, due April 1, 2025...............     582    4    --        586
   Federal National Mortgage Association,
    adjustable rate interest currently at
    6.82%, due May 1, 2026..................   2,936   13    --      2,949
   Federal National Mortgage Association,
    adjustable rate interest currently at
    6.869%, due June 1, 2026................   5,638  101    --      5,739
                                             ------- ----  -----   -------
                                             $12,561 $135  $ --    $12,696
                                             ======= ====  =====   =======

  The maturity dates above are not necessarily indicative of expected maturities as principal is often prepaid on such instruments.

5. NOTE PAYABLES:

  The Company has one note payable to John Alden Life Insurance Company ("John Alden") with an interest rate of 9.50% per annum. Principal and interest are payable monthly until August 7, 2017 when the entire unpaid principal balance and any unpaid interest are due. John Alden has the right to call the entire note due and payable upon ninety days prior written notice.

6. INCOME TAXES:

  The Company has heretofore elected to be taxed as a real estate investment trust and as such, is not taxed on that portion of its taxable income which is distributed to shareholders, provided that at least 95% of its real estate trust taxable income is distributed and that the Company meets certain other REIT requirements. Immediately following the Preferred Share Investment, the Company will no longer be operated as a REIT and will therefore be subject to federal income taxes.

  The Company has federal and California net operating loss carryforwards ("NOLs") as of December 31, 1996 of approximately $17,631,000 and $5,194,000, respectively. The Company also had a federal and California capital loss carryover of approximately $1,567,000 that can be used to offset future capital gain. Due to CRIL's purchase of the 6,959,593 Class A Common Shares from the Company's former parent in January 1997 and the prior year ownership change related to the former parent's bankruptcy, NOLs are limited for both federal and California to approximately $1,500,000 annually. Any unused portion of such annual limitation can be carried forward to future periods.

7. RELATED-PARTY TRANSACTIONS:

  Pursuant to an oral agreement with the Company's former parent, costs for certain general administrative services, including executive services, accounting services, treasury services, financial reporting and internal bookkeeping services, shareholder relations, and directors' and officers' insurance were shared with the former

                        CAPITAL TRUST AND SUBSIDIARIES
parent. The shared costs were allocated to the Company and the former parent based upon their respective asset values (real property and notes receivable), subject to annual negotiation. At June 30, 1997 and December 31, 1996, the Company had $9,000, and $31,000, respectively due to the Company's former parent pursuant to the cost allocation arrangement. The cost allocation arrangement between the Company and the former parent was terminated on January 7, 1997.

8. STATEMENT OF CASH FLOWS SUPPLEMENTAL INFORMATION:

  In connection with the sale and foreclosure of properties, notes receivable, and property, plant and equipment the Company entered into various non-cash transactions as follows:

                                                                FOR THE SIX
                                                               MONTHS ENDED
                                                             ------------------
                                                             JUNE 30,  JUNE 30,
                                                               1997      1966
                                                             --------  --------
                                                              (IN THOUSANDS)
   Sales price less selling costs........................... $ 8,396   $11,199
   Liabilities applied to sales price.......................     --        (57)
   Amount due from buyer....................................  (1,090)      --
                                                             -------   -------
   Net cash received........................................ $ 7,306   $11,142
                                                             =======   =======

  Cash paid for interest during the three month periods ended June 30, 1997 and 1996, was $24,000 and $137,000, respectively. Cash paid for interest during the six month periods ended June 30, 1997, and June 30, 1996, was $123,000 and $274,000, respectively.

9. PER SHARE DATA:

  Per share data is for the three month and six month periods ended June 30, 1997, and June 30, 1996, based on the weighted average number of shares of beneficial interest outstanding during each period. The weighted average number of shares used in the computation was 9,137,000.

10. GAIN (LOSS) ON FORECLOSURE OR SALE OF INVESTMENTS:

  Components of the gain (loss) on foreclosure or sale of investments for the three and six months ended June 30, 1997, and June 30, 1996, were as follows:

                                                 FOR THE THREE   FOR THE SIX
                                                 MONTHS ENDED   MONTHS ENDED
                                                   JUNE 30,       JUNE 30,
                                                 -------------  --------------
                                                  1997   1996    1997    1996
                                                 ------ ------  ------  ------
                                                       (IN THOUSANDS)
   Sale of Bekins property......................  $ --   $(164) $  --   $ (164)
   Sale of pavilions at Mesa Note...............    --     430     --      430
   Sale of Spacesaver Mini-Storage Note.........    --      30     --       30
   Sale of Van..................................    --       1     --        1
   Sale of Redfield property....................    --     --      --      299
   Recognition of deferred gains................    --     --      --      --
   Sale of Fulton Square........................    --     --      (34)    --
   Sale of Totem Square.........................    --     --     (398)    --
                                                 ------ ------  ------  ------
                                                    --  $  297  $ (432) $  596
                                                 ====== ======  ======  ======

                         INDEPENDENT AUDITORS' REPORT

To the Partners and Members of
 Victor Capital Group, L.P.
 (A Delaware Limited Partnership)
 and Affiliates

  We have audited the accompanying combined balance sheets of Victor Capital Group, L.P. (A Delaware Limited Partnership) and Affiliates as of December 31, 1996 and 1995, and the related combined statements of income, changes in partners' and members' capital (deficiency) and stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Victor Capital Group, L.P. (A Delaware Limited Partnership) and Affiliates as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          David Berdon & Co. LLP

                                          Certified Public Accountants

New York, New York
March 10, 1997

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Partners and Members of
 Victor Capital Group, L.P.
 (A Delaware Limited Partnership)
 and Affiliates

  We have reviewed the accompanying combined balance sheet of Victor Capital Group, L.P. (A Delaware Limited Partnership) and Affiliates as of June 30, 1997 and the related combined statements of income, changes in partners' and members' capital (deficiency), and stockholder's equity, and cash flows for the six months ended June 30, 1997. These combined financial statements are the responsibility of the Company's management.

  We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our review, we are not aware of any material modifications that should be made to the accompanying combined financial statements for them to be in conformity with generally accepted accounting principles.

                                          David Berdon & Co. LLP

                                          Certified Public Accountants

New York, New York
July 16, 1997

                           VICTOR CAPITAL GROUP, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)
                                 AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                                 DECEMBER 31,
                                             ---------------------  JUNE 30,
                                                1996       1995       1997
                                             ---------- ---------- -----------
                                                                   (UNAUDITED)
                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 2(c))..... $1,056,048 $1,258,429 $  955,785
  Investment in available for sale
   securities (Note 2(d))...................      8,400      8,400     17,719
  Investment in unregistered securities
   (Note 2(e))..............................        --     124,250        --
  Accounts receivable (Note 2(i))...........    563,602    900,000    115,884
  Prepaid local business taxes..............        --         --      18,361
  Expense reimbursement receivable..........     30,294     85,727     52,580
  Deposits..................................        --         --     100,000
  Due from partner (Note 4).................     24,000    159,000        --
  Sundry....................................     16,701      5,405     35,575
                                             ---------- ---------- ----------
    TOTAL CURRENT ASSETS....................  1,699,045  2,541,211  1,295,904
DEFERRED COSTS (Note 2(j))                      106,110        --         --
PROPERTY AND EQUIPMENT--NET (Notes 2(g) and
 3).........................................     90,071    107,840     93,529
SECURITY DEPOSITS...........................      3,220      3,110        640
                                             ---------- ---------- ----------
    TOTAL ASSETS............................ $1,898,446 $2,652,161 $1,390,073
                                             ========== ========== ==========
   LIABILITIES AND PARTNERS' AND MEMBERS'
   CAPITAL (DEFICIENCY), AND STOCKHOLDER'S
              EQUITY (NOTE 11)

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities
   (Note 8).................................. $  173,511 $   78,979 $  350,393
  Bonuses payable--discretionary (Note 5)....  1,441,500  1,206,000        --
  Accrued local business taxes...............     27,845     48,869     14,912
  Unearned revenue (Note 2(b))...............     19,739        --       5,942
  Due to partners (Note 6)...................        --         --     400,000
                                              ---------- ---------- ----------
    TOTAL CURRENT LIABILITIES................  1,662,595  1,333,848    771,247
COMMITMENTS AND CONTINGENCIES (Note 9)
PARTNERS' AND MEMBERS' CAPITAL (DEFICIENCY),
 AND STOCKHOLDER'S EQUITY ...................    235,851  1,318,313    618,826
                                              ---------- ---------- ----------
TOTAL LIABILITIES AND PARTNERS' AND MEMBERS'
 CAPITAL (DEFICIENCY), AND STOCKHOLDER'S
 EQUITY...................................... $1,898,446 $2,652,161 $1,390,073
                                              ========== ========== ==========

The accompanying notes to combined financial statements are an integral part of these statements.

                           VICTOR CAPITAL GROUP, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)
                                 AND AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                                 YEARS ENDED DECEMBER 31,
                             --------------------------------  SIX MONTHS ENDED
                                1996       1995       1994      JUNE 30, 1997
                             ---------- ---------- ----------  ----------------
                                                                 (UNAUDITED)
INCOME:
  Fees earned (Notes 2(b),
   (c), (e) and 8).......... $6,940,036 $5,981,219 $5,159,157     $2,722,217
  Investment income.........     70,126     23,627     31,174         15,253
  Gain on sale of
   securities...............        --         518      3,263         21,532
  Sublease income (Note 9)..        --      24,030     41,167            --
  Gain on surrender of
   unregistered securities
   (Note 2(e))..............    262,585        --         --             --
  Gain (loss) on disposal of
   property and equipment...        --       2,521     (2,884)           --
                             ---------- ---------- ----------     ----------
    TOTAL INCOME............  7,272,747  6,031,915  5,231,877      2,759,002
EXPENSES:
  Employee salaries......... $1,164,897 $1,294,416 $1,265,384     $  761,820
  Discretionary employee
   bonuses (Note 5).........  1,441,500  1,206,000  1,247,000            --
  Payroll taxes.............    103,504    101,013    100,122         70,098
  Employee benefits.........    123,146    112,420     96,004         77,253
  Management fees (Note 8)..    860,573    836,560    821,000        438,943
  Rent expense (Note 9).....    292,309    261,917    125,143        131,871
  Telephone.................     61,439     62,139     39,259         32,857
  Insurance.................     15,828     30,927     36,594         12,723
  Stationery, printing and
   supplies.................     31,483     46,960     26,663         27,438
  Local travel and
   transportation...........      7,531      8,532     12,711          3,296
  Postage...................      7,702      7,775      3,317          5,571
  Travel and entertainment..     49,147     76,364     51,535         28,907
  Messenger/courier.........      2,909      2,987      2,764          2,784
  Payments to
   subcontractors...........     40,450    168,553    325,434         28,296
  Public relations..........     24,010     25,236     25,122         12,013
  Dues and subscriptions....     10,623     11,814     12,257          4,556
  Education.................        --         --         --          13,185
  Miscellaneous.............     33,614     34,785     29,343         41,748
  Contributions.............     29,315      8,545      6,575         16,100
  Professional fees.........     67,804     79,647    119,259        181,104
  Local business taxes......    143,642     97,620     21,462         47,531
  Recruiting................        --         --         --          34,000
  Advertising...............     52,076     33,151      9,117            --
  Bad debt expense..........        --         --       8,581            --
  Information system
   expense..................     22,299     31,832     16,189          3,205
  Depreciation..............     44,004     49,638     43,529         19,047
  Interest expense (Note 7).        --      30,852     64,459            --
                             ---------- ---------- ----------     ----------
    TOTAL EXPENSES..........  4,629,805  4,619,683  4,508,823      1,994,346
                             ---------- ---------- ----------     ----------
NET INCOME BEFORE
 EXTRAORDINARY
 ITEM ......................  2,642,942  1,412,232    723,054        764,656
EXTRAORDINARY ITEM--Gain on
 extinguishment of debt
 (Note 7)...................        --     181,319        --             --
                             ---------- ---------- ----------     ----------
NET INCOME.................. $2,642,942 $1,593,551 $  723,054     $  764,656
                             ========== ========== ==========     ==========

The accompanying notes to combined financial statements are an integral part of these statements.

                           VICTOR CAPITAL GROUP, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)
                                 AND AFFILIATES

 COMBINED STATEMENTS OF CHANGES IN PARTNERS' AND MEMBERS' CAPITAL (DEFICIENCY),
                            AND STOCKHOLDER'S EQUITY

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 AND
                       THE SIX MONTHS ENDED JUNE 30, 1997

PARTNERS' AND MEMBERS' CAPITAL (DEFICIENCY), AND STOCKHOLDER'S
 EQUITY--JANUARY 1, 1994.......................................... $   888,172
Net income for the year ended December 31, 1994...................     723,054
Distributions to partners and members during 1994.................  (1,833,309)
                                                                   -----------
PARTNERS' AND MEMBERS' CAPITAL (DEFICIENCY), AND STOCKHOLDER'S
 EQUITY--DECEMBER 31, 1994........................................    (222,083)
Capital contributions during 1995.................................     282,883
Net income for the year ended December 31, 1995...................   1,593,551
Distributions to partners and members during 1995 (Note 1)........    (336,038)
                                                                   -----------
PARTNERS' AND MEMBERS' CAPITAL, AND STOCKHOLDER'S EQUITY--
 DECEMBER 31, 1995................................................   1,318,313
Net income for the year ended December 31, 1996...................   2,642,942
Distributions to partners and members during 1996 (Notes 1 and
 2(e))............................................................  (3,725,404)
                                                                   -----------
PARTNERS' AND MEMBERS' CAPITAL (DEFICIENCY), AND STOCKHOLDER'S
 EQUITY--DECEMBER 31, 1996........................................     235,851
Net income for the six months ended June 30, 1997 (Unaudited).....     764,656
Distributions to partners and members during the six months ended
 June 30, 1997 (Unaudited)........................................    (391,000)
Unrealized gain on available for sale securities (Unaudited)......       9,319
                                                                   -----------
PARTNERS' AND MEMBERS' CAPITAL (DEFICIENCY), AND STOCKHOLDER'S     $   618,826
 EQUITY--JUNE 30, 1997 (UNAUDITED)................................ ===========


The accompanying notes to combined financial statements are an integral part of these statements.

                           VICTOR CAPITAL GROUP, L.P.
                (A DELAWARE LIMITED PARTNERSHIP) AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                YEARS ENDED DECEMBER 31,
                             ---------------------------------  SIX MONTHS ENDED
                                1996        1995       1994      JUNE 30, 1997
                             ----------  ----------  ---------  ----------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:                                                      (UNAUDITED)
  Net income...............  $2,642,942  $1,593,551  $ 723,054    $   764,656
                             ----------  ----------  ---------    -----------
  Adjustments to reconcile
   net income to net cash
   provided by (used in)
   operating activities:
    (Gain) on sale of
     securities............         --         (518)    (3,263)           --
    Extraordinary (gain) on
     extinguishment of
     debt..................         --     (181,319)       --             --
    (Gain) on disposition
     of security...........    (262,585)        --         --             --
    (Gain) loss on disposal
     of property and
     equipment.............         --       (2,521)     2,884            --
    Deferred rent..........         --          --    (114,381)           --
    Bad debt expense.......         --          --       8,581            --
    Depreciation...........      44,004      49,638     43,529         19,047
    Unregistered securities
     received for services
     rendered..............    (750,000)   (124,250)       --             --
    Proceeds from the sale
     of trading securities.         --       60,920     11,463            --
  Changes in assets and
   liabilities:
    (Increase) decrease in:
    Accounts receivable....     336,398    (333,000)  (199,625)       447,718
    Expense reimbursement
     receivable............      55,433      21,884    (50,538)       (22,286)
    Deposits...............         --          --         --        (100,000)
    Prepaid local business
     taxes.................         --       12,691    (12,691)       (18,361)
    Sundry.................     (11,296)     (5,405)    11,036        (18,874)
    Security deposits......        (110)     11,590    (12,313)         2,580
  (Decrease) increase in:
    Accounts payable and
     accrued liabilities...      94,532       8,372     (1,681)       176,882
    Bonuses payable--
     discretionary.........     235,500     284,000    922,000     (1,441,500)
    Accrued local business
     taxes.................     (21,024)     48,869        --         (12,933)
    Unearned revenue.......      19,739         --         --         (13,797)
    Accrued interest due to
     affiliate.............         --       30,852      4,402            --
                             ----------  ----------  ---------    -----------
      Total adjustments....    (259,409)   (118,197)   609,403       (981,524)
                             ----------  ----------  ---------    -----------
NET CASH PROVIDED BY (USED
 IN) OPERATING ACTIVITIES..   2,383,533   1,475,354  1,332,457       (216,868)
                             ----------  ----------  ---------    -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Employee loans
   receivable..............         --       30,000    (30,000)           --
  Due from partner.........     135,000    (159,000)       --          24,000
  Deferred costs...........    (106,110)        --         --         106,110
  Purchase of property and
   equipment...............     (26,235)    (42,365)   (77,524)       (22,505)
  Proceeds from the sale of
   securities..............     386,835         --         --             --
  Proceeds from disposal of
   property and equipment..         --        4,256        --             --
                             ----------  ----------  ---------    -----------
NET CASH PROVIDED BY (USED
 IN) INVESTING ACTIVITIES..     389,490    (167,109)  (107,524)       107,605
                             ----------  ----------  ---------    -----------
Subtotal (carried forward).   2,773,023   1,308,245  1,224,933       (109,263)

                                             (Table continued on following page)

The accompanying notes to combined financial statements are an integral part of these statements.

                           VICTOR CAPITAL GROUP, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)
                                 AND AFFILIATES

                 COMBINED STATEMENTS OF CASH FLOWS--(CONTINUED)

                              YEARS ENDED DECEMBER 31,
                         ------------------------------------  SIX MONTHS ENDED
                            1996         1995        1994       JUNE 30, 1997
                         -----------  ----------  -----------  ----------------
                                                                 (UNAUDITED)
Subtotal (brought
 forward)............... $ 2,773,023  $1,308,245  $ 1,224,933    $  (109,263)
                         -----------  ----------  -----------    -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Contributions from
   partners.............         --      282,883          --             --
  Distributions to
   partners and members.  (2,975,404)   (336,038)  (1,833,309)      (391,000)
  Payment of note
   payable due
   affiliate............         --     (500,000)         --             --
  Increase in note
   payable due
   affiliate............         --          --       60,0057            --
  Due to partners.......         --          --           --         400,000
                         -----------  ----------  -----------    -----------
NET CASH PROVIDED BY
 (USED IN) FINANCING
 ACTIVITIES.............  (2,975,404)   (553,155)  (1,773,252)         9,000
                         -----------  ----------  -----------    -----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............    (202,381)    755,090     (548,319)      (100,263)
CASH AND CASH
 EQUIVALENTS--BEGINNING
 OF PERIOD..............   1,258,429     503,339    1,051,658      1,056,048
                         -----------  ----------  -----------    -----------
CASH AND CASH
 EQUIVALENTS--END OF
 PERIOD................. $ 1,056,048  $1,258,429  $   503,339    $   955,785
                         ===========  ==========  ===========    ===========
NONCASH FINANCING
 ACTIVITIES:
  Unregistered
   securities
   distributed to
   partners............. $   750,000  $      --   $       --     $       --
                         ===========  ==========  ===========    ===========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
  Cash paid during the
   period for interest.. $       --   $    2,214  $       --     $       --
                         ===========  ==========  ===========    ===========


  The accompanying notes to combined financial statements are an integral part of these statements.

                          VICTOR CAPITAL GROUP, L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)
                                AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                  (INFORMATION AT JUNE 30, 1997 IS UNAUDITED)

NOTE 1--ORGANIZATION

  Victor Capital Group, L.P. (the "Partnership") was organized as a Delaware Limited Partnership on February 17, 1989. The purposes of the Partnership are, among other things, to earn fee income from services rendered in connection with equity and debt investments in real property and interests therein, to invest in real estate partnerships, and to acquire, hold and otherwise deal with equity and debt investments in real property of all kinds. The sole general partner of the Partnership is Valentine Wildove & Company, Inc. ("Valentine Wildove"), which currently has a 15% ownership interest. The limited partners are John R. Klopp and Craig M. Hatkoff, who presently have ownership interests of 42.5% each.

  In June 1995, the Partnership entered into an agreement with a former limited partner, Windsor Investors Corporation ("Windsor Investors"), whereby Valentine Wildove was assigned Windsor Investors' 4.9% limited partnership interest and all related rights thereto, in exchange for the Partnership's payment in respect of a $500,000 promissory note (the "Note") due to Windsor Investors (see Note 7).

  The allocations among the partners of profits and losses are governed by the Partnership Agreement. The Partnership Agreement provides, among other things, that any losses of the Partnership are allocated to the partners in accordance with the partners' percentage interests, provided the allocation would not cause a negative balance in the partners' capital account. In this case, losses are allocated to those partners with positive capital account balances in proportion to such balances. If no partner has a positive capital account balance, all losses are allocated to the general partner. Net profits of the Partnership are to be allocated: first, pro rata among the partners in proportion to the amount of cumulative net losses allocated to each partner since the amendment and restatement of the Partnership Agreement, until such losses have been reduced to zero; second, pro rata among the partners in proportion to the amount that cumulative cash distributions (as defined) exceed cumulative net profits; and third, to the extent cumulative net profits exceed cumulative cash distributions, to the partners in the same manner as distributable cash (as defined).

  Commencing June 14, 1995, Partnership profits were allocated on a pro rata basis in accordance with the current partner percentage interests described above due to the termination of Windsor Investors limited partnership interest as of June 13, 1995.

  As of December 1, 1995, the partners entered into an agreement which provides for the payment of additional distributions to the general partner, Valentine Wildove & Company, Inc. For 1996 and 1995, distributions made in accordance with this agreement amounted to $1,011,014 and $53,155, respectively. For the six months (unaudited) ended June 30, 1997, the Partnership did not make any additional distributions to Valentine Wildove & Company, Inc.

  VCG Montreal Management, Inc. is owned entirely by the Partnership. Victor Asset Management Partners, L.L.C., VP Metropolis Services, L.L.C. and 970 Management, LLC are related to Victor Capital Group, L.P. through common ownership as members John R. Klopp and Craig M. Hatkoff each own a fifty-percent interest in all three limited liability companies. All of these entities and VCG Montreal Management, Inc. are collectively referred to herein as the "Affiliates." Each affiliate was organized for the purpose of providing asset management and advisory services relating to various mortgage pools and/or real estate properties. VCG Montreal Management, Inc. was also organized to hold a marginal interest in a Canadian real estate venture. Victor Asset Management Partners, L.L.C. was organized under New York State law in 1995. VP Metropolis Services, L.L.C. was organized in 1994 in the State of New Jersey, 970 Management, LLC was organized in New York State during 1996 and VCG Montreal Management, Inc. was organized in New York State during 1997.

  Profits, losses and distributions relating to each of the limited liability companies are allocated to each of the owners on a pro rata basis in accordance with their ownership percentage.

                          VICTOR CAPITAL GROUP, L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)
                                AND AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                  (INFORMATION AT JUNE 30, 1997 IS UNAUDITED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Principles of Combination

  The accompanying combined financial statements include the accounts of Victor Capital Group, L.P. (A Delaware Limited Partnership), its wholly-owned subsidiary VCG Montreal Management, Inc., Victor Asset Management Partners, L.L.C., VP Metropolis Services, L.L.C. and 970 Management, LLC, all of which are related through common ownership. All significant intercompany accounts and transactions have been eliminated.

 (b) Revenue Recognition

  Fees from professional advisory services are recorded as services are rendered and exclude expenses incurred on behalf of and charged to clients. Fees from mortgage placement services and asset management and advisory services are recognized when earned.

 (c) Credit Risk and Concentrations

  The Partnership and Affiliates have a significant amount of cash on deposit in two financial institutions.

  In 1996, the Partnership and Affiliates conducted 30 engagements on behalf of 23 clients. Revenue earned during 1996 included approximately $2,823,000 from a multi-phase assignment on behalf of two related clients which comprised approximately 41% of the total annual revenue. In 1995, the Partnership and Affiliates conducted approximately 40 engagements on behalf of 19 clients. Revenue earned during 1995 included approximately $1,174,000 from one client, which comprised approximately 20% of revenues earned during the year ended December 31, 1995. In 1994, the Partnership and Affiliates conducted approximately 26 engagements on behalf of 16 clients. Revenue earned during the year ended December 31, 1994 included approximately $3,115,000 from two clients and accounted for approximately 60% of annual revenues earned.

  Revenues earned during the six months (unaudited) ended June 30, 1997 included approximately $1,535,000 from four clients and accounted for approximately 56% of total revenue for the period.

 (d) Investment in Available for Sale Securities

  As of December 31, 1996 and 1995, respectively, investments in available for sale securities are stated at their market values. As of June 30, 1997 (unaudited), the securities continue to be carried at their market values.

 (e) Investment in Unregistered Securities

  During 1995, the Partnership received cash and unregistered securities in connection with an engagement to provide financial advisory services. At the time the services were rendered the fair market value of the securities was determined to be $124,250. The combined financial statements for 1995 reflect this amount as investment in unregistered securities and fees earned. During 1996, pursuant to a plan of merger between the issuer of the unregistered securities and other parties, the securities were surrendered in exchange for cash of $386,835 resulting in a gain of $262,585.

  In 1996, the Partnership also received unregistered securities and cash in exchange for services rendered. These securities were unrelated to those received in 1995. All of the shares received by the Partnership were

                          VICTOR CAPITAL GROUP, L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)
                                AND AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                  (INFORMATION AT JUNE 30, 1997 IS UNAUDITED)

distributed simultaneously to the partners. The fair market value of these securities was determined to be $750,000 and accordingly, the combined financial statements for 1996 reflect this amount as distributions to partners and fee income.

 (f) Income Taxes

  The Partnership and those affiliates which are limited liability companies are not subject to federal or state income taxes. No provision has been made in the accompanying combined financial statements for such taxes, which may be payable by the individual partners. The Partnership and certain limited liability company affiliates are subject to New York City Unincorporated Business taxes which taxes are reflected in local business taxes on the combined statements of income.

  VCG Montreal Management, Inc. is subject to federal and state corporate taxes. For the six months (unaudited) ended June 30, 1997, the corporation did not incur any tax liabilities and, therefore, no provision for such taxes have been made in the accompanying combined statements of income.

 (g) Property and Equipment

  Property and equipment are stated at cost and are being depreciated under the straight-line method over the estimated useful lives of the assets, which range from 5 to 7 years.

 (h) Cash Equivalents

  All liquid assets with a maturity of three months or less are considered cash equivalents.

 (i) Accounts Receivable

  The entities have written off all accounts deemed to be uncollectible at December 31, 1996 and 1995 and do not anticipate any additional losses. Accounts receivable deemed uncollectible at June 30, 1997 (unaudited) were also written off.

 (j) Deferred Costs

  As of December 31, 1996, the Partnership was involved in negotiations relating to a new business venture. During 1996, the Partnership capitalized $106,110 of various professional and consulting expenses relating to the venture. As of December 31, 1996, these costs remain unamortized. In April 1997, pursuant to an agreement among the parties, $53,647 has been determined to be an expense of the Partnership and, accordingly, is reflected as professional fees in the combined statement of income for the six months (unaudited) ended June 30, 1997. The remaining balance of $52,463, which was accrued as of December 31, 1996, is to be paid by various parties of the venture, and accordingly, has been transferred to the respective parties at June 30, 1997.

 (k) Use of Estimates in Financial Statement Presentation

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 1996 and 1995, and June 30, 1997 and the reported amounts of income and expenses during the three years ended December 31, 1996 and the six months ended June 30, 1997. Actual results could differ from those estimates.

                          VICTOR CAPITAL GROUP, L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)
                                AND AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                  (INFORMATION AT JUNE 30, 1997 IS UNAUDITED)


NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment--at cost, consists of the following at December 31, 1996 and 1995 and June 30, 1997:

                                                   DECEMBER 31
                                               --------------------
                                                                      JUNE 30,
                                                 1996       1995        1997
                                               ---------  ---------  -----------
                                                                     (UNAUDITED)
   Furniture and fixtures..................... $  80,328  $  79,630   $  80,328
   Office, telephone and computer equipment...   236,961    211,424     259,466
                                               ---------  ---------   ---------
      Total...................................   317,289    291,054     339,794
   Less, accumulated depreciation.............  (227,218)  (183,214)   (246,265)
                                               ---------  ---------   ---------
                                               $  90,071  $ 107,840   $  93,529
                                               =========  =========   =========

NOTE 4--DUE FROM PARTNER

  Due from partner represents amounts due from Valentine Wildove & Company, Inc. relating to short term noninterest-bearing advances made by the Partnership.

NOTE 5--BONUSES PAYABLE--DISCRETIONARY

  Bonuses payable as of December 31, 1996 and 1995 represent additional year end compensation for Partnership employees. These amounts were determined by the management of the Partnership and were authorized at management's discretion.

NOTE 6--DUE TO PARTNERS

  As of June 30, 1997 (unaudited), $400,000 was due to partners. The entire amount represents short-term noninterest-bearing loans made to the Partnership. In July 1997, this balance was repaid.

NOTE 7--NOTE PAYABLE

  Pursuant to the terms of the Partnership Agreement, a $500,000 promissory note was issued on May 1, 1991 to Windsor Investors in settlement of a reduction in its ownership interest in the Partnership (see Note 1).

  The note, which was due and payable on May 1, 2001, was considered fully repaid in June 1995, pursuant to a Stipulation of Settlement Agreement executed in the State of New York, which required the Partnership to make a $500,000 payment. Interest accrued at a rate of 11% per annum, and was due annually on May 1 for the preceding calendar year. Interest payments and principal prepayments were payable only to the extent of 12.5% of net cash flow, as defined, and 100% of net cash from capital events, as defined. For 1995 and 1994, interest expense attributable to the note amounted to $30,852 and $64,459, respectively. Unpaid accrued interest had been added to the principal balance of the note in accordance with the note agreement and amounted to $181,319 as of the settlement date. At the time of extinguishment of this debt the Partnership recognized an extraordinary gain of $181,319 which is reflected in the accompanying combined financial statements.

                          VICTOR CAPITAL GROUP, L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)
                                AND AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                  (INFORMATION AT JUNE 30, 1997 IS UNAUDITED)


NOTE 8--RELATED PARTY TRANSACTIONS

  The Partnership is managed by its general partner, Valentine Wildove, a corporation owned entirely by John R. Klopp and Craig M. Hatkoff. In accordance with the Partnership Agreement, management fees charged by Valentine Wildove for 1996, 1995 and 1994 amounted to $860,573, $836,560 and $821,000, respectively. Management fees charged for the six months (unaudited) ended June 30, 1997 amounted to $438,943, of which $214,943 remains unpaid at June 30, 1997 and is included in accounts payable and accrued liabilities on the combined balance sheet.

  Fees earned in 1996, 1995 and 1994, respectively, include $737,350, $373,523 and $28,272 from affiliates of certain partners. Fees earned for the six months (unaudited) ended June 30, 1997 include $660,930 earned by the affiliates for asset management services rendered to businesses in which certain partners of Victor Capital Group, L.P. have minimal ownership interests.

NOTE 9--COMMITMENTS AND CONTINGENCIES

  The Partnership is committed under an operating lease for office space with an affiliate of Windsor Investors expiring on December 31, 1997. The lease requires annual fixed minimum lease payments, plus additional amounts for real estate taxes, operating expenses and electricity. Charges for rent for 1996, 1995 and 1994 amounted to approximately $216,000, $209,000 and $216,000, respectively. Charges for rent for the six months (unaudited) ended June 30, 1997 amounted to approximately $108,000.

  Effective January 1994, the Partnership exercised its option to terminate an amended office lease with the affiliate of Windsor Investors. The amended lease provided for a rent abatement and for the forgiveness of deferred rent incurred by the Partnership under a prior lease agreement. As of the date the amended lease was terminated, the deferred rent and rent abatements were being amortized on a straight-line basis through the life of the amended lease. As of the termination date of this lease, the remaining unamortized balances relating to deferred rent and rent abatements amounted to $43,229 and $71,152, respectively, which were recognized as a reduction of rent expense in 1994.

  The Partnership entered into an agreement to sublease a portion of its office space to a nonaffiliated company. The sublease commenced in April 1994 and terminated on April 30, 1995. The agreement provided for annual fixed rent in the amount of $54,000 payable in equal monthly installments plus additional monthly charges for certain services provided by the sublessor. Sublease income earned by the Partnership for 1995 and 1994 amounted to $24,030 and $41,167, respectively.

  VP Metropolis Services, L.L.C. manages and administers an asset portfolio in which certain partners of the Partnership have less than a 1% collective interest. As part of its fee arrangement, VP Metropolis Services, L.L.C. is entitled to a resolution fee which is contingent upon the occurrence of specified events as defined in the agreement. Management contends that the possibility of the occurrence of the specified events is more likely not to occur based upon their knowledge of the asset portfolio and its history and accordingly have not recognized these fees, $11,450 in 1996, $311,000 in 1995 and $37,000 in 1994, as income. For the six months (unaudited) ended June 30, 1997, VP Metropolis Services, L.L.C. was not entitled to any resolution fees.

  In connection with the sale of the members' interest in VP Metropolis Services, L.L.C. (See Note 11), the rights to the contingent resolution fees noted above were assigned to an affiliated entity owned by John R. Klopp and Craig M. Hatkoff.

                          VICTOR CAPITAL GROUP, L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)
                                AND AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                  (INFORMATION AT JUNE 30, 1997 IS UNAUDITED)

  Management is committed to a key employee, which will allow the individual to share in a percentage of certain future contingent revenues that the Partnership may earn upon the successful outcome of certain specified projects.

  As of December 31, 1996, the Partnership has guaranteed to an employee a minimum bonus amounting to $100,000 relating to the 1997 calendar year. As of June 30, 1997 (unaudited), $50,000 has been paid.

NOTE 10--EMPLOYEE PENSION PLAN

  The Partnership maintains a Salary Reduction Simplified Employee Pension Plan (SARSEP) which is considered a qualified defined contribution plan under
Section 408 of the Internal Revenue Code. The plan was adopted during 1995 and is available to all employees of the Partnership who meet certain defined eligibility requirements. Contributions to the plan are made entirely by the employees through annual salary reductions. Employee contributions for each participating employee in the plan are limited to a percentage of annual compensation paid by the Partnership not to exceed $9,500 for tax year 1996 and 1997. For the years ended December 31, 1996 and 1995 and for the six months (unaudited) ended June 30, 1997, the Partnership did not incur any administrative costs directly associated with the plan.

NOTE 11--SALE OF INTEREST

  On July 15, 1997, John R. Klopp, Craig M. Hatkoff and Valentine Vildove & Company, Inc. sold their entire ownership interests in the Partnership and its Affiliates to Capital Trust (f/k/a California Real Estate Investment Trust) for a total purchase price of $5,000,000, evidenced by notes payable.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR + +THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                        [ALTERNATE INTERNATIONAL COVER]

PROSPECTUS (Subject To Completion)
Issued October 6, 1997

                                8,000,000 Shares

                                 Capital Trust
                  CLASS A COMMON SHARES OF BENEFICIAL INTEREST

                                  ----------

 OF THE  8,000,000 CLASS  A COMMON  SHARES OF  BENEFICIAL INTEREST,  $1.00 PAR
  VALUE, IN  CAPITAL TRUST  BEING OFFERED HEREBY,           SHARES  ARE BEING
   OFFERED  INITIALLY   OUTSIDE  THE  UNITED   STATES  AND  CANADA   BY  THE
    INTERNATIONAL  UNDERWRITERS  AND            SHARES  ARE  BEING  OFFERED
     INITIALLY IN  THE UNITED STATES AND CANADA BY  THE U.S. UNDERWRITERS.
      ALL  OF THE CLASS A COMMON SHARES OFFERED HEREBY ARE BEING  SOLD BY
        THE COMPANY. THE  CLASS A COMMON  SHARES ARE TRADED  ON THE  NEW
         YORK AND  PACIFIC STOCK EXCHANGES  UNDER THE  SYMBOL "CT." ON
          OCTOBER 2, 1997, THE REPORTED  LAST SALE PRICE OF THE CLASS
           ACOMMON  SHARES ON THE  NEW YORK  STOCK EXCHANGE  WAS $10
            1/4 PER SHARE.

                                  ----------

 SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR CERTAIN INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  ----------

THESE  SECURITIES  HAVE NOT  BEEN  APPROVED OR  DISAPPROVED BY  THE  SECURITIES
 AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON   THE  ACCURACY   OR  ADEQUACY   OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                              PRICE $     A SHARE

                                  ----------

                                                 UNDERWRITING
                                       PRICE TO DISCOUNTS AND  PROCEEDS TO
                                        PUBLIC  COMMISSIONS(1) COMPANY(2)
                                       -------- -------------- -----------
Per Share.............................   $           $             $
Total(3)..............................  $           $             $

-----
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  (2 )Before deduction of expenses payable by the Company estimated at
      $             .

  (3) The Company has granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 1,200,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to
      Company will be $       , $        and $       , respectively. See
      "Underwriters."

                                  ----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about             , 1997 at the
offices of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  ----------

MORGAN STANLEY DEAN WITTER

              MERRILL LYNCH INTERNATIONAL

                                                        DEUTSCHE MORGAN GRENFELL

       , 1997

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses payable by Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts or commissions) are estimated as follows:

   Securities and Exchange Commission ("SEC") filing fee............... $28,743
   National Association of Securities Dealers, Inc. ("NASD") filing fee................................................................ $ 9,985
   NYSE listing fee....................................................    *
   Blue sky filing fees and expenses (including counsel fees).......... $10,000
   Accounting fees and expenses........................................    *
   Legal fees and expenses.............................................    *
   Printing and engraving expenses.....................................    *
   Transfer agent and registrar fees...................................    *
   Miscellaneous expenses..............................................    *
                                                                        -------
     Total............................................................. $  *
                                                                        =======

--------
* To be filed by amendment.

  All expenses other than the SEC filing fee, NASD filing fee and NYSE listing fee have been estimated for purposes of this filing. All expenses will be paid by the Company.

ITEM 14. INDEMNIFICATION OF TRUSTEES AND OFFICERS

  The Registrant is a California trust.

  Section 2.1. of the Registrant's by-laws provides that no Trustee, officer, employee or agent of the Company shall be liable to the Company or to any other Person for any act or omission which he or she reasonably believes is in the best interests of the Company, except for his or her own willful misconduct, bad faith, gross negligence or reckless disregard of duty or his or her failure to act in good faith or in the best interests of the Company.

  The Trustees, officers, employees and agents of the Company shall be deemed to be acting as Trustees, officers, employees or agents of the Company and not in their own individual capacities when incurring any debts, liabilities or obligations or when taking or omitting any other action on behalf of, or in connection with, the Company. Notwithstanding any provision herein to the contrary, no Trustee, officer, employee or agent of the Company shall be liable for any debt, claim, demand, judgment, decree, liability or obligation of any kind in tort, contract or otherwise of, against or with respect to the Company arising out of any action taken or omitted for or on behalf of the Company, and the Company shall be solely liable therefor and recourse shall be solely to the assets of the Company for the payment or performance thereof.

  In Section 2.2 of the Registrant's by-laws, the Company agrees to indemnify and hold harmless any Person made a party to any action, suit or proceeding or against whom a claim or liability is asserted by reason of the fact that he, she, his or her testator or intestate was or is a Trustee, officer, employee or agent of the Company or active in such capacity on behalf of the Company against judgments, fines, amounts paid on account thereof (whether in settlement or otherwise) and reasonable expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of such action, suit or proceeding or in connection with any appeal therein, whether or not such suit or action proceeds to judgment or is settled or otherwise brought to a conclusion. Notwithstanding the above, no Person shall be so indemnified or reimbursed for any claim, obligation or liability which shall have been adjudicated to have arisen out of or been based upon such Person's willful misfeasance, bad faith, gross negligence or reckless disregard of duty or for his or her failure to act in good faith in the reasonable belief that his or her action was in the best interests of the Company. Any Person seeking indemnification under this Section 2.2 shall give prompt notice to the Company of the claim, alleged liability, action, suit or proceeding; provided, that the failure to give such notice shall not relieve the Company of its obligations under this Section 2.2, except to the extent that such failure to give notice prejudices the Company. Such rights of indemnification and reimbursement shall be satisfied solely out of the assets of the Company.

  Section 2.2 states that the rights accruing to any Person shall not exclude any other right to which he or she may be lawfully entitled, nor shall anything contained herein restrict the right of the Company to indemnify or reimburse such Person in any proper case even though not specifically provided for herein, nor shall anything contained herein restrict such rights of a Trustee to contribution as may be available under applicable law. In addition, the Board shall make advance payments for expenses incurred in defending any proceeding in advance of its final disposition in connection with indemnification under Section 2.2 provided that the indemnified Person agrees in writing to reimburse the Company in the event it is subsequently determined that he or she is not entitled to such indemnification.

  The Company shall have the power to enter into individual indemnification agreements with any Person entitled to be indemnified under Section 2.2, without approval thereof by the Shareholders, provided that the substantive provisions of any such agreement shall not be inconsistent in any material respect with the provisions of this Section 2.2 at the time such agreement is entered into. The terms of any such agreement need not be identical to the terms of any other such agreement and any such agreement which has been entered into may subsequently be amended or changed by mutual agreement of the parties thereto, without approval thereof by the Shareholders, so long as at the time such agreement is entered into or amended or changed, as the case may be, its substantive provisions are not inconsistent in any material respect with the provisions of Section 2.2.

  The Company shall have the power to use the assets of the Company to establish arrangements for funding its indemnification obligations under
Section 2.2, including but not limited to depositing assets in trust funds, obtaining bank letters of credit in favor of indemnified Persons or entities, establishing specific reserve accounts and otherwise funding special self-insurance arrangements for these purposes.

  ARTICLE FOURTEENTH of the Registrant's amended and restated declaration of trust reads as follows:

    "The Company may, to the full extent permitted by law, cause the Company to limit the liability of and indemnify any and all Trustees, officers, employees or agents from and against any and all expenses, liabilities or other matters both as to action in his or her official capacity on behalf of the Company and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a Trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such Person, as provided in any By-Law adopted by a majority of the Board.

    All Persons dealing with or having any claim against the Trustees or any officer, agent or employee of the Company shall look only to the Company for the payment of any debt, claim, obligation or damage, or of any money or other thing that might become due or payable in any way, whether founded upon contract, tort or otherwise, and no Shareholder shall be personally or individually liable therefor. Each Shareholder shall be entitled to pro rata indemnity from the Company's assets if, contrary to the provisions hereof, such Shareholder is held to any personal liability for any debt, claim, obligation or damage, or of any money or other thing that might become due or payable in any way, whether founded upon contract, tort or otherwise, of the Company.

    The Board shall maintain liability insurance for the protection of the Company and those connected therewith, and cause any premiums therefor to be paid from Company assets."

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In the three years preceding the filing of this Registration Statement, the Company has issued the following securities without registration under the Securities Act:

    1. On July 15, 1997, pursuant to the terms of the preferred share purchase agreement, dated as of June 16, 1997, by and between the Company and Veqtor Finance Company, LLC ("Veqtor"), the Company issued 12,267,658 class A 9.5% cumulative convertible preferred shares of beneficial interest, $1.00 par value, in the Company, to Veqtor in exchange for $33,000,000 in cash.

    2. On July 15, 1997, the Company granted options to purchase 657,000 Class A Common Shares to certain trustees, officers and employees pursuant to the Trustee Share Plan and the Incentive Share Plan.

  The issuance of securities described in paragraph No. 1 was not subject to the registration requirements of Section 5 of the Securities Act because they were exempt from registration under Section 4(2) thereof for transactions by an issuer not involving any public offering. The issuance of securities described in paragraph No. 2 was not subject to the registration requirements of Section 5 of the Securities Act because the grant of the options did not involve an offer or sale under Section 2(a)(3) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  *1.1   Form of Underwriting Agreement.
   2.1   Interest Purchase Agreement, dated as of June 16, 1997, by and between
          John R. Klopp, Craig M. Hatkoff, and Valentine Wildove & Company,
          Inc. and the Registrant (filed as Exhibit 2.1 to the Registrant's
          Current Report on Form 8-K filed on July 30, 1997 and is incorporated herein by reference).
   3.1   Amended and Restated Declaration of Trust, dated July 15, 1997 (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on July 15, 1997 and is incorporated herein by reference).
   3.2   By-Laws of the Registrant (filed as Exhibit 3.2 to the Registrant's
          Current Report on Form 8-K filed on July 15, 1997 and is incorporated herein by reference).
   4.1   Certificate of Designation, Preferences and Rights of the Class A 9.5%
          Cumulative Convertible Preferred Shares and the Class B 9.5%
          Cumulative Convertible Non-Voting Preferred Shares (filed as Exhibit
          4.1 to the Registrant's Current Report on Form 8-K filed on July 15,
          1997 and is incorporated herein by reference).
  *5.1   Opinion of Greenberg Glusker Fields Claman & Machtinger LLP regarding legality of securities being registered.
  10.1   Preferred Share Purchase Agreement, dated as of June 16, 1997, by and between the Registrant and Veqtor Finance Company, LLC (filed as
          Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on
          July 30, 1997 and is incorporated herein by reference).
  10.2   Non-Negotiable Notes of the Registrant payable to John R. Klopp, Craig
          M. Hatkoff and Valentine Wildove & Company, Inc. (filed as Exhibit
          10.2 to the Registrant's Current Report on Form 8-K filed on July 30,
          1997 and is incorporated herein by reference).
  10.3   1997 Long-Term Incentive Share Plan, as amended (filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on July 15, 1997 and is incorporated herein by reference).
  10.4   1997 Non-Employee Trustee Share Plan, as amended (filed as Exhibit
          10.2 to the Registrant's Current Report on Form 8-K filed on July 15,
          1997 and is incorporated herein by reference).
  10.5   Employment Agreement, dated as of July 15, 1997, by and between the
          Registrant and John Klopp.

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
   10.6  Employment Agreement, dated as of July 15, 1997, by and between the
          Registrant and Craig M. Hatkoff.
   10.7  Consulting Agreement, dated as of July 15, 1997, by and between the
          Registrant and Gary R. Garrabrant.
   10.8  Sublease, dated as of July 29, 1997, between New York Job Development
          Authority, and Victor Capital Group, L.P.
  *11.1  Computation of Earnings (Loss) Per Share.
  *12.1  Computation of Ratio of Earnings to Fixed Charges.
  *12.2  Computation of Pro Forma Ratio of Earnings to Fixed Charges.
  *21.1  Subsidiaries of the Registrant.
   23.1  Consent of Coopers & Lybrand L.L.P., San Francisco, California
   23.2  Consent of David Berdon & Co. LLP, New York, New York
  *23.3  Consent of Battle Fowler LLP (included in and incorporated by reference to Exhibit 5.1 hereto).
   24.1  Power of Attorney (included in the signature pages of this
          Registration Statement).

--------
*To filed by amendment.

  (b) Financial Statement Schedules

  All schedules are omitted as inapplicable or because the required information is shown in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on October 6, 1997.

                                          CAPITAL TRUST
                                          (Registrant)

                                                     /s/ John R. Klopp
                                          By: _________________________________
                                             Name: John R. Klopp
                                             Title: Vice Chairman and Chief
                                                    Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John R. Klopp and Gary R. Garrabrant, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-1 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a trustee or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities as the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

          /s/ Samuel Zell            Chairman of the Board of       October 6, 1997
____________________________________  Trustees
            Samuel Zell

         /s/ John R. Klopp           Vice Chairman, Chief           October 6, 1997
____________________________________  Executive Officer and
           John R. Klopp              Trustee (Principal
                                      Executive Officer)

     /s/ Edward L. Shugrue III       Managing Director and Chief    October 6, 1997
____________________________________  Financial Officer
       Edward L. Shugrue III          (Principal Financial and
                                      Accounting Officer)

        /s/ Craig M. Hatkoff         Vice Chairman and Trustee      October 6, 1997
____________________________________
          Craig M. Hatkoff

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

       /s/ Gary R. Garrabrant        Trustee                        October 6, 1997
____________________________________
         Gary R. Garrabrant

       /s/ Sheli Z. Rosenberg        Trustee                        October 6, 1997
____________________________________
         Sheli Z. Rosenberg

       /s/  Lynne B. Sagalyn         Trustee                        October 6, 1997
____________________________________
          Lynne B. Sagalyn

       /s/ Martin L. Edelman         Trustee                        October 6, 1997
____________________________________
         Martin L. Edelman

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
   *1.1  Form of Underwriting Agreement.
    2.1  Interest Purchase Agreement, dated as of June 16, 1997, by and between John R. Klopp, Craig M. Hatkoff, and Valentine Wildove
          & Company, Inc. and the Registrant (filed as Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on July 30,
          1997 and incorporated herein by reference).
    3.1  Amended and Restated Declaration of Trust, dated July 15, 1997
          (filed as Exhibit 3.1 to the Registrant's Current Report on
          Form 8-K filed on July 15, 1997 and incorporated herein by reference).
    3.2  By-Laws of the Registrant (filed as Exhibit 3.2 to the
          Registrant's Current Report on Form 8-K filed on July 15, 1997 and incorporated herein by reference).
    4.1  Certificate of Designation, Preferences and Rights of the Class
          A 9.5% Cumulative Convertible Preferred Shares and the Class B
          9.5% Cumulative Convertible Non-Voting Preferred Shares (filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K
          filed on July 15, 1997 and incorporated herein by reference).
   *5.1  Opinion of Greenberg Glusker Fields Claman & Machtinger LLP
          regarding legality of securities being registered.
   10.1  Preferred Share Purchase Agreement, dated as of June 16, 1997, by and between the Registrant and Veqtor Finance Company, LLC
          (filed as Exhibit 10.1 to the Registrant's Current Report on
          Form 8-K filed on July 30, 1997 and incorporated herein by reference).
   10.2  Non-Negotiable Notes of the Registrant payable to John R.
          Klopp, Craig M. Hatkoff and Valentine Wildove & Company, Inc.
          (filed as Exhibit 10.2 to the Registrant's Current Report on
          Form 8-K filed on July 30, 1997 and incorporated herein by reference).
   10.3  1997 Long-Term Incentive Share Plan, as amended (filed as
          Exhibit 10.1 to the Registrant's Current Report on Form 8-K
          filed on July 15, 1997 and incorporated herein by reference).
   10.4  1997 Non-Employee Trustee Share Plan, as amended (filed as
          Exhibit 10.2 to the Registrant's Current Report on Form 8-K
          filed on July 15, 1997 and incorporated herein by reference).
   10.5  Employment Agreement, dated as of July 15, 1997, by and between the Registrant and John Klopp.
   10.6  Employment Agreement, dated as of July 15, 1997, by and between the Registrant and Craig M. Hatkoff.
   10.7  Consulting Agreement, dated as of July 15, 1997, by and between the Registrant and Gary R. Garrabrant.
   10.8  Sublease, dated as of July 29, 1997, between New York Job
          Development Authority, and Victor Capital Group, L.P.
  *11.1  Computation of Earnings (Loss) Per Share.
  *12.1  Computation of Ratio of Earnings to Fixed Charges.
  *12.2  Computation of Pro Forma Ratio of Earnings to Fixed Charges.
  *21.1  Subsidiaries of the Registrant.
   23.1  Consent of Coopers & Lybrand L.L.P., San Francisco, California.
   23.2  Consent of David Berdon & Co. LLP, New York, New York
  *23.3  Consent of Battle Fowler LLP (included in and incorporated by reference to Exhibit 5.1 hereto).
   24.1  Power of Attorney (included in the signature pages of this
          Registration Statement).

--------
*To filed by amendment.